Exhibit 10.1

EXECUTION VERSION

FIRST AMENDMENT TO TERM LOAN AGREEMENT, TERMINATION OF MANAGEMENT RIGHTS LETTER AND CONSENT

THIS FIRST AMENDMENT TO TERM LOAN AGREEMENT, TERMINATION OF MANAGEMENT RIGHTS LETTER AND CONSENT (this “Agreement”), dated as of November 16, 2021, is entered into among P3 HEALTH GROUP HOLDINGS, LLC, a Delaware limited liability company (“Borrower”), the Subsidiary Guarantors party hereto, the Lenders party hereto and CRG SERVICING LLC, as administrative agent and collateral agent (the “Agent”). All capitalized terms used herein and not otherwise defined herein shall have the meanings given to such terms in the Amended Term Loan Agreement (as defined below).

RECITALS

WHEREAS, P3 HEALTH GROUP HOLDINGS, LLC, a Delaware limited liability company, the Subsidiary Guarantors from time to time party thereto, the Lenders from time to time party thereto and the Agent have entered into that certain Term Loan Agreement, dated as of November 19, 2020 (as amended, restated, supplemented or modified from time to time, the “Existing Term Loan Agreement”);

WHEREAS, Foresight Acquisition Corp., a Delaware corporation (“Holdings”), Borrower and FAC Merger Sub LLC, a Delaware limited liability company (“FAC”), intend to consummate the transactions contemplated by that certain Agreement and Plan of Merger, dated as of May 25, 2021, by and among Holdings, FAC and the Borrower (as amended, restated or otherwise modified from time to time as described in Section 5(d)(iv) of this Agreement, the “Merger Agreement”) on the Merger Effective Date (as defined below) (collectively, the “Transactions”);

WHEREAS, in connection with the Transactions, the Obligors have requested that (a) the Existing Term Loan Agreement be amended to provide for certain modifications thereof and (b) the Lenders and the Administrative Agent consent to the consummation of the Transactions on the Merger Effective Date (including by agreeing that the Transactions shall not constitute a Change of Control); and

WHEREAS, the Lenders are willing to amend the Existing Term Loan Agreement and provide their consent to the consummation of the Transactions by Holdings, FAC and the Borrower, in each case, subject to the terms and conditions hereof.

NOW, THEREFORE, in consideration of the premises and the mutual covenants contained herein, and for other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the parties hereto agree as follows:

1.             Amendments to Existing Term Loan Agreement. Effective as of the Merger Effective Date and subject to the satisfaction of the conditions set forth in Sections 4 and 5 below:

(a)           the Existing Term Loan Agreement is hereby amended by this Agreement and for ease of reference restated (after giving effect to this Agreement) in the form of Annex A hereto (the Existing Term Loan Agreement, as so amended by this Agreement, being referred to as the “Amended Term Loan Agreement”);

(b)           Exhibits A, B, C-1, C-2, C-3, C-4, D and E to the Existing Term Loan Agreement are hereby amended to read as provided on Exhibits A, B, C-1, C-2, C-3, C-4, D and E hereto, respectively; and

(c)           Schedule 7.05(b)(i) to the Existing Term Loan Agreement is hereby amended by adding the following trade name to clause (E) thereof:

P3 Health Partners LLC - owner of “P3 Senior Wellness Center” registration number 9203985 Arizona Secretary of State, registered February 12, 2021.

2.             Consent. Effective as of the Merger Effective Date and subject to the satisfaction of the conditions set forth in Sections 4 and 5 below, the Lenders and the Agent hereby (a) consent to the consummation of the Transactions on the Merger Effective Date and (b) agree that the consummation of the Transactions on the Merger Effective Date shall not, in and of itself, constitute a Change of Control (as defined in the Existing Term Loan Agreement). The above consent shall not otherwise modify or affect the Obligors’ obligations to comply fully with the terms of any duty, term, condition or covenant contained in the Amended Term Loan Agreement or any other Loan Document in the future and is limited solely to the matters set forth in this Section 3. Nothing contained in this Agreement shall be deemed to constitute a waiver of any duty, term, condition or covenant contained in the Amended Term Loan Agreement in the future, or any other rights or remedies the Agent or any Lender may have under the Amended Term Loan Agreement or any other Loan Documents or under applicable Law.

3.             Termination of Management Rights Letter. The parties hereto agree that, effective as of the Merger Effective Date and subject to the satisfaction of the conditions set forth in Sections 4 and 5 below, the Management Rights Letter (as defined in the Existing Term Loan Agreement) shall terminate and be of no further force and effect.

4.             Conditions Precedent to First Amendment. The effectiveness of this Agreement shall be subject to the satisfaction of each of the following conditions precedent (the date of such satisfaction, the “Amendment Effective Date”):

(a)           receipt by the Agent of counterparts of this Agreement duly executed by the Obligors, the Lenders and the Agent;

(b)           no Default or Event of Default has occurred and is continuing as of the Amendment Effective Date;

(c)           the representation and warranty in Section 8(c)(iv) of this Agreement shall be true and correct in all material respects; and

(d)           receipt by the applicable party of all reasonable fees, charges and disbursements of the Agent and the Lenders in connection with the preparation, execution and delivery of this Agreement (including the reasonable fees, charges and disbursements of Moore & Van Allen PLLC).

5.             Conditions Precedent to Merger Effective Date. The effectiveness of this Agreement shall be subject to the satisfaction of each of the following conditions precedent (the date of such satisfaction, the “Merger Effective Date”):

(a)           receipt by the Lender of Lien and Intellectual Property searches for FAC, with results reasonably satisfactory to the Agent.

(b)           receipt by the Agent of satisfactory evidence that all existing Indebtedness, if any, of FAC (excluding Indebtedness permitted to exist pursuant to Section 9.01 of the Amended Term Loan Agreement) shall have been repaid in full and all security interests related thereto terminated on or prior to the First Amendment Effective Date;

(c)           receipt by the Agent of the following documents, each of which shall be in form and substance reasonably satisfactory to the Agent:

(i)            a Ratification and Assumption Agreement, substantially in the form attached hereto as Annex B, executed by FAC, pursuant to which FAC, upon consummation of the Transactions, shall become the “Borrower” under the Amended Term Loan Agreement and under each other Loan Document and shall succeed to all of the Borrower’s obligations, liabilities, indebtedness and rights as “Borrower” under the Amended Term Loan Agreement and each other Loan Document;

(ii)           certified copies of (A) the constitutive documents of FAC, (B) resolutions of the Board (or shareholders, if applicable) of FAC authorizing the Transactions and the execution, delivery and performance of the Ratification and Assumption Agreement described in the foregoing clause (i), the Amended Term Loan Agreement and the other Loan Documents to which it is a party and (C) a good standing certificate (or their equivalent) of FAC dated as of a recent date;

(iii)          a certificate of FAC as to the authority, incumbency and specimen signatures of the Responsible Officers who have executed the Ratification and Assumption Agreement described in the foregoing clause (i), the other Loan Documents to which it is a party and any other documents in connection herewith or therewith on behalf of FAC;

(iv)          a customary favorable opinion, dated as of the Merger Effective Date, of counsel to Obligors;

(v)           a capitalization table of FAC on a pro forma basis after giving effect to the Transactions;

(vi)          a UCC-1 financing statement in proper form for filing against FAC in its jurisdiction of formation;

(vii)         Short-Form IP Security Agreements, duly executed and delivered by FAC with respect to its registered Intellectual Property, if any, in proper form for filing with the United States Patent and Trademark Office or the United States Copyright office, as applicable; and

(viii)        a counterpart signature page to this Agreement executed by Holdings solely for the purpose of agreeing to comply with Section 9.19 of the Amended Term Loan Agreement commencing as of the Merger Effective Date.

(d)           receipt by the Agent of a certificate of a Responsible Officer of Borrower certifying that (i) no Specified Default has occurred and is continuing; (ii) since May 25, 2021, (A) no Company Material Adverse Effect (as defined in the Merger Agreement) shall have occurred and no event or circumstance that may result in or cause a Company Material Adverse Effect (as defined in the Merger Agreement) shall have occurred and (B) no Foresight Material Adverse Effect (as defined in the Merger Agreement) shall have occurred and no event or circumstance that may result in or cause a Foresight Material Adverse Effect (as defined in the Merger Agreement) shall have occurred; (iii) the Merger Agreement is in full force and effect; (iv) the closing of the Transactions shall have occurred on the Merger Effective Date on the terms set forth in the Merger Agreement and in compliance with applicable Law and regulatory approvals; provided, that, no provision of the Merger Agreement shall have been waived, amended, supplemented, or otherwise modified in a manner adverse to the Agent or Lenders in any material respect without the consent of the Agent (such consent not to be unreasonably withheld, delayed or conditioned) (for purposes of the foregoing condition, it is hereby understood and agreed that (A) any reduction in the Company Closing Consideration (as defined in the Merger Agreement), other than a reduction in the Company Closing Consideration in accordance with the express terms of the Merger Agreement, shall be deemed to be materially adverse to the interests of the Lenders (in their capacities as such), (B) any increase in the subscription price for the Class V Common Stock (as defined in the merger Agreement) shall be deemed to be materially adverse to the interests of the Lenders (in their capacities as such) and (C) any change to or consent granted under the definition of Company Material Adverse Effect (as defined in the Merger Agreement) or Foresight Material Adverse Effect (as defined in the Merger Agreement) shall be deemed to be materially adverse to the Lenders (in their capacities as such)); (v) the representations and warranties made by or on behalf of Holdings and its Subsidiaries (including, without limitation, FAC Merger Sub LLC) in the Merger Agreement that are material to the interests of the Lenders, in their capacity as such, shall be true and correct to the extent required under the Merger Agreement (but only to the extent that Borrower (prior to giving effect to the Transactions) or any of its Affiliates has the right (taking into account any applicable cure provisions) to terminate the obligations of Borrower (prior to giving effect to the Transactions) or any of its Affiliates under the Merger Agreement or to decline to consummate the Transactions (in each case, in accordance with the terms of the Merger Agreement) as a result of a breach of such representations and warranties in the Merger Agreement; and (vii) the Specified Representations shall be true and correct in all material respects (and in all respects with respect to any such Specified Representation that is already qualified by materiality or reference to Material Adverse Change or Material Adverse Effect);

(e)           receipt by the Agent of a certificate of FAC’s chief financial officer certifying on behalf of FAC and its Subsidiaries, that FAC and its Subsidiaries, on a consolidated basis after giving effect to the Transactions, are Solvent; and

(f)            the closing of the Transactions shall have occurred on or prior to February 25, 2022.

6.             Post-Closing Requirement. Within forty-five (45) days of the Merger Effective Date (or such later date as the Agent may agree in its sole discretion), the Obligors shall deliver to the Agent certificates and endorsements of insurance evidencing the existence of all insurance required to be maintained by FAC pursuant to Section 8.05 of the Amended Term Loan Agreement and the designation of the Agent as the lender’s loss payee or additional named insured, as the case may be, thereunder.

7.             Reaffirmation. Each of the Obligors acknowledges and reaffirms (a) that it is bound by all of the terms of the Loan Documents to which it is a party and (b) that it is responsible for the observance and full performance of all Obligations, including without limitation, the repayment of the Loans. Furthermore, the Obligors acknowledge and confirm (i) that the Lenders have performed fully all of their obligations under the Existing Term Loan Agreement and the other Loan Documents arising on or before the date hereof other than their respective obligations specifically set forth in this Agreement and (ii) that by entering into this Agreement, the Lenders do not, except as expressly set forth herein, waive or release any term or condition of the Amended Term Loan Agreement or any of the other Loan Documents or any of their rights or remedies under such Loan Documents or any applicable law or any of the Obligations of the Obligors thereunder.

8.             Miscellaneous.

(a)           Effective as of the Merger Effective Date, the Amended Term Loan Agreement and the Obligations of the Obligors thereunder and under the other Loan Documents, are hereby ratified and confirmed and shall remain in full force and effect according to their terms, as amended by this Agreement. This Agreement is a Loan Document.

(b)           Each Guarantor (i) acknowledges and consents to all of the terms and conditions of this Agreement, (ii) affirms all of its Obligations under the Loan Documents, and (iii) agrees that this Agreement and all documents executed in connection herewith do not operate to reduce or discharge its Obligations under the Amended Term Loan Agreement or the other Loan Documents.

(c)           The Obligors represent and warrant to the Agent and the Lenders that, as of the Amendment Effective Date:

(i)            each Obligor has taken all necessary corporate, limited liability company or other organizational action to authorize the execution, delivery and performance of this Agreement;

(ii)           this Agreement has been duly executed and delivered by each Obligor and constitutes a legal, valid and binding obligation of each Obligor, enforceable against each such Obligor in accordance with its terms, subject to bankruptcy, insolvency and similar laws affecting enforceability of creditors’ rights generally and to general principles of equity;

(iii)          no approval, consent, exemption, authorization or other action by, or notice to, or filing with, any Governmental Authority or any other Person is necessary or required in connection with the execution, delivery or performance by, or enforcement against, any Obligor of this Agreement other than (A) those that have already been obtained and are in full force and effect and (B) those that may be required under any applicable notices under securities laws; and

(iv)          (A) the representations and warranties of each Obligor contained in Section 7 of the Existing Term Loan Agreement or in any other Loan Document, or which are contained in any document furnished at any time under or in connection therewith, are true and correct in all material respects (and in all respects if any such representation and warranty is already qualified by materiality or reference to Material Adverse Change or Material Adverse Effect) on and as of the date hereof, except to the extent that such representations and warranties specifically refer to an earlier date, in which case they are true and correct in all material respects (and in all respects if any such representation and warranty is already qualified by materiality or reference to Material Adverse Change or Material Adverse Effect) as of such earlier date and (B) no event has occurred and is continuing which constitutes a Default or an Event of Default.

(d)           Each of the Obligors hereby affirms the Liens created and granted in the Loan Documents in favor of the Agent, for the benefit of the Secured Parties, and agrees that this Agreement does not adversely affect or impair such Liens and security interests in any manner.

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(e)           This Agreement may be executed in counterparts (and by different parties hereto in different counterparts), each of which shall constitute an original, but all of which when taken together shall constitute a single contract. Delivery of an executed counterpart of a signature page of this Agreement by facsimile or other electronic imaging means (e.g. “pdf” or “tif”) shall be effective as delivery of a manually executed counterpart of this Agreement.

(f)            If any provision of this Agreement is held to be illegal, invalid or unenforceable, (i) the legality, validity and enforceability of the remaining provisions of this Agreement shall not be affected or impaired thereby and (ii) the parties shall endeavor in good faith negotiations to replace the illegal, invalid or unenforceable provisions with valid provisions the economic effect of which comes as close as possible to that of the illegal, invalid or unenforceable provisions. The invalidity of a provision in a particular jurisdiction shall not invalidate or render unenforceable such provision in any other jurisdiction.

(g)           THIS AGREEMENT AND ANY CLAIM, CONTROVERSY, DISPUTE OR CAUSE OF ACTION (WHETHER IN CONTRACT OR TORT OR OTHERWISE) BASED UPON, ARISING OUT OF OR RELATING TO THIS AGREEMENT AND THE TRANSACTIONS CONTEMPLATED HEREBY, SHALL BE GOVERNED BY, AND CONSTRUED IN ACCORDANCE WITH, THE LAWS OF THE STATE OF NEW YORK.

[SIGNATURE PAGES FOLLOW]

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IN WITNESS WHEREOF, the parties hereto have caused this Agreement to be duly executed as of the date first above written.

BORROWER:	P3 HEALTH GROUP HOLDINGS, LLC

By:	/s/ Sherif Abdou

Name:	Sherif Abdou, M.D.
Title:	CEO

SUBSIDIARY GUARANTORS:

P3 HEALTH PARTNERS, LLC	P3 HEALTH GROUP MANAGEMENT, LLC

By:	/s/ Sherif Abdou	By:	/s/ Sherif Abdou

Name: Sherif Abdou, M.D.	Name: Sherif Abdou, M.D.
Title: CEO	Title: CEO

P3 HEALTH GROUP CONSULTING, LLC	P3 HEALTH PARTNERS-NEVADA, LLC

By:	/s/ Sherif Abdou	By:	/s/ Sherif Abdou

Name: Sherif Abdou, M.D.	Name: Sherif Abdou, M.D.
Title: CEO	Title: CEO

P3 HEALTH PARTNERS-OREGON, LLC	P3 HEALTH PARTNERS-FLORIDA, LLC

By:	/s/ Sherif Abdou	By:	/s/ Sherif Abdou

Name: Sherif Abdou, M.D.	Name: Sherif Abdou, M.D.
Title: CEO	Title: CEO

P3 HEALTH PARTNERS ACO, LLC

By:	/s/ Sherif Abdou

Name: Sherif Abdou, M.D.
Title: CEO

P3 Health Group Holdings, LLC

FIRST AMENDMENT

AGENT:	CRG SERVICING LLC

By:	/s/ Nathan Hukill

Name:	Nathan Hukill
Title:	Authorized Signatory

LENDERS:	CRG PARTNERS IV L.P.

By:	CRG PARTNERS IV GP L.P., its general partner

By:	CRG PARTNERS IV GP LLC, its general partner

By:	/s/ Nathan Hukill

Name:	Nathan Hukill
Title:	Authorized Signatory

CRG PARTNERS IV – PARALLEL FUND “C” (CAYMAN) L.P.

By:	CR GROUP L.P.., its investment advisor

By:	/s/ Nathan Hukill

Name:	Nathan Hukill
Title:	Authorized Signatory

CRG PARTNERS IV – CAYMAN LEVERED L.P.

By:	CRG PARTNERS IV (CAYMAN) GP L.P., its general partner

By:	CRG PARTNERS IV GP LLC, its general partner

By:	/s/ Nathan Hukill

Name:	Nathan Hukill
Title:	Authorized Signatory

P3 Health Group Holdings, LLC

FIRST AMENDMENT

HOLDINGS (upon the Merger Effective

Date solely for the purpose of agreeing

to comply with Section 9.19 of the

Amended Term Loan Agreement

commencing as of the Merger Effective

Date):	FORESIGHT ACQUISITION CORP.

By:	/s/ Sherif Abdou

Name:	Sherif Abdou
Title:	Chief Executive Officer

P3 Health Group Holdings, LLC

FIRST AMENDMENT

ANNEX A

Amended Term Loan Agreement

(See Attached)

ANNEX A

TERM LOAN AGREEMENT

dated as of

November 19, 2020

among

At all times prior to the Merger Effective Date, P3 HEALTH GROUP HOLDINGS, LLC, and following the occurrence of the Merger Effective Date, P3 HEALTH GROUP, LLC (formerly known as FAC MERGER SUB LLC, successor by merger to P3 HEALTH GROUP HOLDINGS, LLC), as Borrower,

the Subsidiary Guarantors from time to time party hereto,

the Lenders from time to time party hereto

and

CRG SERVICING LLC,

as Administrative Agent and Collateral Agent

U.S. $100,000,000

-i-

(continued)

-ii-

(continued)

-iii-

(continued)

-iv-

(continued)

-v-

SCHEDULES AND EXHIBITS

Schedule 1	-	Commitments and Warrant Shares
Schedule 7.05(b)(i)	-	Certain Intellectual Property
Schedule 7.05(b)(ii)	-	Intellectual Property Exceptions
Schedule 7.05(c)	-	Material Intellectual Property
Schedule 7.12	-	Information Regarding Subsidiaries
Schedule 7.13(a) (I and II)	-	Existing Indebtedness
Schedule 7.13(b) (I and II)	-	Existing Liens
Schedule 7.14	-	Material Agreements
Schedule 7.16	-	Real Property
Schedule 7.17	-	Pension Matters
Schedule 9.05	-	Existing Investments
Schedule 9.10	-	Transactions with Affiliates
Schedule 9.11	-	Restrictive Agreements
Schedule 13.05	-	Disqualified Lenders

Exhibit A	-	Form of Guarantee Assumption Agreement
Exhibit B	-	Form of Notice of Borrowing
Exhibit C-1	-	Form of U.S. Tax Compliance Certificate
Exhibit C-2	-	Form of U.S. Tax Compliance Certificate
Exhibit C-3	-	Form of U.S. Tax Compliance Certificate
Exhibit C-4	-	Form of U.S. Tax Compliance Certificate
Exhibit D	-	Form of Compliance Certificate
Exhibit E	-	Form of Landlord Consent

TERM LOAN AGREEMENT, dated as of November 19, 2020 (this “Agreement”), among the Borrower (as defined herein), the Subsidiary Guarantors from time to time party hereto, the Lenders from time to time party hereto and CRG Servicing LLC, a Delaware limited liability company (“CRG Servicing”), as administrative agent and collateral agent for the Lenders (in such capacities, together with its successors and assigns, “Administrative Agent”).

WITNESSETH:

Borrower has requested the Lenders to make term loans to Borrower, and the Lenders are prepared to make such term loans on and subject to the terms and conditions hereof;

NOW THEREFORE, in consideration of the mutual covenants and agreements herein contained, the parties hereto covenant and agree as follows:

SECTION 1
DEFINITIONS

1.01	Certain Defined Terms. As used herein, the following terms have the following respective meanings:

“acceleration” and “Acceleration” have the meanings set forth in Section 11.02.

“Acceleration Premium” has the meaning set forth in Section 11.02(c).

“Accounting Change Notice” has the meaning set forth in Section 1.04(a).

“Acquisition” means any transaction, or any series of related transactions, by which any Person directly or indirectly, by means of a take-over bid, tender offer, amalgamation, merger, purchase or license of assets, or any similar transaction, (a) acquires any business or product, or any division, product, service, procedure or line of business or all or substantially all of the assets, in each case, of any Person, (b) acquires control of securities of a Person representing more than fifty percent (50%) of the ordinary voting power for the election of the Board of such Person if the business affairs of such Person are managed by a Board, or (c) acquires control of more than fifty percent (50%) of the ownership interest in a Person that is not managed by a Board.

“Act” has the meaning set forth in Section 13.17.

“Affected Lender” has the meaning set forth in Section 2.06(a).

“Affiliate” means, with respect to a specified Person, another Person that directly, or indirectly through one or more intermediaries, Controls or is Controlled by or is under common Control with the Person specified.

“Agreement” has the meaning set forth in the introduction hereto.

“Anti-Corruption Laws” means all laws, rules, and regulations of any jurisdiction applicable to any Obligor, its Subsidiaries or Affiliates from time to time concerning or relating to bribery or corruption, including the United States Foreign Corrupt Practices Act of 1977, as amended, and the rules and regulations thereunder.

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“Anti-Money Laundering Laws” means any and all laws, statutes, regulations or obligatory government orders, decrees, ordinances or rules applicable to an Obligor, its Subsidiaries or Affiliates related to terrorism financing or money laundering, including any applicable provision of the Act and The Currency and Foreign Transaction Reporting Act (also known as the “Bank Secrecy Act,” 31 U.S.C. §§5311-5330 and 12 U.S.C. §§ 1818(s), 1820(b) and 1951-1959).

“Asset Sale” has the meaning set forth in Section 9.09.

“Asset Sale Net Proceeds” means the aggregate amount of the cash proceeds and Permitted Cash Equivalent Investments received from any Asset Sale or Involuntary Disposition, net of (a) any bona fide costs and expenses incurred in connection with such Asset Sale or Involuntary Disposition, as applicable, (b) income, franchise, sales and other applicable taxes paid or required to be paid (as reasonably estimated in good faith by Borrower) as a result of such Asset Sale or Involuntary Disposition, as applicable, in respect of the taxable year such Asset Sale or Involuntary Disposition, as applicable, is consummated, the computation of which shall, in each case take into account the actual reduction in tax liability resulting from any available operating losses, net operating loss carryovers, tax credits, tax carry forwards or similar tax attributes, or deductions and any tax sharing arrangements, (c) amounts required to be applied to repay principal, interest and prepayment premiums and penalties on Indebtedness (other than the Obligations) secured by a Permitted Priority Lien on the asset which is the subject of such Asset Sale or Involuntary Disposition, as applicable and (d) the amount of any reasonable reserve established in accordance with GAAP against any adjustment to the sale price or any liabilities related to any of the assets sold (provided, that, to the extent and at the time any such amounts are released from reserve, such amounts shall constitute Asset Sale Net Proceeds).

“Assignment and Assumption” means an assignment and assumption entered into by a Lender and an assignee of such Lender.

“Back-End Facility Fee” has the meaning set forth in the Fee Letter.

“Bankruptcy Code” means Title 11 of the United States Code entitled “Bankruptcy.”

“Benefit Plan” means any of (a) an “employee benefit plan” (as defined in ERISA) that is subject to Title I of ERISA, (b) a “plan” as defined in and subject to Section 4975 of the Code or (c) any Person whose assets include (for purposes of ERISA Section 3(42) or otherwise for purposes of Title I of ERISA or Section 4975 of the Code) the assets of any such “employee benefit plan” or “plan”.

“Board” means (a) with respect to a corporation, the board of directors of the corporation or any committee thereof to the extent duly authorized to act on behalf of such board, (b) with respect to a partnership, the board of directors of the general partner of the partnership, (c) with respect to a limited liability company, the managing member or members or any controlling committee of managing members thereof or if not member-managed, the managers thereof, or any committee of managing members or managers thereof to the extent duly authorized to act on behalf of such Persons, and (d) with respect to any other Person, the board or committee of such Person serving a similar function.

“Bona Fide Debt Fund” means any debt fund or investment vehicle that is primarily engaged in making, purchasing, holding or otherwise investing in commercial loans or bonds and similar extensions of credit in the ordinary course of business.

“Borrower” means (a) prior to the consummation of the First Amendment Merger Transaction, P3 HEALTH GROUP HOLDINGS, LLC, a Delaware limited liability company, and (b) upon the consummation of the First Amendment Merger Transaction, P3 HEALTH GROUP, LLC, a Delaware limited liability company, formerly known as FAC MERGER SUB LLC, successor by merger to P3 HEALTH GROUP HOLDINGS, LLC.

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“Borrower Party” has the meaning set forth in Section 13.03(c).

“Borrowing” means a borrowing consisting of Loans made on the same day by the Lenders according to their respective Commitments (including a borrowing of a PIK Loan).

“Borrowing Date” means the date of a Borrowing.

“Borrowing Notice Date” means, (a) in the case of the Borrowing on the Closing Date, a date that is at least one (1) Business Day prior to the Closing Date and, (b) in the case of a subsequent Borrowing (other than with respect to a PIK Loan), a date that is at least fifteen (15) Business Days prior to the Borrowing Date of such Borrowing.

“Business Day” means a day (other than a Saturday or Sunday) on which commercial banks are not authorized or required to close in New York City.

“Capital Lease Obligations” means, as to any Person, the obligations of such Person to pay rent or other amounts under a lease of (or other agreement conveying the right to use) real and/or personal Property which obligations are required to be classified and accounted for as a capital lease on a balance sheet of such Person under GAAP and, for purposes of this Agreement, the amount of such obligations shall be the capitalized amount thereof, determined in accordance with GAAP.

“Change of Control” means (a) at any time and for any reason whatsoever, any “person” or “group” (within the meaning of Sections 13(d) and 14(d) of the Exchange Act), other than any of the Holdings Permitted Holders, is or becomes the beneficial owner (as defined in Rule 13d-3 under the Exchange Act, except that a person or group shall be deemed to have “beneficial ownership” of all securities that such person or group has the right to acquire (such right, an “option right”), whether such right is exercisable immediately or only after the passage of time), directly or indirectly, of thirty-five percent (35%) or more of the Equity Interests of Holdings entitled to vote for members of the Board of Holdings on a fully diluted basis (and taking into account all such securities that such person or group has the right to acquire pursuant to any option right), (b) at any time and for any reason whatsoever, the Permitted Holders shall cease to own and control, directly or indirectly, beneficially and of record, Equity Interests representing more than fifty percent (50%) of the aggregate ordinary voting power for the election of the Board of Borrower represented by the issued and outstanding Equity Interests of Borrower on a fully-diluted basis, (c) at any time and for any reason whatsoever, Holdings shall cease to be the sole managing member of the Borrower (as contemplated by the Post-Closing LLCA as in effect on the Merger Effective Date), (d) the occurrence of any “Change of Control” (or any equivalent term) under any documentation governing Material Indebtedness (other than the Intermountain Subordinated Debt) or (e) the occurrence of any “Change of Control Transaction” under any Intermountain Note Document.

“Claims” means any claims, demands, complaints, grievances, actions, applications, suits, causes of action, orders, charges, indictments, prosecutions, informations (brought by a public prosecutor without grand jury indictment) or other similar processes, assessments or reassessments.

“Clinic” means a medical practice, ambulatory surgery center, facility, clinic, center or location owned, operated or managed by Borrower, any Subsidiary or any Managed Practice from which a Managed Practice or Licensed Provider provides or furnishes healthcare goods or services governed by applicable Laws.

“Closing Date” means November 19, 2020.

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“CMS” means the Centers for Medicare & Medicaid Services of the U.S. Department of Health and Human Services, the federal agency responsible for administering Medicare, Medicaid, SCHIP (State Children’s Health Insurance Program) and other federal health-related programs.

“Code” means the Internal Revenue Code of 1986, as amended from time to time, and the rules and regulations promulgated thereunder from time to time.

“Collateral” means any Property in which a Lien is purported to be granted under any of the Security Documents (or all such Property, as the context may require).

“Commitment” means, with respect to each Lender, the obligation of such Lender to make Loans to Borrower pursuant to Section 2.01 in accordance with the terms and conditions of this Agreement, which commitment is in the principal amount set forth opposite such Lender’s name on Schedule 1 under the caption “Commitment”, as such Schedule may be amended from time to time. The aggregate amount of the Commitments on the Closing Date is one hundred million Dollars ($100,000,000). For purposes of clarification, the amount of any PIK Loans shall not reduce the amount of the available Commitments.

“Commitment Period” means the period from and including the first date on which all of the conditions precedent set forth in Section 6.01 have been satisfied (or waived by the Lenders) and through and including February 28, 2022.

“Commodity Account” has the meaning set forth in the Security Agreement.

“Compliance Certificate” has the meaning given to such term in Section 8.01(c).

“Connection Income Taxes” means Other Connection Taxes that are imposed on or measured by net income (however denominated) or that are franchise Taxes or branch profits Taxes.

“Contracts” means contracts, licenses, leases, agreements, obligations, promises, undertakings, understandings, arrangements, documents, commitments, entitlements or engagements under which a Person has, or will have, any liability or contingent liability (in each case, whether written or oral, express or implied).

“Control” means, in respect of a particular Person, the possession, directly or indirectly, of the power to direct or cause the direction of the management or policies of such Person, whether through the ability to exercise voting power, by contract or otherwise. “Controlling” and “Controlled” have meanings correlative thereto.

“Controlled Foreign Corporation” means a “controlled foreign corporation” as defined in Section 957(a) of the Code.

“Controlled Investment Affiliate” means, as to any Person, any other Person which directly or indirectly is in control of, is controlled by, or is under common control with such Person and is organized by such first Person (or any other Person controlling such first Person) primarily for making equity investments in Borrower, Holdings or any other portfolio companies in the ordinary course of business.

“Copyright” has the meaning set forth in the Security Agreement.

“Default” means any Event of Default and any event that, upon the giving of notice, the lapse of time or both, would constitute an Event of Default.

4

“Default Rate” has the meaning set forth in Section 3.02(b).

“Defaulting Lender” means, subject to Section 2.05, any Lender that (a) has failed to perform any of its funding obligations hereunder, including in respect of its Loans, within three (3) Business Days of the date required to be funded by it hereunder, (b) has notified Borrower or any Lender that it does not intend to comply with its funding obligations or has made a public statement to that effect with respect to its funding obligations hereunder or under other agreements in which it commits to extend credit, or (c) has, or has a direct or indirect parent company that has, (i) become the subject of an Insolvency Proceeding, (ii) had a receiver, conservator, trustee, administrator, assignee for the benefit of creditors or similar Person charged with reorganization or liquidation of its business or a custodian appointed for it, or (iii) taken any action in furtherance of, or indicated its consent to, approval of or acquiescence in any such proceeding or appointment; provided, that, a Lender shall not be a Defaulting Lender solely by virtue of the ownership or acquisition of any equity interest in that Lender or any direct or indirect parent company thereof by a Governmental Authority.

“Deposit Account” has the meaning set forth in the Security Agreement.

“Disqualified Equity Interest” means, with respect to any Person, any Equity Interest of such Person which, by its terms (or by the terms of any security into which it is convertible or for which it is putable or exchangeable), or upon the happening of any event, (a) matures (excluding any maturity as the result of an optional redemption by the issuer thereof) or is mandatorily redeemable (other than solely for Qualified Equity Interests), pursuant to a sinking fund obligation or otherwise, or is redeemable at the option of the holder thereof (other than solely for Qualified Equity Interests), in whole or in part, prior to the ninety-first (91st) day after the Stated Maturity Date, (b) requires the payment of any cash dividends at any time prior to the ninety-first (91st) day after the Stated Maturity Date, (c) contains any repurchase obligation which may come into effect prior to the Stated Maturity Date, or (d) is convertible into or exchangeable (unless at the sole option of the issuer thereof) for (i) debt securities or (ii) any Equity Interests referred to in clause (a), (b) or (c) above, at any time prior to the ninety-first (91st) day after the Stated Maturity Date; provided, that, (x) any Equity Interests that would not constitute Disqualified Equity Interests but for provisions thereof giving holders thereof (or the holders of any security into or for which such Equity Interests are convertible, exchangeable or exercisable) the right to require the issuer thereof to redeem or repurchase such Equity Interests upon the occurrence of a change in control or an asset sale occurring prior to the ninety-first (91st) day after the Stated Maturity Date shall not constitute Disqualified Equity Interests to the extent that such Equity Interests provide that the issuer thereof will not redeem or repurchase any such Equity Interests pursuant to such provisions prior to the termination of all Commitments and repayment in full of the Obligations (other than contingent indemnification obligations for which no claim has been made) and (y) if any Equity Interest is issued to any current or former employee, director or consultant or to any plan for the benefit of current or former employees, directors or consultants of Holdings, the Borrower or any of its Subsidiaries or by any such plan to such current or former employees, directors or consultants, such Equity Interest will not constitute Disqualified Equity Interests solely because it may be required to be repurchased by Holdings, Borrower or any of its Subsidiaries in order to satisfy applicable statutory or regulatory obligations.

“Disqualified Lender” means, on any date, (a) any Person identified on Schedule 13.05 and (b) any Affiliate of a Person identified pursuant to clause (a) above (other than an Affiliate that is a Bona Fide Debt Fund) that either (i) has been identified in writing from time to time by Borrower in a written notice to Administrative Agent and the Lenders not less than two (2) Business Days prior to such date or (ii) is clearly identifiable as an Affiliate of a Person identified pursuant to clause (a) on the basis of such Affiliate’s name; provided, that, “Disqualified Lenders” shall exclude any Person that Borrower has designated as no longer being a “Disqualified Lender” by written notice delivered to Administrative Agent and the Lenders from time to time.

“Dollars” and “$” means lawful money of the United States of America.

“Domestic Subsidiary” means any Subsidiary that is organized under the laws of any state of the United States or the District of Columbia.

“Eligible Transferee” means and includes a commercial bank, an insurance company, a finance company, a financial institution, any investment fund that invests in loans or any other “accredited investor” (as defined in Regulation D of the Securities Act) that is principally in the business of managing investments or holding assets for investment purposes; provided, however, that, in no event shall a Disqualified Lender constitute an Eligible Transferee.

“Environmental Law” means any federal, state, provincial or local governmental law, rule, regulation, order, writ, judgment, injunction or decree relating to pollution or protection of the environment or the treatment, storage, disposal, release, threatened release or handling of hazardous materials, and all local laws and regulations related to environmental matters and any specific agreements entered into with any competent authorities which include commitments related to environmental matters.

“Environmental Liability” means any liability, contingent or otherwise (including any liability for damages, costs of environmental remediation, fines, penalties or indemnities), of the Borrower or any Subsidiary directly or indirectly resulting from or based upon (a) any violation of any Environmental Law, (b) the generation, use, handling, transportation, storage, treatment or disposal of any Hazardous Material, (c) any exposure to any Hazardous Material, (d) the release or threatened release of any Hazardous Materials into the environment or (e) any contract, agreement or other consensual arrangement pursuant to which liability is assumed or imposed with respect to any of the foregoing.

“Equity Interest” means, with respect to any Person, any and all shares (including, for the avoidance of doubt, shares of capital stock), interests, participations or other equivalents, including membership interests (however designated, whether voting or nonvoting), of equity of such Person, including, if such Person is a partnership, partnership interests (whether general or limited) and any other interest or participation that confers on a Person the right to receive a share of the profits and losses of, or distributions of property of, such partnership, but excluding debt securities convertible or exchangeable into such equity or other interests described in this definition.

“Equity Transfer Restriction Agreement” means a restriction ownership agreement among Borrower or any Subsidiary, a Managed Practice and one or more shareholders of such Managed Practice, in each case (a) to the extent in effect as of the Closing Date, in form and substance reasonably satisfactory to Administrative Agent and (b) thereafter, in form and substance substantially consistent with the restriction ownership agreements in effect as of the Closing Date.

“Equivalent Amount” means, with respect to an amount denominated in one currency, the amount in another currency that could be purchased by the amount in the first currency determined by reference to the Exchange Rate at the time of determination.

“ERISA” means the United States Employee Retirement Income Security Act of 1974, as amended, and the rules and regulations promulgated thereunder.

“ERISA Affiliate” means, collectively, any Obligor, any Subsidiary thereof, and any Person under common control, or treated as a single employer, with any Obligor or Subsidiary thereof, within the meaning of Section 414(b), (c), (m) or (o) of the Code.

“ERISA Event” means (a) a reportable event as defined in Section 4043 of ERISA with respect to a Title IV Plan, excluding, however, such events as to which the PBGC by regulation has waived the requirement of Section 4043(a) of ERISA that it be notified within 30 days of the occurrence of such event; (b) the applicability of the requirements of Section 4043(b) of ERISA with respect to a contributing sponsor, as defined in Section 4001(a)(13) of ERISA, to any Title IV Plan where an event described in paragraph (9), (10), (11), (12) or (13) of Section 4043(c) of ERISA is reasonably expected to occur with respect to such plan within the following 30 days; (c) a withdrawal by any Obligor or any ERISA Affiliate thereof from a Title IV Plan or the termination of any Title IV Plan resulting in liability under Sections 4063 or 4064 of ERISA; (d) the withdrawal of any Obligor or any ERISA Affiliate thereof in a complete or partial withdrawal (within the meaning of Section 4203 and 4205 of ERISA) from any Multiemployer Plan if there is any potential liability therefor, or the receipt by any Obligor or any ERISA Affiliate thereof of notice from any Multiemployer Plan that it is insolvent pursuant to Section 4241 or 4245 of ERISA; (e) the filing of a notice of intent to terminate, the treatment of a plan amendment as a termination under Section 4041 or 4041A of ERISA, or the commencement of proceedings by the PBGC to terminate a Title IV Plan or Multiemployer Plan; (f) the imposition of liability on any Obligor or any ERISA Affiliate thereof pursuant to Sections 4062(e) or 4069 of ERISA or by reason of the application of Section 4212(c) of ERISA; (g) the failure by any Obligor or any ERISA Affiliate thereof to make any required contribution to a Plan, or the failure to meet the minimum funding standard of Section 412 of the Code with respect to any Title IV Plan (whether or not waived in accordance with Section 412(c) of the Code) or the failure to make by its due date a required installment under Section 430 of the Code with respect to any Title IV Plan or the failure to make any required contribution to a Multiemployer Plan; (h) the determination that any Title IV Plan is considered an at-risk plan or a plan in endangered to critical status within the meaning of Sections 430, 431 and 432 of the Code or Sections 303, 304 and 305 of ERISA; (i) an event or condition which might reasonably be expected to constitute grounds under Section 4042 of ERISA for the termination of, or the appointment of a trustee to administer, any Title IV Plan or Multiemployer Plan; (j) the imposition of any liability under Title I or Title IV of ERISA, other than PBGC premiums due but not delinquent under Section 4007 of ERISA, upon any Obligor or any ERISA Affiliate thereof; (k) an application for a funding waiver under Section 303 of ERISA or an extension of any amortization period pursuant to Section 412 of the Code with respect to any Title IV Plan; (l) the occurrence of a non-exempt prohibited transaction under Sections 406 or 407 of ERISA for which any Obligor or any Subsidiary thereof may be directly or indirectly liable; (m) a violation of the applicable requirements of Section 404 or 405 of ERISA or the exclusive benefit rule under Section 401(a) of the Code by any fiduciary or disqualified person for which any Obligor or any ERISA Affiliate thereof may be directly or indirectly liable; (n) the occurrence of an act or omission which could give rise to the imposition on any Obligor or any ERISA Affiliate thereof of fines, penalties, taxes or related charges under Chapter 43 of the Code or under Sections 409, 502(c), (i) or (1) or 4071 of ERISA; (o) the assertion of a material claim (other than routine claims for benefits) against any Plan or the assets thereof, or against any Obligor or any Subsidiary thereof in connection with any such plan; (p) receipt from the IRS of notice of the failure of any Qualified Plan to qualify under Section 401(a) of the Code, or the failure of any trust forming part of any Qualified Plan to fail to qualify for exemption from taxation under Section 501(a) of the Code; (q) the imposition of any lien (or the fulfillment of the conditions for the imposition of any lien) on any of the rights, properties or assets of any Obligor or any ERISA Affiliate thereof, in either case pursuant to Title I or IV, including Section 302(f) or 303(k) of ERISA or to Section 401(a)(29) or 430(k) of the Code; or (r) the establishment or amendment by any Obligor or any Subsidiary thereof of any “welfare plan”, as such term is defined in Section 3(1) of ERISA, that provides post-employment welfare benefits in a manner that would increase the liability of any Obligor.

“ERISA Funding Rules” means the rules regarding minimum required contributions (including any installment payment thereof) to Title IV Plans, as set forth in Sections 412, 430, 431, 432 and 436 of the Code and Sections 302, 303, 304 and 305 of ERISA.

“Event of Default” has the meaning set forth in Section 11.01.

“Excess Funding Guarantor” has the meaning set forth in Section 14.08.

“Excess Payment” has the meaning set forth in Section 14.08.

“Exchange Act” means the Securities Exchange Act of 1934, as amended.

“Exchange Rate” means the rate at which any currency (the “Pre-Exchange Currency”) may be exchanged into another currency (the “Post-Exchange Currency”), as set forth on such date on the relevant Reuters screen at or about 11:00 a.m. (Central time) on such date. In the event that such rate does not appear on the Reuters screen, the “Exchange Rate” with respect to exchanging such Pre-Exchange Currency into such Post-Exchange Currency shall be determined by reference to such other publicly available service for displaying exchange rates as may be agreed upon by Borrower and Administrative Agent or, in the absence of such agreement, such Exchange Rate shall instead be determined by Administrative Agent by any reasonable method as it deems applicable to determine such rate, and such determination shall be conclusive absent manifest error.

“Excluded Accounts” has the meaning set forth in the Security Agreement.

“Excluded Assets” has the meaning set forth in the Security Agreement.

“Excluded Subsidiary” means any Subsidiary that is (a) a Controlled Foreign Corporation, (b) a FSHCo or (c) a Subsidiary owned directly or indirectly by a Subsidiary described in clause (a).

“Excluded Taxes” means any of the following Taxes imposed on or with respect to a Recipient or required to be withheld or deducted from a payment to a Recipient: (a) Taxes imposed on or measured by net income (however denominated), franchise Taxes and branch profits Taxes, in each case (i) imposed as a result of such Recipient being organized under the laws of, or having its principal office or, in the case of any Lender, its applicable lending office located in, the jurisdiction imposing such Tax, or (ii) that are Other Connection Taxes, (b) U.S. Federal withholding Taxes that are imposed on amounts payable to a Lender to the extent that the Laws giving rise to the obligation to withhold or deduct amounts existed on the date that such Lender acquired its interest in a Loan or Commitment or otherwise became a “Lender” under this Agreement (other than pursuant to an assignment request by Borrower under Section 5.03(g)) or changes its lending office, except in each case to the extent such Lender is a direct or indirect assignee of any other Lender that was entitled, at the time the assignment of such other Lender became effective, to receive additional amounts under Section 5.03, (c) any withholding Taxes imposed under FATCA, and (d) Taxes attributable to such Recipient’s failure to comply with Section 5.03(e).

“Expense Cap” has the meaning set forth in the Fee Letter.

“FATCA” means Sections 1471 through 1474 of the Code, as of the Closing Date (or any amended or successor version that is substantively comparable and not more onerous to comply with), any regulations or official interpretations thereof, any agreements entered into pursuant to Section 1471(b)(1) of the Code and any fiscal or regulatory legislation, rules or practices adopted pursuant to any intergovernmental agreement, treaty or convention among Governmental Authorities and implementing such Sections of the Code.

“Federal Funds Effective Rate” means, for any day, the weighted average of the rates on overnight federal funds transactions with members of the Federal Reserve System, as published on the next succeeding Business Day by the Federal Reserve Bank of New York, or, if such rate is not so published for any day that is a Business Day, the average of the quotations for the day of such transactions received by Administrative Agent from three federal funds brokers of recognized standing selected by it.

“Fee Letter” means that fee letter agreement dated as of the Closing Date between Borrower and Administrative Agent.

“First Amendment” means that certain First Amendment to Term Loan Agreement, Termination of Management Rights Letter and Consent dated as of the First Amendment Effective Date between the Obligors, Holdings, the Administrative Agent, and the Lenders.

“First Amendment Effective Date” means November 16, 2021.

“First Amendment Merger Transactions” means the consummation of the transactions contemplated by the Merger Agreement and the Transaction Documents (as defined in the Merger Agreement, in each case, as in effect on the First Amendment Effective Date and as may be amended pursuant to the terms of the First Amendment) (including, without limitation, the transactions described in Section 1.01 of the Merger Agreement) on the Merger Effective Date.

“First-Tier Excluded Subsidiary” means an Excluded Subsidiary that is a direct Subsidiary of an Obligor and is not itself a Subsidiary Guarantor.

“Foreign Lender” means a Lender that is not a U.S. Person.

“Foreign Subsidiary” means a Subsidiary that is not a Domestic Subsidiary.

“FSHCo” means any Subsidiary substantially all the assets of which (directly or indirectly through one or more entities which are disregarded as separate from such Subsidiary for U.S. federal income tax purposes) consist of (x) Equity Interests of (or Equity Interests of and debt obligations owed or treated as owed by) one or more Controlled Foreign Corporations; and (y) an immaterial amount of cash and other assets incidental to the ownership of such Equity Interests.

“GAAP” means generally accepted accounting principles in the United States of America, as in effect from time to time, set forth in the opinions and pronouncements of the Accounting Principles Board and the American Institute of Certified Public Accountants, in the statements and pronouncements of the Financial Accounting Standards Board and in such other statements by such other entity as may be in general use by significant segments of the accounting profession that are applicable to the circumstances as of the date of determination. Subject to Section 1.02, all references to “GAAP” shall be to GAAP applied consistently with the principles used in the preparation of the financial statements described in Section 7.04(a).

“Governmental Approval” means any consent, authorization, approval, order, license, franchise, permit, certificate, accreditation, registration, filing or notice, of, issued by, from or to, required by, or other act by or in respect of, any Governmental Authority.

“Governmental Authority” means any nation, government, branch of power (whether executive, legislative or judicial), state, province or municipality or other political subdivision thereof and any entity exercising executive, legislative, judicial, monetary, regulatory or administrative functions of or pertaining to government, including regulatory authorities, governmental departments, agencies, commissions, bureaus, officials, ministers, courts, bodies, boards, tribunals and dispute settlement panels, and other law-, rule- or regulation-making organizations or entities of any State, territory, county, city or other political subdivision of the United States.

“Guarantee” of or by any Person (the “guarantor”) means (a) any obligation, contingent or otherwise, of the guarantor guaranteeing or having the economic effect of guaranteeing any Indebtedness in clauses (a) through (f) and (h) through (m) of the definition thereof or other obligation of any other Person (the “primary obligor”) in any manner, whether directly or indirectly, and including any obligation of the guarantor, direct or indirect, (i) to purchase or pay (or advance or supply funds for the purchase or payment of) such Indebtedness or other obligation or to purchase (or to advance or supply funds for the purchase of) any security for the payment thereof, (ii) to purchase or lease property, securities or services for the purpose of assuring the owner of such Indebtedness or other obligation of the payment thereof, (iii) to maintain working capital, equity capital or any other financial statement condition or liquidity of the primary obligor so as to enable the primary obligor to pay such Indebtedness or other obligation or (iv) as an account party in respect of any letter of credit or letter of guaranty issued to support such Indebtedness or obligation or (b) any Lien on any assets of the guarantor securing any Indebtedness in clauses (a) through (f) and (h) through (m) of the definition thereof or other obligation of any other Person, whether or not such Indebtedness or other obligation is assumed by the guarantor (or any right, contingent or otherwise, of any holder of such Indebtedness to obtain any such Lien); provided, that, if such Indebtedness or other obligation has not been assumed or undertaken by the guarantor, then the amount of such Guarantee shall be deemed to be equal to the lesser of (x) the aggregate unpaid amount of such Indebtedness or other obligation and (y) the fair market value of the property encumbered thereby as determined by the guarantor in good faith; provided further, that, the term Guarantee shall not include endorsements for collection or deposit in the ordinary course of business or indemnification obligations incurred in the ordinary course of business or in connection with transactions permitted under this Agreement. The amount of any Guarantee shall be deemed to be an amount equal to the stated or determinable amount of the related primary obligation, or portion thereof, in respect of which such Guarantee is made or, if not stated or determinable, the maximum reasonably anticipated liability in respect thereof as determined by the guaranteeing Person in good faith.

“Guarantee Assumption Agreement” means a Guarantee Assumption Agreement substantially in the form of Exhibit A by a Person that, pursuant to Section 8.12(a), is required to become a “Subsidiary Guarantor” hereunder.

“Guaranteed Obligations” has the meaning set forth in Section 14.01.

“Guarantors” means each of the Subsidiary Guarantors.

“Hazardous Material” means any substance, element, chemical, compound, product, solid, gas, liquid, waste, by-product, pollutant, contaminant or material which is hazardous or toxic, and includes (a) asbestos, polychlorinated biphenyls and petroleum (including crude oil or any fraction thereof) and (b) any material classified or regulated as “hazardous” or “toxic” or words of like import pursuant to an Environmental Law.

“Healthcare Laws” means any and all Laws, as may be enacted or amended, relating to the regulation of healthcare or insurance, entities that provide items or services directly or indirectly to, for, or on behalf of healthcare providers and suppliers or the payment or reimbursement for items or services rendered, provided, dispensed or furnished by healthcare providers or suppliers, including, but not limited to, laws applicable to the business of insurance, the Stark Law, 42 U.S.C. Section 1320a-7b and the regulations promulgated pursuant thereto, the False Claims Act (31 U.S.C. §§ 3729-3733), the Social Security Act, Medicare Regulations, Medicaid Regulations, HIPAA, CLIA, PPACA and state equivalents thereof.

“Hedging Agreement” means any interest rate exchange agreement, foreign currency exchange agreement, commodity price protection agreement or other interest or currency exchange rate or commodity price hedging arrangement.

“HIPAA” means the Health Insurance Portability and Accountability Act of 1996, as the same may be amended, modified or supplemented from time to time, and any successor statute thereto, and any and all rules or regulations promulgated from time to time thereunder.

“Holdings” means Foresight Acquisition Corp., a Delaware corporation.

“Holdings Permitted Holders” means Chicago Pacific Capital, L.P., Chicago Pacific Founders GP, L.P. and their respective Controlled Investment Affiliates.

“Indebtedness” of any Person means, without duplication, (a) all obligations of such Person for borrowed money, (b) all obligations of such Person evidenced by bonds, debentures, notes or similar instruments, (c) all obligations of such Person upon which interest charges are customarily paid, (d) all obligations of such Person under conditional sale or other title retention agreements relating to property acquired by such Person, (e) all obligations of such Person in respect of the deferred purchase price of property or services (excluding accounts payable incurred in the ordinary course of business), (f) all Indebtedness of others secured by (or for which the holder of such Indebtedness has an existing right, contingent or otherwise, to be secured by) any Lien on property owned or acquired by such Person, whether or not the Indebtedness secured thereby has been assumed (valued, in the case that such Indebtedness or other obligation has not been assumed by such Person, at the lesser of (x) the aggregate unpaid amount of such Indebtedness or other obligation and (y) the fair market value of the property encumbered thereby as determined by such Person in good faith), (g) all Capital Lease Obligations of such Person, (h) all obligations, contingent or otherwise, of such Person as an account party in respect of letters of credit and letters of guaranty, (i) all net obligations under any Hedging Agreement currency swaps, forwards, futures or derivatives transactions, (j) all obligations, contingent or otherwise, of such Person in respect of bankers’ acceptances, (k) all obligations of such Person under license or other similar agreements (excluding, for the avoidance of doubt, supply agreements and/or real property leases entered into by such Person with third parties on arms’ length terms in the ordinary course of business) containing a guaranteed minimum payment or purchase by such Person, (l) all obligations of such Person to purchase, redeem, retire, defease or otherwise make any payment in respect of any Disqualified Equity Interests of such Person or any other Person, valued, in the case of a redeemable preferred interest, at the greater of its voluntary or involuntary liquidation preference plus accrued and unpaid dividends, and (m) all Guarantees of such Person in respect of any of the foregoing. The Indebtedness of any Person shall include the Indebtedness of any other entity (including any partnership in which such Person is a general partner or any joint venture (other than a joint venture that is itself a corporation or limited liability company) in which such Person is a joint venturer) to the extent such Person is liable therefor as a result of such Person’s ownership interest in or other relationship with such entity, except to the extent the terms of such Indebtedness expressly provide that such Person is not liable therefor.

“Indemnified Party” has the meaning set forth in Section 13.03(b).

“Indemnified Taxes” means (a) Taxes, other than Excluded Taxes, imposed on or with respect to any payment made by or on account of any Obligation of any Obligor and (b) to the extent not otherwise described in clause (a), Other Taxes.

“Insolvency Proceeding” means (a) any case, action or proceeding before any court or other Governmental Authority relating to bankruptcy, reorganization, insolvency, liquidation, receivership, dissolution, winding-up or relief of debtors, or (b) any general assignment for the benefit of creditors, composition, marshaling of assets for creditors, or other, similar arrangement in respect of any Person’s creditors generally or any substantial portion of such Person’s creditors, in each case undertaken under U.S. Federal, state or foreign law, including the Bankruptcy Code.

“Intellectual Property” means all Patents, Trademarks, Copyrights, Technical Information, domain names and URLs, and all other intellectual property or property rights, whether registered or not, domestic and foreign. Intellectual Property shall include all:

(a)       applications and registrations relating to such Intellectual Property;

(b)       rights and privileges arising under applicable Laws with respect to such Intellectual Property;

(c)       rights to sue for past, present and future infringements of such Intellectual Property; and

(d)       rights of the same or similar effect or nature in any jurisdiction corresponding to such Intellectual Property throughout the world.

“Interest-Only Period” means the period from and including the Closing Date and through and including (a) if the IO Extension Trigger shall not have occurred, the twelfth (12th) Payment Date and (b) if the IO Extension Trigger shall have occurred, the nineteenth (19th) Payment Date.

“Interest Period” means, with respect to each Borrowing, (a) initially, the period commencing on and including the Borrowing Date thereof and ending on and excluding the next Payment Date, and, (b) thereafter, each period beginning on and including the last day of the immediately preceding Interest Period and ending on and excluding the earlier of (x) the next succeeding Payment Date and (y) the Maturity Date; provided, that, the Interest Period ending on the Maturity Date shall include the Maturity Date.

“Intermountain Lender” means IHC Health Services, Inc.

“Intermountain Note” means that certain Repurchase Promissory Note, dated as of June 28, 2019, issued by Borrower in favor of the Intermountain Lender in the original principal amount of fifteen million Dollars ($15,000,000), as amended, restated, supplemented or otherwise modified from time to time in accordance with the terms of the Intermountain Subordination Agreement.

“Intermountain Note Documents” means the Intermountain Note and all other agreements, instruments and documents executed and delivered in connection with the Intermountain Note, in each case as amended or otherwise modified in accordance with the terms of the Intermountain Subordination Agreement.

“Intermountain Subordinated Debt” means the unsecured Indebtedness of Borrower incurred pursuant to the Intermountain Note Documents.

“Intermountain Subordination Agreement” means that certain subordination agreement, dated as of the Closing Date, among the Intermountain Lender, the Administrative Agent and Borrower.

“Invention” means any novel, inventive and useful art, apparatus, method, process, machine (including article or device), system, manufacture or composition of matter, or any novel, inventive and useful improvement in any art, method, process, machine (including article or device), system, manufacture or composition of matter.

“Investment” means, for any Person, any direct or indirect acquisition or investment by such Person, whether by means of: (a) the acquisition (whether for cash, property, services or securities or otherwise) of Equity Interests, bonds, notes, debentures, partnership or other ownership interests or other securities of any other Person or any agreement to make any such acquisition (including any “short sale” or any sale of any securities at a time when such securities are not owned by the Person entering into such sale); (b) the making of any deposit with, or advance, loan or other extension of credit to, any other Person (including the purchase of property from another Person subject to an understanding or agreement, contingent or otherwise, to resell such property to such Person), but excluding any such advance, loan or extension of credit having a term not exceeding ninety (90) days arising in connection with the sale of inventory or supplies by such Person in the ordinary course of business; (c) the entering into of any Guarantee of, or other contingent obligation with respect to, Indebtedness or other liability of any other Person and (without duplication) any amount committed to be advanced, lent or extended to such Person; (d) the entering into of any Hedging Agreement; or (e) an Acquisition.

“Involuntary Disposition” means any loss of, damage to or destruction of, or any condemnation or other taking for public use of, any property of Borrower or any Subsidiary.

“IO Extension Trigger” means the occurrence of all of the following events: (a) Borrower shall have delivered to Administrative Agent a certificate signed by a Responsible Officer of Borrower demonstrating that Revenues for any twelve (12) consecutive month period ending after the Closing Date but on or prior to June 30, 2022 were greater than or equal to six hundred seventy-five million Dollars ($675,000,000) (in form and substance reasonably satisfactory to the Administrative Agent and with such supporting evidence as Administrative Agent shall reasonably request) and (b) Borrower shall have delivered to Administrative Agent written notice on or prior to the twelfth (12th) Payment Date that Borrower elects to extend the Interest-Only Period to the nineteenth (19th) Payment Date.

“IRS” means the U.S. Internal Revenue Service or any successor agency, and to the extent relevant, the U.S. Department of the Treasury.

“Knowledge” means, with respect to any Person, the actual knowledge of any Responsible Officer of such Person and, including, in the case of Borrower or any Subsidiary, so long as he or she is employed by Borrower or any of its Subsidiaries, the actual knowledge of Sherif Abdou or the actual knowledge of Amir Bacchus.

“Landlord Consent” means a Landlord Consent substantially in the form of Exhibit E, or such other form as is reasonably acceptable to Administrative Agent.

“Laws” means, collectively, all international, foreign, federal, state, provincial, territorial, municipal and local statutes, treaties, rules, guidelines, regulations, ordinances, codes and administrative or judicial precedents or authorities, including the interpretation or administration thereof by any Governmental Authority charged with the enforcement, interpretation or administration thereof, and all applicable administrative orders, directed duties, requests, licenses, authorizations and permits of, and agreements with, any Governmental Authority, in each case whether or not having the force of law.

“Lender” means each Person listed as a “Lender” on a signature page hereto, together with its successors, and each permitted assignee of a Lender pursuant to Section 13.05(b).

“Licensed Provider” means an individual that provides healthcare services to or on behalf of Borrower, any Subsidiary or any Managed Practice and is required to be licensed under applicable Law.

“Lien” means any mortgage, lien, pledge, charge or other security interest, or any lease, title retention agreement, mortgage, restriction, easement, right-of-way, option or adverse claim (of ownership or possession) or other encumbrance of any kind or character whatsoever or any preferential arrangement that has the practical effect of creating a security interest.

“Liquidity” means the balance of unencumbered (other than by Liens described in Sections 9.02(a) and 9.02(o)) cash and Permitted Cash Equivalent Investments (which for greater certainty shall not include any undrawn credit lines), in each case to the extent held in an account over which the Administrative Agent, on behalf of the Secured Parties, has a perfected security interest.

“Loan” means (a) each loan advanced by a Lender pursuant to Section 2.01 and (b) each PIK Loan deemed to have been advanced by a Lender pursuant to Section 3.02(d). For purposes of clarification, any calculation of the aggregate outstanding principal amount of Loans on any date of determination shall include both the aggregate principal amount of loans advanced pursuant to Section 2.01 and not yet repaid, and all PIK Loans deemed to have been advanced and not yet repaid, on or prior to such date of determination.

“Loan Documents” means, collectively, this Agreement, the Fee Letter, the Security Documents, the Perfection Certificate, the Intermountain Subordination Agreement, any subordination agreement or any intercreditor agreement entered into by Administrative Agent (on behalf of the Secured Parties) with any other creditors of Obligors or any agent acting on behalf of such creditors, and any other present or future document, instrument, agreement or certificate executed by Obligors and delivered to Administrative Agent or any Secured Party in connection with or pursuant to this Agreement or any of the other Loan Documents, all as amended, restated, supplemented or otherwise modified.

“Loss” means judgments, debts, liabilities, expenses, costs, damages or losses, contingent or otherwise, whether liquidated or unliquidated, matured or unmatured, disputed or undisputed, contractual, legal or equitable, including loss of value, professional fees, including fees and disbursements of legal counsel on a full indemnity basis, and all costs incurred in investigating or pursuing any Claim or any proceeding relating to any Claim.

“Majority Lenders” means, at any time, Lenders having at such time in excess of 50% of the aggregate Total Credit Exposures of all Lenders at such time, ignoring, in such calculation, the Commitments of and outstanding Loans owing to any Defaulting Lender.

“Managed Practice” means any corporation, limited liability company, partnership or association that (a) owns or operates a Clinic, (b) is owned in whole or part by one or more licensed physicians or other Licensed Providers and (c) is party to a Management Services Agreement with Borrower or any Subsidiary.

“Management Services Agreement” means any agreement under which Borrower or any Subsidiary provides administrative or management services to any Managed Practice.

“Margin Stock” means “margin stock” within the meaning of Regulations U and X.

“Material Adverse Change” and “Material Adverse Effect” mean a material adverse change in or material adverse effect on (a) the business, financial condition, results of operations or Property of Borrower and its Subsidiaries taken as a whole, (b) the ability of the Obligors, taken as a whole, to perform their obligations under the Loan Documents or (c) the legality, validity, binding effect or enforceability of the Loan Documents or the rights and remedies of Administrative Agent or any Lender under any of the Loan Documents.

“Material Agreements” means (a) all provider contracts to which Borrower or any of its Subsidiaries is a party that account for greater than fifteen percent (15%) of Revenues for the twelve (12) consecutive month period most recently ended for which financial statements have been delivered pursuant to Sections 8.01(a) and (b) and (b) all other agreements to which Borrower or any of its Subsidiaries is a party from time to time, the absence, breach, non-performance or termination of any one of which, or of any series of related agreements of which, would reasonably be expected to result in a Material Adverse Effect.

“Material Indebtedness” means, at any time, (a) any Indebtedness of Borrower or any Subsidiary, the outstanding principal amount of which, individually or in the aggregate, exceeds one million Dollars ($1,000,000) (or the Equivalent Amount in other currencies) and (b) the Intermountain Subordinated Debt.

“Material Intellectual Property” means, the Obligor Intellectual Property that is material to any Obligor’s business or assets.

“Maturity Date” means the earlier to occur of (a) the Stated Maturity Date, and (b) the date on which the Loans are accelerated pursuant to Section 11.02.

“Maximum Rate” has the meaning set forth in Section 13.18.

“Medicaid” means that means-tested entitlement program under Title XIX of the Social Security Act, which provides federal grants to states for medical assistance based on specific eligibility criteria, as set forth at Section 1396, et seq. of Title 42 of the United States Code, as the same may be amended, and any successor law in respect thereof.

“Medicaid Provider Agreement” means an agreement entered into between a state agency or other such entity administering the Medicaid program and a health care provider or supplier under which the health care provider or supplier agrees to provide items and services for Medicaid patients in accordance with the terms of the agreement and Medicaid Regulations.

“Medicaid Regulations” means, collectively, (a) all federal statutes (whether set forth in Title XIX of the Social Security Act or elsewhere) affecting the medical assistance program established by Title XIX of the Social Security Act and any statutes succeeding thereto; (b) all applicable provisions of all federal rules, regulations, manuals and orders of all Governmental Authorities promulgated pursuant to or in connection with the statutes described in clause (a) and all federal administrative, reimbursement and other guidelines of all Governmental Authorities having the force of law promulgated pursuant to or in connection with the statutes described in clause (a) above; (c) all state statutes and plans for medical assistance enacted in connection with the statutes and provisions described in clauses (a) and (b); and (d) all applicable provisions of all rules, regulations, manuals and orders of all Governmental Authorities promulgated pursuant to or in connection with the statutes described in clause (c) and all state administrative, reimbursement and other guidelines of all Governmental Authorities having the force of law promulgated pursuant to or in connection with the statutes described in clause (b), in each case as may be amended, supplemented or otherwise modified from time to time.

“Medical Reimbursement Programs” means a collective reference to the Medicare, Medicaid and TRICARE programs, and any other health care programs operated by or financed in whole or in part by any foreign or domestic federal, state or local government, and all private insurance plans, managed care plans, health maintenance organizations, and all other non-government funded programs in which Borrower or any Subsidiary participates.

“Medicare” means that government-sponsored entitlement program under Title XVIII of the Social Security Act, which provides for a health insurance system for eligible elderly and disabled individuals, as set forth at Section 1395, et seq. of Title 42 of the United States Code, as the same may be amended, and any successor law in respect thereof.

“Medicare Provider Agreement” means an agreement entered into between CMS, or other such entity administering the Medicare program on behalf of CMS, and a health care provider or supplier under which the health care provider or supplier agrees to provide items and services for Medicare (including without limitation Medicare Advantage) patients in accordance with the terms of the agreement and Medicare Regulations.

“Medicare Regulations” means, collectively, all federal statutes (whether set forth in Title XVIII of the Social Security Act or elsewhere) affecting the health insurance program (including without limitation Medicare Advantage plans) for the aged and disabled established by Title XVIII of the Social Security Act and any statutes succeeding thereto, together with all applicable provisions of all rules, regulations, manuals and orders and administrative, reimbursement and other guidelines of all Governmental Authorities (including CMS, the United States Department of Health and Human Services or any Person succeeding to the functions of any of the foregoing) promulgated pursuant to or in connection with any of the foregoing having the force of law, as the same may be amended, supplemented or otherwise modified from time to time.

“Merger Agreement” means that certain Agreement and Plan of Merger, dated as of May 25, 2021, by and among Holdings, FAC Merger Sub LLC and P3 Health Group Holdings, LLC, as in effect on the First Amendment Effective Date and as may be amended in a manner permitted under the First Amendment.

“Merger Effective Date” has the meaning assigned to such term in the First Amendment.

“Multiemployer Plan” means any multiemployer plan, as defined in Section 400l(a)(3) of ERISA, to which any ERISA Affiliate incurs or otherwise has any obligation or liability, contingent or otherwise.

“Non-Consenting Lender” has the meaning set forth in Section 2.06(a).

“Non-Disclosure Agreement” has the meaning set forth in Section 13.16.

“Notice of Borrowing” has the meaning set forth in Section 2.02.

“Obligations” means, with respect to any Obligor, all amounts, obligations, liabilities, covenants and duties of every type and description owing by such Obligor to Administrative Agent, any Lender, any other indemnitee hereunder or any participant, arising out of, under, or in connection with, any Loan Document, whether direct or indirect (regardless of whether acquired by assignment), absolute or contingent, due or to become due, whether liquidated or not, now existing or hereafter arising and however acquired, and whether or not evidenced by any instrument or for the payment of money, including, without duplication, (a) all Loans, (b) all interest, whether or not accruing after the filing of any petition in bankruptcy or after the commencement of any insolvency, reorganization or similar proceeding, and whether or not a claim for post-filing or post-petition interest is allowed in any such proceeding, and (c) all other fees, expenses (including fees, charges and disbursements of counsel), interest, commissions, charges, costs, disbursements, indemnities and reimbursement of amounts paid and other sums chargeable to such Obligor under any Loan Document.

“Obligor Intellectual Property” means Intellectual Property owned by or licensed to any of the Obligors.

“Obligors” means, collectively, Borrower and the Guarantors and their respective successors and permitted assigns.

“OFAC” means the Office of Foreign Assets Control of the United States Department of the Treasury.

“OIG” shall mean the Office of Inspector General of the United States Department of Health and Human Services and any successor thereof.

“Other Connection Taxes” means, with respect to any Recipient, Taxes imposed as a result of a present or former connection between such Recipient and the jurisdiction imposing such Tax (other than connections arising from such Recipient having executed, delivered, become a party to, performed its obligations under, received payments under, received or perfected a security interest under, engaged in any other transaction pursuant to or enforced any Loan Document, or sold or assigned an interest in any Loan or Loan Document).

“Other Taxes” means all present or future stamp, court or documentary, intangible, recording, filing or similar Taxes that arise from any payment made under, from the execution, delivery, performance, enforcement or registration of, from the receipt or perfection of a security interest under, or otherwise with respect to, any Loan Document, except any such Taxes that are Other Connection Taxes imposed with respect to an assignment (other than an assignment made pursuant to Section 5.03(g)).

“Participant” has the meaning set forth in Section 13.05(e).

“Participant Register” has the meaning set forth in Section 13.05(f).

“Patents” has the meaning set forth in the Security Agreement.

“Payment Date” means (a) each March 31, June 30, September 30 and December 31 (commencing on the first such date to occur at least thirty (30) days after the Closing Date) and (b) the Maturity Date; provided, that, if any such date shall occur on a day that is not a Business Day, the applicable Payment Date shall be the next preceding Business Day.

“PBGC” means the United States Pension Benefit Guaranty Corporation referred to and defined in ERISA and any successor entity performing similar functions.

“Perfection Certificate” means that certain Perfection Certificate, dated as of the Closing Date delivered by the Obligors to Administrative Agent.

“Permitted Acquisition” means any Acquisition by an Obligor; provided, that:

(a)       immediately prior to, and after giving effect thereto, no Default or Event of Default shall have occurred and be continuing or would result therefrom;

(b)       all transactions in connection therewith shall be consummated, in all material respects, in accordance with all applicable Laws and in conformity with all applicable Governmental Approvals;

(c)       in the case of (i) the Acquisition of the Equity Interests of any Person, all of the Equity Interests (except for any such Equity Interests in the nature of directors’ qualifying shares required pursuant to applicable Law) acquired or otherwise issued or issuable by such Person, and any Subsidiary formed in connection with such Acquisition, shall be owned one hundred percent (100%) by an Obligor or any Subsidiary thereof, and the Obligors shall have taken, or caused to be taken, within thirty (30) days (or such longer time as consented to by Administrative Agent in writing) of the date such Person becomes a Subsidiary, each of the actions set forth in Section 8.12, if applicable and (ii) the acquisition of Property, such Property shall be subject to a perfected, valid and enforceable first priority (subject to Permitted Priority Liens) Lien in favor of Administrative Agent to the extent required pursuant to Section 8.12;

(d)       the Obligors shall be in compliance with the financial covenants set forth in Section 10.01 and Section 10.02 on a pro forma basis after giving effect to such Acquisition;

(e)       such Person (in the case of an Acquisition of Equity Interests) or assets (in the case of an Acquisition of assets, a division or a line of business) shall be engaged or used, as the case may be, in the same business or lines of business in which Borrower and/or its Subsidiaries are engaged or a business reasonably related thereto;

(f)        such Acquisition shall not be a “hostile” Acquisition and shall have been approved by the Board and/or the shareholders (or equivalent) of the applicable Obligor and the target of such Acquisition; and

(g)       the Obligors shall have notified Administrative Agent and Lenders of such Acquisition not fewer than five (5) days (or such sorter period as the Administrative Agent may agree) prior to the consummation of such Acquisition and furnished to Administrative Agent copies of audited and unaudited financial statements, if any, received from the target and any other financial information or quality of earnings analysis produced by an accounting firm or independent advisor for the use of Borrower and its Subsidiaries.

“Permitted Cash Equivalent Investments” means (a) marketable direct obligations issued or unconditionally guaranteed by the United States or any agency or State thereof having maturities of not more than two (2) years from the date of acquisition, (b) commercial paper maturing no more than one (1) year after its creation and having the highest rating from either Standard & Poor’s Ratings Group or Moody’s Investors Service, Inc., (c) Dollar-denominated time deposit, insured certificate of deposit, overnight bank deposit or bankers’ acceptance issued or accepted by any commercial bank that is organized under the laws of the United States, any state thereof or the District of Columbia and (d) money market funds publicly traded or regulated by a Governmental Authority at least 95% of the assets of which are invested in cash equivalents of the type described in clauses (a) through (c) above.

“Permitted Holders” means Chicago Pacific Capital, L.P., Chicago Pacific Founders GP, L.P., Holdings and their respective Controlled Investment Affiliates.

“Permitted Indebtedness” means any Indebtedness permitted under Section 9.01.

“Permitted Liens” means any Liens permitted under Section 9.02.

“Permitted Priority Liens” means (a) Liens permitted under Section 9.02(c), (d), (e), (f), (g), (h), (i), (j), (l), (m), (o), (p) and, if the Majority Lenders permit any such Lien to be secured on a pari passi or senior basis with the Liens securing the Obligations, (q), and (b) Liens permitted under Section 9.02(b); provided, that, such Liens are also of the type described in Section 9.02(c), (d), (e), (f), (g), (h), (i), (j), (l), (m), (o), (p) and, if the Majority Lenders permit any such Lien to be secured on a pari passi or senior basis with the Liens securing the Obligations, (q).

“Permitted Refinancing” means, with respect to any Indebtedness, any extensions, renewals, refinancings and replacements of such Indebtedness; provided, that, such extension, renewal, refinancing or replacement (a) shall not increase the outstanding principal amount of such existing Indebtedness (other than by (i) the aggregate amount of any fees and expenses incurred in connection with such extension, renewal, refinancing or replacement and any reasonable premium paid in connection with such extension, renewal, refinancing or replacement and (ii) if such Indebtedness was extended under a committed financing arrangement and any such commitments remain unutilized at the time, the amount of such unutilized commitments, but only to the extent that Indebtedness could be incurred thereunder at the time in compliance with the terms thereof and of this Agreement), (b) contains terms relating to outstanding principal amount, amortization, collateral (if any) and subordination (if any), and other material terms taken as a whole no less favorable in any material respect to Borrower and its Subsidiaries or the Secured Parties than the terms of any agreement or instrument governing such existing Indebtedness, (c) shall have an applicable interest rate which does not exceed the rate of interest of such existing Indebtedness being replaced by more than two percent (2%) per annum, (d) shall not contain any new requirement to grant any lien or security or to give any guarantee that was not an existing requirement of such existing Indebtedness and (e) shall not have a maturity date earlier than that of such existing Indebtedness.

“Permitted Tax Distributions” means:

(a)       for any taxable period for which the Borrower is treated as a partnership that is not wholly-owned by a corporate parent (a “Parent Corporation”) for U.S. federal income tax purposes, the tax distributions described in Section 4.01(b) of the Post-Closing LLCA and any amendment thereto that (i) is not adverse to the interests, or rights or remedies, of Administrative Agent and the Lenders and (ii) does not increase the amount of tax distributions payable thereunder;

(b)       for any taxable period for which (i) the Borrower is treated as a corporation that is a member of a consolidated, combined, unitary or similar income tax group for U.S. federal or applicable foreign, state and/or local income tax purposes (a “Tax Group”) of which a direct or indirect parent company of the Borrower is the common parent or (ii) the Borrower is a pass-through or disregarded entity for U.S. federal or applicable foreign, state or local income tax purposes that is wholly-owned (directly or indirectly) by a Parent Corporation, any payments and distributions to fund the portion of the U.S. federal, foreign, state and/or local income taxes of such Tax Group or such Parent Corporation (as applicable) for such taxable period that is attributable to the taxable income of the Borrower and/or the applicable Subsidiaries, reduced by any such portion of such taxes for such taxable period paid by the Borrower and/or the applicable Subsidiaries to the relevant taxing authority; provided, that, for each taxable period, the amount of such payments and distributions made in respect of such taxable period in the aggregate will not exceed the amount that the Borrower and the applicable Subsidiaries would have been required to pay in respect of such taxable income as stand-alone taxpayers or as a stand-alone Tax Group for relevant taxable periods ending after the Closing Date.

“Person” means any individual, corporation, company, voluntary association, partnership, limited liability company, joint venture, trust, unincorporated organization or Governmental Authority or other entity of whatever nature.

“Personal Information” means all information defined or described by Borrower, any Subsidiary or any Managed Practice as “personal data”, “personal information”, “personally identifiable information”, “protected health information,” “PHI,” “PII,” or any similar term in any of the privacy policies or other public-facing statement of Borrower, any Subsidiary or any Managed Practice, any information that is subject to any Privacy Laws or regarding or capable of being associated with an individual consumer or device, including information that identifies, or could reasonably be used to identify (alone or in combination with other information) or is otherwise identifiable with a device or natural person, including name, physical address, telephone number, email address, financial account number, government-issued identifier (including Social Security number and driver’s license number), medical, health or insurance information, gender, date of birth, educational or employment information, any religious or political view or affiliation, marital or other status, photograph, face geometry or biometric information, and any other data used or intended to be used to identify, contact or precisely locate an individual. Personal Information may relate to any individual, including any user of any Internet or device application who views or interacts with any website or platforms, or a current, prospective or former customer, employee or vendor of any Person. Personal Information includes information in any form, including paper, electronic and other forms.

“PIK Loan” has the meaning set forth in Section 3.02(d).

“PIK Period” means the period beginning on the Closing Date through and including the earlier to occur of (a) (i) if the IO Extension Trigger shall not have occurred, the twelfth (12th) Payment Date and (ii) if the IO Extension Trigger shall have occurred, the nineteenth (19th) Payment Date, and (b) at the election of the Majority Lenders, the date on which any Default shall have occurred (provided, that, if such Default shall have been cured or waived, the PIK Period shall resume until the earlier to occur of the next Default (subject to the election of the Majority Lenders) and the twelfth (12th) Payment Date or nineteenth (19th) Payment Date, as applicable).

“Plan” means any employee pension benefit plan (other than a Multiemployer Plan) subject to the provisions of Title IV of ERISA or Section 412 of the Code or Section 302 of ERISA, and in respect of which Borrower or any ERISA Affiliate is (or, if such plan were terminated, would under Section 4069 of ERISA be deemed to be) an “employer” as defined in Section 3(5) of ERISA.

“Plan of Reorganization” has the meaning specified in Section 13.05.

“Post-Closing LLCA” means that certain Amended and Restated Limited Liability Agreement of the Borrower in substantially the form as attached to the Merger Agreement to be adopted upon the consummation of the First Amendment Merger Transactions on the Merger Effective Date.

“Prepayment Premium” means, with respect to any Loans, if the prepayment occurs:

(a)       on or prior to the date that is one (1) year after the applicable Borrowing Date, the Prepayment Premium shall be an amount equal to ten percent (10%) of the aggregate outstanding principal amount of the Loans (including, for the avoidance of doubt, any PIK Loans) being prepaid on such Redemption Date;

(b)       after the date that is one (1) year after the applicable Borrowing Date, and on or prior to the date that is two (2) years after the applicable Borrowing Date, the Prepayment Premium shall be an amount equal to eight percent (8%) of the aggregate outstanding principal amount of the Loans (including, for the avoidance of doubt, any PIK Loans) being prepaid on such Redemption Date;

(c)       after the date that is two (2) years after the applicable Borrowing Date, and on or prior to the date that is three (3) years after the applicable Borrowing Date, the Prepayment Premium shall be an amount equal to two percent (2%) of the aggregate outstanding principal amount of the Loans (including, for the avoidance of doubt, any PIK Loans) being prepaid on such Redemption Date; and

(d)       after the date that is three (3) years after the applicable Borrowing Date, the Prepayment Premium shall be an amount equal to zero percent (0%) of the aggregate outstanding principal amount of the Loans (including, for the avoidance of doubt, any PIK Loans) being prepaid on such Redemption Date; provided, that, to determine the aggregate outstanding principal amount of the Loans and the applicable Borrowing Date as of any Redemption Date for purposes of this definition:

(i)        if, as of such Redemption Date, Borrower shall have made only one Borrowing (excluding Borrowings of PIK Loans), the Prepayment Premium shall be determined by reference to the Closing Date; and

(ii)       if, as of such Redemption Date, Borrower shall have made more than one Borrowing (excluding Borrowings of PIK Loans), then the Prepayment Premium shall equal the sum of multiple Prepayment Premiums calculated with respect to the Loans of each non-PIK Loan Borrowing included in such payment, each of which Prepayment Premiums shall be calculated based solely on the aggregate outstanding principal amount of the Loans borrowed in such Borrowing (and PIK Loans subsequently borrowed in respect of interest payments thereon) and by reference to the applicable Borrowing Date for such Borrowing. In the case of any partial prepayment, the amount of such prepayment shall be allocated to Loans made in the various Borrowings (and PIK Loans in respect thereof) in the inverse order in which such Borrowings were made.

The Prepayment Premium payable upon any prepayment shall be in addition to any payments required pursuant to the Fee Letter (including the Back-End Facility Fee); provided, that, in the case of an Acceleration, the Acceleration Premium shall be payable in lieu of the Prepayment Premium.

“Privacy Laws” means all applicable international, federal and state laws, statutes, directives, rules, regulations guidance and best practices, related to the use, disclosure, privacy and security of Personal Information, including, without limitation, HIPAA.

“Property” of any Person means any property or assets, or interest therein, of such Person.

“Proportionate Share” means, with respect to any Lender, (a) at any time during the Commitment Period, the percentage obtained by dividing (i) the sum of (A) the unfunded Commitment of such Lender then in effect plus (B) the aggregate outstanding principal amount of the Loans of such Lender at such time by (ii) the sum of (A) the unfunded Commitments of all Lenders then in effect plus (B) the aggregate outstanding principal amount of the Loans of all Lenders at such time and (b) at any time thereafter, the percentage obtained by dividing (i) the aggregate outstanding principal amount of the Loans of such Lender at such time by (ii) the aggregate outstanding principal amount of the Loans of all Lenders at such time.

“Pro Rata Share” has the meaning set forth in Section 14.08.

“Public Company Costs” means costs relating to Holdings’ compliance with the Sarbanes-Oxley Act of 2002, as amended, and other expenses arising out of or incidental to the status of Holdings as a public reporting company, including, in each case to the extent attributable to or associated with being a public company, costs, fees and expenses (including legal, accounting and other professional fees) relating to (a) compliance with provisions of the Securities Act and the Exchange Act as applicable to companies with equity or debt securities held by the public, (b) the rules of securities exchange companies with listed equity securities, (c) registration, listing, registrar and similar fees, (d) shareholder meetings and reports to shareholders, (e) directors’ compensation, fees and expense reimbursement, (f) directors’ and officers’ liability insurance, and (g) other costs, fees and expenses for executives, consultants and professionals related to the foregoing.

“Qualified Equity Interests” means, with respect to any Person, any Equity Interests of such Person that are not Disqualified Equity Interests.

“Qualified Plan” means an employee benefit plan (as defined in Section 3(3) of ERISA) other than a Multiemployer Plan (a) that is or was at any time maintained or sponsored by any Obligor or any ERISA Affiliate thereof or to which any Obligor or any ERISA Affiliate thereof has ever made, or was ever obligated to make, contributions, and (b) that is intended to be tax qualified under Section 401(a) of the Code.

“Real Property Security Documents” means the Landlord Consent and any mortgage or deed of trust or any other real property security document executed or required hereunder to be executed by any Obligor and granting a security interest in real property owned or leased (as tenant) by any Obligor in favor of the Administrative Agent, for the benefit of the Secured Parties.

“Recipient” means Administrative Agent, any Lender or any other recipient of any payment to be made by or on account of any Obligation.

“Redemption Date” means, as the context may require, (a) the Payment Date on which an optional prepayment is made pursuant to Section 3.03(a), (b) the date of an Asset Sale, Involuntary Disposition or Change of Control in connection with which a prepayment is made, or required to be made, pursuant to Section 3.03(b), (c) the date mandated by a Requirement of Law as described in Section 5.02(b) and (d) in the event that Loans become due and payable prior to the Stated Maturity Date for any reason not related to the foregoing clauses (a) through (c) (other than by reason of the Loans becoming due and payable pursuant to an Acceleration), the date on which a prepayment is due.

“Redemption Price” means an amount equal to the aggregate principal amount of the Loans being prepaid plus the Prepayment Premium plus any accrued but unpaid interest and any fees then due and owing pursuant to the Loan Documents (including the Back-End Facility Fee).

“Register” has the meaning set forth in Section 13.05(d).

“Regulation T” means Regulation T of the Board of Governors of the Federal Reserve System, as amended.

“Regulation U” means Regulation U of the Board of Governors of the Federal Reserve System, as amended.

“Regulation X” means Regulation X of the Board of Governors of the Federal Reserve System, as amended.

“Regulatory Approvals” means any certificates of need or determinations of need, licenses, Medicare and Medical Provider Agreements, professional and facility licenses, permits, authorizations, registrations, letters of no review, and any other approvals of applicable Governmental Authorities necessary to the conduct of Borrower’s or any Subsidiary’s business and applications or submissions related to any of the foregoing.

“Related Person” means, with respect to any Person, such Person’s Affiliates and the partners, directors, officers, employees, agents, trustees, administrators, managers, advisors, subadvisors and representatives of such Person and of such Person’s Affiliates.

“Representative” has the meaning set forth in Section 8.15.

“Requirement of Law” means, as to any Person, any statute, law, treaty, rule or regulation or determination, order, injunction or judgment of an arbitrator or a court or other Governmental Authority, in each case applicable to or binding upon such Person or any of its Properties or revenues.

“Responsible Officer” of any Person means each of the president, chief executive officer, chief financial officer and chief medical officer of such Person.

“Restricted Payment” means any dividend or other distribution (whether in cash, securities or other property) with respect to any Equity Interest of Borrower or any of its Subsidiaries, or any payment (whether in cash, securities or other property), including any sinking fund or similar deposit, on account of the purchase, redemption, retirement, acquisition, cancellation or termination of any such Equity Interests of Borrower or any of its Subsidiaries or any option, warrant or other right to acquire any such Equity Interests of Borrower or any of its Subsidiaries.

“Restrictive Agreement” means an indenture, agreement, instrument or other arrangement that prohibits, restricts or imposes any condition upon (a) the ability of Borrower or any Subsidiary to create, incur or permit to exist any Lien upon any of its property or assets in favor of the Administrative Agent, for the benefit of the Secured Parties, pursuant to the Loan Documents or (b) the ability of any Subsidiary to pay dividends or other distributions with respect to its Equity Interests or to make or repay loans or advances to Borrower or any other Subsidiary or to Guarantee Indebtedness of Borrower or any other Subsidiary.

“Revenue” means, for any period, for Borrower and its Subsidiaries on a consolidated basis, all revenue properly recognized under GAAP, consistently applied, less all rebates, discounts and other price allowances.

“Sanctioned Jurisdiction” means any country or territory to the extent that such country or territory is the subject of any Sanction.

“Sanctioned Person” means, at any time, (a) any Person listed in any Sanctions-related list of designated Persons maintained by OFAC, the U.S. Department of State, the United Nations Security Council, the European Union, Her Majesty’s Treasury, or other relevant sanctions authority, (b) any Person operating, organized or resident in a Sanctioned Jurisdiction or (c) any Person owned or Controlled by any such person or Persons described in clauses (a) and (b).

“Sanctions” means any international economic sanction administered or enforced by the United States Government (including OFAC), the United Nations Security Council, the European Union, Her Majesty’s Treasury or other relevant sanctions authority.

“Secured Parties” means the Lenders, Administrative Agent, each other Indemnified Party, each other holder of any Obligation and each co-agent and sub-agent appointed by the Administrative Agent from time to time pursuant to Section 12.04.

“Securities Account” has the meaning set forth in the Security Agreement.

“Securities Act” means the Securities Act of 1933, as amended.

“Security Agreement” means the Security Agreement, dated as of the Closing Date, among the Obligors and Administrative Agent, granting a security interest in the Obligors’ personal Property in favor of the Administrative Agent, for the benefit of the Secured Parties.

“Security Documents” means, collectively, the Security Agreement, each Short-Form IP Security Agreement, each Real Property Security Document, and each other security document, control agreement or financing statement required or recommended to perfect Liens in favor of the Secured Parties.

“Short-Form IP Security Agreements” means short-form copyright, patent or trademark (as the case may be) security agreements, entered into by one or more Obligors in favor of Administrative Agent, for the benefit of the Secured Parties, each in form and substance reasonably satisfactory to Administrative Agent (and as amended, modified or replaced from time to time).

“Solvent” means, with respect to any Person at any time, that (a) the present fair saleable value of the Property of such Person is greater than the total amount of liabilities (including contingent liabilities) of such Person, (b) the present fair saleable value of the Property of such Person is not less than the amount that will be required to pay the probable liability of such Person on its debts as they become absolute and matured and (c) such Person has not incurred and does not intend to, and does not believe that it will, incur debts or liabilities beyond such Person’s ability to pay as such debts and liabilities mature.

“Specified Default” means an Event of Default arising from any of the following: Sections 11.01(a), 11.01(b), 11.01(h), 11.01(i) or 11.01(j) (in each case of Sections 11.01(i) and 11.01(j), excluding any involuntary proceedings caused by a frivolous or vexatious (and in either case, lacking merit) action, proceeding or petition in respect of which no order or decree shall have been entered).

“Specified Representations” means the representations and warranties set forth in Sections 7.01(a), 7.01(d) (as it relates to organizational power and authority of Borrower and its Subsidiaries to execute, deliver and perform their obligations under each Loan Document after giving effect to the First Amendment Merger Transactions), 7.02, 7.03(b), 7.10 and 7.11.

“Stated Maturity Date” means the twentieth (20th) Payment Date.

“Subsidiary” means, with respect to any Person (the “parent”) at any date, any corporation, limited liability company, partnership, association or other entity the accounts of which would be consolidated with those of the parent in the parent’s consolidated financial statements if such financial statements were prepared in accordance with GAAP as of such date, as well as any other corporation, limited liability company, partnership, association or other entity (a) of which securities or other ownership interests representing more than fifty percent (50%) of the ordinary voting power for the election of the Board of such corporation, limited liability company, partnership, association or other entity, as applicable, are, as of such date, beneficially owned by the parent or one or more subsidiaries of the parent or by the parent and one or more subsidiaries of the parent or (b) that is, as of such date, otherwise Controlled by the parent or one or more subsidiaries of the parent or by the parent and one or more subsidiaries of the parent. Unless the context requires otherwise, “Subsidiary” refers to a Subsidiary of Borrower. For the avoidance of doubt, a Managed Practice owned by one or more Licensed Providers shall not constitute a Subsidiary for purposes of this Agreement or any other Loan Document.

“Subsidiary Guarantors” means each of the Subsidiaries identified under the caption “SUBSIDIARY GUARANTORS” on the signature pages hereto and each Subsidiary that becomes, or is required to become, a “Subsidiary Guarantor” after the Closing Date pursuant to Section 8.12(a) or (b).

“Substitute Lender” has the meaning set forth in Section 2.06(a).

“Tax Affiliate” means (a) Borrower and its Subsidiaries, (b) each other Obligor and (c) any Affiliate of an Obligor with which such Obligor actually files Tax returns for the applicable tax period(s) as a member of an “affiliated group” (within the meaning of Code Section 1504) of corporations (and any similar consolidated, combined or unitary group for state Tax purposes).

“Tax Receivable Agreement” means that certain Tax Receivable Agreement in substantially the form as attached to the Merger Agreement.

“Tax Returns” has the meaning set forth in Section 7.08.

“Taxes” means all present or future taxes, levies, imposts, duties, deductions, withholdings (including backup withholding), assessments, fees or other charges imposed by any Governmental Authority, including any interest, additions to tax or penalties applicable thereto.

“Technical Information” means all trade secrets and other proprietary or confidential information, public information, non-proprietary know-how, any information of a scientific, technical, or business nature in any form or medium, standards and specifications, conceptions, ideas, innovations, discoveries, Inventions, Invention disclosures, all documented research, developmental, demonstration or engineering work and all other information, data, plans, specifications, reports, summaries, experimental data, manuals, models, samples, know-how, technical information, systems, methodologies, computer programs, information technology and any other information.

“Title IV Plan” means an employee benefit plan (as defined in Section 3(3) of ERISA) other than a Multiemployer Plan (a) that is or was at any time maintained or sponsored by any Obligor or any ERISA Affiliate thereof or to which any Obligor or any ERISA Affiliate thereof has ever made, or was obligated to make, contributions, and (b) that is or was subject to Section 412 of the Code, Section 302 of ERISA or Title IV of ERISA.

“Total Credit Exposure” means, as to any Lender at any time, the unused Commitments of such Lender at such time and the aggregate outstanding principal amount of all Loans of such Lender at such time.

“Trademarks” has the meaning set forth in the Security Agreement.

“Transaction Expenses” means any actual out-of-pocket fees, costs or expenses incurred or paid by Holdings, the Borrower or any of its Subsidiaries to third-parties in connection with the Transactions but excluding any incentive or like payments.

“Transactions” means (a) the execution, delivery and performance by each Obligor of the First Amendment, this Agreement and the other Loan Documents to which such Obligor is a party and the Borrowings (and the use of the proceeds of the Loans) and (b) the First Amendment Merger Transactions.

“United States” and “U.S.” mean the United States of America.

“U.S. Person” means a “United States person” within the meaning of Section 7701(a)(30) of the Code.

“U.S. Tax Compliance Certificate” has the meaning set forth in Section 5.03(e)(ii)(B)(3).

“VCOC Lender” means CRG PARTNERS IV L.P. and each other Lender that is intended to qualify as a “venture capital operating company” for purposes of ERISA and that is assigned any of the Loans. Notwithstanding the foregoing, it is understood and agreed that if CRG PARTNERS IV – CAYMAN LEVERED L.P. becomes a Lender after the First Amendment Effective Date, it will automatically be deemed a VCOC Lender.

“Warrant” means those certain ten-year warrants (including any amendments, restatements, supplements or other modifications thereto) to purchase Series D preferred stock of Borrower in an aggregate amount equal to one percent (1%) of the Equity Interests of Borrower on a fully-diluted basis (inclusive of such Warrants) as of the Closing Date, with an exercise price equal to $4.68182, issued by Borrower to the Lenders in connection with the Transactions, per the Warrant Shares table on Schedule 1.

“Withdrawal Liability” means, at any time, any liability incurred (whether or not assessed) by any ERISA Affiliate and not yet satisfied or paid in full at such time with respect to any Multiemployer Plan pursuant to Section 4201 of ERISA.

“Withholding Agent” means any Obligor and Administrative Agent.

1.02         Accounting Terms and Principles. All accounting determinations required to be made pursuant hereto shall, unless expressly otherwise provided herein, be made in accordance with GAAP. All components of financial calculations made to determine compliance with this Agreement, including Section 10, shall be calculated as if any (a) Acquisition, (b) Asset Sale, (c) Involuntary Disposition, (d) sale, transfer or other disposition that results in a Person ceasing to be a Subsidiary, (e) Investment that results in a Person becoming a Subsidiary (whether by merger, consolidation or otherwise), (f) incurrence or repayment of Indebtedness (and if any such incurred Indebtedness has a floating or formula rate, such Indebtedness shall have an implied rate of interest for the applicable period for purposes of this provision determined by utilizing the rate which is or would be in effect with respect to such Indebtedness as at the relevant date of determination) or (g) other event that by the terms of the Loan Documents requires pro forma compliance with a test or covenant, calculation as to pro forma effect with respect to a test or covenant or requires such test or covenant to be calculated on a pro forma basis, in each case, consummated after the first day of the applicable period of determination and prior to the end of such period, as if such transaction (and any other such transactions in connection therewith) shall have occurred as of the first day of the applicable period and additionally: (i) with respect to any Asset Sale, Involuntary Disposition or sale, transfer or other disposition that results in a Person ceasing to be a Subsidiary, income statement and cash flow statement items (whether positive or negative) attributable to the Person or property disposed of shall be excluded, and (ii) with respect to any Acquisition or Investment, income statement and cash flow statement items (whether positive or negative) attributable to the Person or property acquired shall be included to the extent relating to any period applicable in such calculations to the extent (A) such items are not otherwise included in such income statement items for Borrower and its Subsidiaries in accordance with GAAP or in accordance with any defined terms set forth in Section 1.01 and (B) such items are supported by financial statements or other information reasonably satisfactory to Administrative Agent; provided, that, the foregoing adjustments shall be determined in good faith by Borrower based on assumptions expressed therein and that were reasonable based on the information available to Borrower at the time of preparation of the Compliance Certificate setting forth such calculations.

1.03         Interpretation.

(a)            For all purposes of this Agreement, except as otherwise expressly provided herein or unless the context otherwise requires, (i) the terms defined in this Agreement include the plural as well as the singular and vice versa; (ii) words importing gender include all genders; (iii) any reference to a Section, Annex, Schedule or Exhibit refers to a Section of, or Annex, Schedule or Exhibit to, this Agreement; (iv) any reference to “this Agreement” refers to this Agreement, including all Annexes, Schedules and Exhibits hereto, and the words herein, hereof, hereto and hereunder and words of similar import refer to this Agreement and its Annexes, Schedules and Exhibits as a whole and not to any particular Section, Annex, Schedule, Exhibit or any other subdivision; (v) references to days, months and years refer to calendar days, months and years, respectively; (vi) all references herein to “include” or “including” shall be deemed to be followed by the words “without limitation”; (vii) the word “from” when used in connection with a period of time means “from and including” and the word “until” means “to but not including”; (viii) accounting terms not specifically defined herein shall be construed in accordance with GAAP (except for the term “property”, which shall be interpreted as broadly as possible, including, in any case, cash, securities, other assets, rights under contractual obligations and permits and any right or interest in any property, except where otherwise noted) and (ix) any reference to any law shall include all statutory and regulatory rules, regulations, orders and provisions consolidating, amending, replacing or interpreting such law and any reference to any law, rule or regulation shall, unless otherwise specified, refer to such law, rule or regulation as amended, modified, extended, restated, replaced or supplemented from time to time. Unless otherwise expressly provided herein, references to organizational documents, agreements (including the Loan Documents) and other contractual instruments shall be deemed to include all permitted subsequent amendments, restatements, extensions, supplements and other modifications thereto.

(b)            Notwithstanding any other provision contained in this Agreement, all terms of an accounting or financial nature used herein shall be construed, and all computations of amounts and ratios referred to herein shall be made, without giving effect to (i) other than with respect to the preparation of financial statements in accordance with GAAP (it being understood that, if requested by Administrative Agent or any Lender, Borrower shall provide to Administrative Agent and the Lenders financial statements and other documents setting forth a reconciliation between the applicable calculations, amounts and definitions set forth herein both with and without giving effect to such change), any change to GAAP occurring after December 31, 2017 as a result of ASU 2016-02, Leases (Topic 842) by the Financial Accounting Standards Board or any other proposals issued by the Financial Accounting Standards Board in connection therewith, in each case if such change would require treating any lease (or similar arrangement conveying the right to use) as a capital lease where such lease (or similar arrangement) was not required to be so treated under GAAP as in effect on December 31, 2017, (ii) any election under Accounting Standards Codification 825-10-25 (previously referred to as Statement of Financial Accounting Standards 159) (or any other Accounting Standards Codification or Financial Accounting Standard having a similar result or effect) to value any Indebtedness or other liabilities of Holdings, Borrower or any Subsidiary at “fair value,” as defined therein and (iii) any treatment of Indebtedness in respect of convertible debt instruments under Accounting Standards Codification 470-20 (or any other Accounting Standards Codification or Financial Accounting Standard having a similar result or effect) to value any such Indebtedness in a reduced or bifurcated manner as described therein, and such Indebtedness shall at all times be valued at the full stated principal amount thereof.

1.04         Changes to GAAP. If, after the Closing Date, any change occurs in GAAP or in the application thereof and such change would cause any amount required to be determined for the purposes of the covenants to be maintained or calculated pursuant to Section 8, 9 or 10 to be materially different than the amount that would be determined prior to such change, then:

(a)            Borrower will, and Majority Lenders may elect to, provide a detailed notice of such change (an “Accounting Change Notice”) to Administrative Agent, which, for any such Accounting Change Notice delivered by Borrower, shall be delivered within thirty (30) days of adoption by Holdings, Borrower or any of its Subsidiaries of such change;

(b)            either Borrower or the Majority Lenders may indicate within ninety (90) days following the date of the Accounting Change Notice that they wish to revise the method of calculating such financial covenants, amend any such amount or amend any financial covenant definition in connection therewith, in each case, to ensure alignment with the change set forth in the Accounting Change Notice, then the parties will in good faith attempt to agree upon a revised method for calculating the financial covenants or an amendment to such amount or financial definition, as the case may be;

(c)            until Borrower and the Majority Lenders have reached agreement on such revisions, (i) such financial covenants, amounts or definitions will be determined without giving effect to such change and (ii) all financial statements, Compliance Certificates and similar documents provided hereunder shall be provided together with a reconciliation between the calculations, amounts and definitions set forth therein before and after giving effect to such change in GAAP;

(d)            if no party elects to revise the method of calculating the financial covenants, amounts or definitions, then the financial covenants, amounts or definitions will not be revised and will be determined in accordance with GAAP without giving effect to such change; and

(e)            any Event of Default arising as a result of such change which is cured by operation of this Section 1.04 shall be deemed to be of no effect ab initio.

1.05         Divisions. For all purposes under the Loan Documents, in connection with any division or plan of division under Delaware law (or any comparable event under a different jurisdiction’s laws): (a) if any asset, right, obligation or liability of any Person becomes the asset, right, obligation or liability of a different Person, then it shall be deemed to have been transferred from the original Person to the subsequent Person, and (b) if any new Person comes into existence, such new Person shall be deemed to have been organized on the first date of its existence by the holders of its Equity Interests at such time.

SECTION 2
THE COMMITMENT

2.01         Commitments. Each Lender agrees severally, on and subject to the terms and conditions of this Agreement (including Section 6), to make up to five Borrowings of term loans (provided, that, PIK Loans shall be deemed not to constitute “term loans” for purposes of this Section 2.01) to Borrower, in each case on a Business Day during the Commitment Period in Dollars and in an aggregate principal amount for such Lender not to exceed such Lender’s then unfunded Commitment; provided, however, that no Lender shall be obligated to make a Borrowing of a term loan in excess of such Lender’s Proportionate Share of the applicable Borrowing. Amounts of Loans repaid may not be reborrowed.

2.02         Borrowing Procedures. Subject to the terms and conditions of this Agreement (including Section 6), each Borrowing (other than a Borrowing of PIK Loans) shall be made on written notice in the form of Exhibit B given by Borrower to Administrative Agent not later than 11:00 a.m. (Central time) on the Borrowing Notice Date (a “Notice of Borrowing”).

2.03         Fees. Borrower shall pay to Administrative Agent and/or the Lenders, as applicable, such fees as described in the Fee Letter.

2.04         Use of Proceeds. Borrower shall use the proceeds of the Loans to repay certain Indebtedness of Borrower, for general working capital purposes and corporate purposes, and to pay fees, costs and expenses incurred in connection with the Transactions; provided, that, the Lenders shall have no responsibility as to the use of any proceeds of Loans.

2.05         Defaulting Lenders.

(a)            Adjustments. Notwithstanding anything to the contrary contained in this Agreement, if any Lender becomes a Defaulting Lender, then, until such time as that Lender is no longer a Defaulting Lender, to the extent permitted by applicable law:

(i)              Waivers and Amendments. Such Defaulting Lender’s right to approve or disapprove any amendment, waiver or consent with respect to this Agreement shall be restricted as set forth in Section 13.04.

(ii)            Reallocation of Payments. Any payment of principal, interest, fees or other amounts received by the Lenders or Administrative Agent for the account of such Defaulting Lender (whether voluntary or mandatory, at maturity, pursuant to Section 11 or otherwise), shall be applied at such time or times as follows: first, as Borrower may request (so long as no Default exists), to the funding of any Loan in respect of which such Defaulting Lender has failed to fund its portion thereof as required by this Agreement; second, if so determined by the Majority Lenders and Borrower, to be held in a non-interest bearing deposit account and released in order to satisfy obligations of such Defaulting Lender to fund Loans under this Agreement; third, to the payment of any amounts owing to the Lenders as a result of any judgment of a court of competent jurisdiction obtained by any Lender against such Defaulting Lender as a result of such Defaulting Lender’s breach of its obligations under this Agreement; fourth, so long as no Default exists, to the payment of any amounts owing to Borrower as a result of any judgment of a court of competent jurisdiction obtained by Borrower against such Defaulting Lender as a result of such Defaulting Lender’s breach of its obligations under this Agreement; and fifth, to such Defaulting Lender or as otherwise directed by a court of competent jurisdiction; provided, that, if (A) such payment is a payment of the principal amount of any Loans in respect of which such Defaulting Lender has not fully funded its appropriate share and (B) such Loans were made at a time when the conditions set forth in Section 6 were satisfied or waived, such payment shall be applied solely to pay the Loans of all non-Defaulting Lenders on a pro rata basis prior to being applied to the payment of any Loans of such Defaulting Lender. Any payments, prepayments or other amounts paid or payable to a Defaulting Lender that are applied (or held) to pay amounts owed by a Defaulting Lender pursuant to this Section 2.05(a)(ii) shall be deemed paid to and redirected by such Defaulting Lender, and each Lender irrevocably consents hereto.

(b)            Defaulting Lender Cure. If Borrower and the Majority Lenders agree in writing in their sole discretion that a Defaulting Lender should no longer be deemed to be a Defaulting Lender, that Lender will, to the extent applicable, purchase that portion of outstanding Loans of the other Lenders or take such other actions as necessary to cause the Loans to be held on a pro rata basis by the Lenders in accordance with their Proportionate Share, whereupon that Lender will cease to be a Defaulting Lender; provided, that, no adjustments will be made retroactively with respect to fees accrued or payments made by or on behalf of Borrower while that Lender was a Defaulting Lender; and provided further, that, except to the extent otherwise expressly agreed by the affected parties, no change hereunder from Defaulting Lender to Lender will constitute a waiver or release of any claim of any party hereunder arising from that Lender’s having been a Defaulting Lender.

2.06         Substitution of Lenders.

(a)             Substitution Right. If any Lender (an “Affected Lender”), (i) becomes a Defaulting Lender or (ii) does not consent to any amendment, waiver or consent to any Loan Document for which the consent of the Majority Lenders is obtained but that requires the consent of other Lenders (a “Non-Consenting Lender”), then (x) Borrower may elect to pay in full such Affected Lender with respect to all Obligations due to such Affected Lender or (y) either Borrower or Administrative Agent shall identify any willing Lender, Affiliate of a Lender or Eligible Transferee (in each case, a “Substitute Lender”) to substitute for such Affected Lender; provided, that, any substitution of a Non-Consenting Lender must not conflict with applicable Laws.

(b)            Procedure. To substitute such Affected Lender or pay in full all Obligations owed to such Affected Lender, Borrower shall deliver a notice to such Affected Lender. The effectiveness of such payment or substitution shall be subject to the delivery by Borrower (or, as may be applicable in the case of a substitution, by the Substitute Lender) of (i) payment for the account of such Affected Lender, of, to the extent accrued through, and outstanding on, the effective date for such payment or substitution, all Obligations owing to such Affected Lender (which for the avoidance of doubt, shall not include any Prepayment Premium, Acceleration Premium or similar premium) and (ii) in the case of a substitution, an Assignment and Assumption executed by the Substitute Lender, which shall thereunder, among other things, agree to be bound by the terms of the Loan Documents.

(c)            Effectiveness. Upon satisfaction of the conditions set forth in Sections 2.06(a) and (b), Administrative Agent shall record such substitution or payment in the Register, whereupon (i) in the case of any payment in full of an Affected Lender, such Affected Lender’s Commitments shall be terminated and (ii) in the case of any substitution of an Affected Lender, (A) such Affected Lender shall sell and be relieved of, and the Substitute Lender shall purchase and assume, all rights and claims of such Affected Lender under the Loan Documents, except that the Affected Lender shall retain such rights under the Loan Documents that expressly provide that they survive the repayment of the Obligations and the termination of the Commitments, (B) such Affected Lender shall no longer constitute a “Lender” hereunder and such Substitute Lender shall become a “Lender” hereunder and (C) such Affected Lender shall execute and deliver an Assignment and Assumption to evidence such substitution; provided, however, that the failure of any Affected Lender to execute any such Assignment and Assumption shall not render such sale and purchase (or the corresponding assignment) invalid.

2.07         Termination or Reduction of Commitments.

(a)            Voluntary. Borrower may, upon notice to Administrative Agent during the Commitment Period, on any Payment Date, terminate in part or in full the then unfunded Commitments; provided, that, any such notice shall be received by Administrative Agent not later than 11:00 a.m. (Central time) five (5) Business Days prior to the date of termination. Upon any partial termination of the Commitments, the Commitments of each Lender shall be reduced by such Lender’s Proportionate Share of such reduction amount.

(b)            Mandatory. The Commitments shall be automatically and permanently reduced (i) on the Closing Date, by the amount of the Borrowing made on such date, (ii) on each Borrowing Date for a Borrowing made in accordance with Section 6.02(b), by the amount of each such Borrowing, (iii) on the earlier of (A) the Borrowing Date on which the second Borrowing has been made in accordance with Section 6.02(b) and (B) December 31, 2021, by the sum of (1) thirty-five million Dollars ($35,000,000) minus (2) the aggregate amount of the Borrowings made in accordance with Section 6.02(b), (iv) on each Borrowing Date for a Borrowing made in accordance with Section 6.02(c), by the amount of each such Borrowing and (v) on the earlier of (A) the Borrowing Date on which the second Borrowing has been made in accordance with Section 6.02(c) and (B) February 28, 2022, by the sum of (1) twenty-five million Dollars ($25,000,000) minus (2) the aggregate amount of the Borrowings made in accordance with Section 6.02(c). Additionally, the Commitments shall be automatically and permanently reduced to zero on the date that the Commitment Period shall end. Upon any reduction of the Commitments, the Commitments of each Lender shall be reduced by such Lender’s Proportionate Share of such reduction amount.

SECTION 3
PAYMENTS OF PRINCIPAL AND INTEREST

3.01         Repayment.

(a)            Repayment. During the Interest-Only Period, no scheduled payments of principal of the Loans shall be due. Borrower agrees to repay to the Lenders the outstanding principal amount of the Loans (including, for the avoidance of doubt, PIK Loans), on each Payment Date occurring after the Interest-Only Period, in equal installments, with each such installment equal to an amount calculated by dividing (i) the sum of the aggregate principal amount of the Loans outstanding on the first day following the end of the Interest-Only Period, by (ii) the number of Payment Dates remaining prior to and including the Stated Maturity Date.

(b)            Application. Any optional or mandatory prepayment of the Loans shall be applied to the Loans (and PIK Loans in respect thereof) in the inverse order in which such Loans were made, and, with respect to optional or mandatory prepayments made after the Interest-Only Period, to the installments thereof under Section 3.01(a) in the inverse order of maturity.

(c)            Maturity Date. To the extent not previously paid, the principal amount of the Loans (including, for the avoidance of doubt, PIK Loans), together with all other outstanding Obligations (other than contingent indemnification obligations for which no claim has been made), shall be due and payable on the Maturity Date.

3.02         Interest.

(a)            Interest Generally. Subject to Section 3.02(d), Borrower agrees to pay to the Lenders interest on the unpaid principal amount of the Loans (including, for the avoidance of doubt, PIK Loans) and the amount of all other outstanding Obligations, in the case of the Loans, for the period from the applicable Borrowing Date and, in the case of any other Obligation, from the date such other Obligation is due and payable, in each case, to and including the date on which such Loan or Obligation is paid in full, at a rate per annum equal to twelve percent (12%).

(b)            Default Interest. Notwithstanding the foregoing, automatically upon the occurrence and during the continuance of any Event of Default under Section 11.01(a), (h), (i) or (j), and after written notice from Administrative Agent to Borrower upon the occurrence and during the continuance of any other Event of Default, the interest payable pursuant to Section 3.02(a) shall increase automatically by four percent (4.00%) per annum (such aggregate increased rate, the “Default Rate”). Notwithstanding any other provision herein (including Section 3.02(d)), if interest is required to be paid at the Default Rate, it shall be paid entirely in cash.

(c)            Interest Payment Dates. Subject to Section 3.02(d), accrued interest on the Loans shall be payable in arrears on each Payment Date with respect to the most recently completed Interest Period in cash, and upon the payment or prepayment of the Loans (on the principal amount being so paid or prepaid); provided, that, interest payable at the Default Rate shall be payable from time to time on demand.

(d)            Paid In-Kind Interest. Notwithstanding Section 3.02(a), at any time during the PIK Period, Borrower may elect to pay interest on the outstanding principal amount of the Loans as follows: (i) eight percent (8.00%) per annum interest payable in cash and (ii) four percent (4.00%) per annum interest payable as compounded interest, added to the aggregate principal amount of the Loans for all purposes under this Agreement (the amount of any such compounded interest being a “PIK Loan”), including, without limitation, for purposes of calculating any Prepayment Premium or Acceleration Premium. The principal amount of each PIK Loan under this Section 3.02(d) shall accrue interest in accordance with the provisions of this Agreement applicable to the Loans. For purposes of clarification, Borrower may only elect to pay interest as provided in this Section 3.02(d) for Interest Periods that are entirely within the PIK Period (such that interest for the entirety of any Interest Period in which a Default has occurred and is continuing for which the Majority Lenders have elected to end the PIK Period must be paid in cash in accordance with Section 3.02(a)).

(e)            Redemption Price. For the avoidance of doubt, in the event any Loans shall become due and payable for any reason, interest pursuant to Sections 3.02(a) and, if applicable, (b), shall accrue on the Redemption Price for such Loans from and after the date such Redemption Price is due and payable until paid in full.

3.03         Prepayments.

(a)             Optional Prepayments. Upon prior written notice to Administrative Agent delivered pursuant to Section 4.03, Borrower shall have the right to optionally prepay in whole or in part the outstanding principal amount of the Loans on any Payment Date for the Redemption Price. No partial prepayment shall be made under this Section 3.03(a) in connection with any event described in Section 3.03(b).

(b)             Mandatory Prepayments.

(i)             Asset Sales. In the event of any contemplated Asset Sale or Involuntary Disposition, as applicable, or series of related Asset Sales (other than any Asset Sale permitted under Section 9.09(a), (b), (c), (d), (f), (i) or (j)) or Involuntary Dispositions, as applicable, yielding Asset Sale Net Proceeds in excess of three million Dollars ($3,000,000) in the aggregate for all Asset Sales and Involuntary Dispositions (and series thereof) during the term of this Agreement, Borrower shall provide at least three (3) Business Days’ prior written notice of such Asset Sale, Involuntary Disposition or series thereof, as applicable, to Administrative Agent and shall, not later than the date that is three (3) Business Days after the date of such Asset Sale, Involuntary Disposition or series thereof, as applicable: (x) if the assets subject to such Asset Sale, Involuntary Disposition or series thereof represent substantially all of the assets or Revenues of Borrower and its Subsidiaries, on a consolidated basis, or represent any specific line of business which either on its own or together with other lines of business sold or otherwise disposed of over the term of this Agreement account for Revenue generated by such lines of business exceeding fifteen percent (15%) of the Revenue of Borrower and its Subsidiaries, on a consolidated basis, in the immediately preceding year, prepay the aggregate outstanding principal amount of the Loans in an amount equal to the Redemption Price applicable on the date of such Asset Sale, Involuntary Disposition or series thereof, and (y) in the case of all other Asset Sales, Involuntary Dispositions and series thereof not described in the foregoing clause (x), prepay the Loans in an amount equal to the entire amount of the Asset Sale Net Proceeds of such Asset Sale, Involuntary Disposition or series thereof, plus any accrued but unpaid interest and any fees (including the Back-End Facility Fee, if applicable) then due and owing with respect to the principal amount of the Loans being prepaid plus the Prepayment Premium with respect to the Loans being prepaid, plus any Claims or Losses referred to in Section 13.03 then due and owing, credited in the following order:

(A)           first, in reduction of Borrower’s obligation to pay any unpaid interest and any fees (including the Back-End Facility Fee, if applicable) then due and owing and any Prepayment Premiums;

(B)           second, in reduction of Borrower’s obligation to pay any Claims or Losses referred to in Section 13.03 then due and owing;

(C)           third, in reduction of Borrower’s obligation to pay any amounts due and owing on account of the unpaid principal amount of the Loans;

(D)           fourth, in reduction of any other Obligation then due and owing; and

(E)            fifth, to Borrower or such other Persons as may lawfully be entitled to or directed by Borrower to receive the remainder.

(ii)             Change of Control. In the event of a Change of Control, Borrower shall immediately provide notice of such Change of Control to Administrative Agent and, if within ten (10) days of receipt of such notice, the Administrative Agent advises Borrower that the Majority Lenders require a prepayment pursuant to this Section 3.03(b)(ii), Borrower shall prepay the aggregate outstanding principal amount of the Loans in an amount equal to the Redemption Price applicable on the date of such Change of Control (including, without limitation, any Prepayment Premium with respect to the Loans being prepaid) and pay any fees payable (including the Back-End Facility Fee).

(c)            Prepayment Premiums. Notwithstanding anything to the contrary in this Agreement or any other Loan Document, if all or any portion of the Loans are prepaid, or required to be prepaid, pursuant to this Section 3.03, then, in all cases, Borrower shall pay to the Lenders, for their respective ratable accounts, on the date on which such prepayment is paid or required to be paid, in addition to (but without duplication of) the other Obligations so prepaid or required to be prepaid, the applicable Prepayment Premium (it being understood and agreed that, in the case of an Acceleration, the Acceleration Premium shall be payable in lieu of the Prepayment Premium).

SECTION 4
PAYMENTS, ETC.

4.01         Payments.

(a)            Payments Generally. Each payment of principal, interest and other amounts to be made by the Obligors under this Agreement or any other Loan Document shall be made in Dollars, in immediately available funds, without deduction (other than as provided for in Section 5.03), set off or counterclaim, to an account to be designated by Administrative Agent by notice to Borrower, not later than 4:00 p.m. (Central time) on the date on which such payment shall become due (each such payment made after such time on such due date to be deemed to have been made on the next succeeding Business Day).

(b)            Application of Payments. To the extent the order of application is not otherwise specified by another provision hereof, each Obligor shall, at the time of making each payment under this Agreement or any other Loan Document, specify to Administrative Agent the amounts payable by such Obligor hereunder to which such payment is to be applied (and in the event that Obligors fail to so specify, or if an Event of Default has occurred and is continuing, the Lenders may apply such payment in the manner they determine to be appropriate).

(c)            Non-Business Days. If the due date of any payment under this Agreement would otherwise fall on a day that is not a Business Day, such date shall be extended to the next succeeding Business Day, and, in the case of any payment accruing interest, interest thereon shall be payable for the period of such extension.

(d)            AHYDO. Notwithstanding any provision herein to the contrary, on or before the last day of each accrual period ending after the fifth (5th) anniversary of the Closing Date, Borrower will pay in cash any accrued interest and/or original issue discount (as determined for U.S. federal income tax purposes) to the extent necessary so that no Loan will be classified as an "applicable high yield discount obligation" under Section 163(i) of the Code (including with respect to any of Borrower’s direct or indirect corporate-owners). For purposes of this Section 4.01(d), the term “accrual period” has the meaning assigned to it in Sections 163(i)(2) and 1272(a)(5) of the Code. It is the intent of Borrower and Lenders that Section 163(e)(5) of the Code not apply to any Loan hereunder, and the provisions hereof will be applied consistently therewith.

4.02         Computations. All computations of interest and fees hereunder shall be computed on the basis of a year of 360 days and actual days elapsed during the period for which payable.

4.03         Notices. Each notice of optional prepayment shall be effective only if received by Administrative Agent not later than 4:00 p.m. (Central time) on the Business Day prior to the date of prepayment (or such shorter period as may be agreed to in Administrative Agent’s sole discretion). Each notice of optional prepayment shall specify the amount to be prepaid and the date of prepayment and may be conditioned upon the consummation of other transactions.

4.04         Set-Off.

(a)            Set-Off Generally. Upon the occurrence and during the continuance of any Event of Default, each of Administrative Agent, each Lender and each of their Affiliates is hereby authorized at any time and from time to time, to the fullest extent permitted by law, to set off and apply any and all deposits (general or special, time or demand, provisional or final) at any time held and other indebtedness at any time owing by Administrative Agent, any Lender and any of their Affiliates to or for the credit or the account of any Obligor against any and all of the Obligations, whether or not such Person shall have made any demand and although such obligations may be unmatured. Administrative Agent and each Lender agree promptly to notify Borrower after any such set-off and application; provided, that, the failure to give such notice shall not affect the validity of such set-off and application. The rights of Administrative Agent, each Lender and each of their Affiliates under this Section 4.04 are in addition to other rights and remedies (including other rights of set-off) that such Persons may have. Notwithstanding the provisions of this Section 4.04, if at any time the Administrative Agent, any Lender or any of their respective Affiliates maintains one or more deposit accounts for any Obligor into which Medicare and/or Medicaid receivables are deposited, such Person shall waive the right of setoff set forth herein.

(b)            Exercise of Rights Not Required. Nothing contained herein shall require Administrative Agent, any Lender or any of their respective Affiliates to exercise any such right or shall affect the right of such Person to exercise, and retain the benefits of exercising, any such right with respect to any other indebtedness or obligation of any Obligor.

4.05         Pro Rata Treatment.

(a)            Unless Administrative Agent shall have been notified in writing by any Lender prior to the proposed date of any Borrowing that such Lender will not make the amount that would constitute its share of such Borrowing available to Administrative Agent, Administrative Agent may assume that such Lender has made such amount available to Administrative Agent on such date in accordance with Section 2, and Administrative Agent may, in reliance upon such assumption, make available to Borrower a corresponding amount. If such amount is not in fact made available to Administrative Agent by the required time on the applicable Borrowing Date therefor, such Lender and Borrower severally agree to pay to Administrative Agent forthwith, on demand, such corresponding amount with interest thereon, for each day from and including the date on which such amount is made available to Borrower but excluding the date of payment to Administrative Agent, at a rate equal to the greater of (i) the Federal Funds Effective Rate and (ii) a rate reasonably determined by Administrative Agent in accordance with banking industry rules on interbank compensation. If Borrower and such Lender shall pay such interest to Administrative Agent for the same or an overlapping period, Administrative Agent shall promptly remit to Borrower the amount of such interest paid by Borrower for such period. If such Lender pays its share of the applicable borrowing to Administrative Agent, then the amount so paid shall constitute such Lender’s Loan included in such borrowing. Any payment by Borrower shall be without prejudice to any claim Borrower may have against a Lender that shall have failed to make such payment to Administrative Agent.

(b)            Unless Administrative Agent shall have received notice from Borrower prior to the date on which any payment is due to Administrative Agent for the account of the Lenders hereunder that Borrower will not make such payment, Administrative Agent may assume that Borrower has made such payment on such date in accordance herewith and may, in reliance upon such assumption, distribute to the Lenders the amount due. In such event, if Borrower has not in fact made such payment, then each of the Lenders severally agrees to repay to Administrative Agent forthwith on demand the amount so distributed to such Lender, with interest thereon, for each day from and including the date such amount is distributed to it to but excluding the date of payment to Administrative Agent, at the greater of the Federal Funds Effective Rate and a rate determined by Administrative Agent in accordance with banking industry rules on interbank compensation. Nothing herein shall be deemed to limit the rights of Administrative Agent or any Lender against any Obligor.

(c)            If any Lender shall obtain any payment (whether voluntary, involuntary, through the exercise of any right of set-off, or otherwise) on account of the principal of or interest on any Loan made by it or other obligations hereunder, as applicable (other than pursuant to a provision hereof providing for non-pro rata treatment), in excess of its Proportionate Share, of such payment on account of the Loans, such Lender shall (i) notify Administrative Agent of the receipt of such payment, and (ii) within five (5) Business Days of such receipt purchase (for cash at face value) from the other Lenders, as applicable (directly or through Administrative Agent), without recourse, such participations in the Loans made by them or make such other adjustments as shall be equitable, as shall be necessary to cause such purchasing Lender to share the excess payment ratably with each of the other Lenders in accordance with their respective Proportionate Shares, as applicable; provided, however, that (A) if any such participations are purchased and all or any portion of the payment giving rise thereto is recovered, such participations shall be rescinded and the purchase price restored to the extent of such recovery, without interest and (B) the provisions of this paragraph shall not be construed to apply to (x) any payment made by Borrower pursuant to and in accordance with the express terms of this Agreement (including the application of funds arising from the existence of a Defaulting Lender) or (y) any payment obtained by a Lender as consideration for the assignment or sale of a participation in any of its Loans to any assignee or participant, other than to Borrower or any of its Affiliates (as to which the provisions of this paragraph shall apply). Borrower agrees that any Lender so purchasing a participation from another Lender pursuant to this Section 4.05(c) may exercise all its rights of payment (including the right of set-off) with respect to such participation as fully as if such Lender were the direct creditor of Borrower in the amount of such participation. No documentation other than notices and the like referred to in this Section 4.05(c) shall be required to implement the terms of this Section 4.05(c). Administrative Agent shall keep records (which shall be conclusive and binding in the absence of manifest error) of participations purchased pursuant to this Section 4.05(c) and shall in each case notify the Lenders following any such purchase. Borrower consents on behalf of itself and each other Obligor to the foregoing and agrees, to the extent it may effectively do so under applicable law, that any Lender acquiring a participation pursuant to the foregoing arrangements may exercise against each Obligor rights of setoff and counterclaim with respect to such participation as fully as if such Lender were a direct creditor of each Obligor in the amount of such participation.

SECTION 5
YIELD PROTECTION, ETC.

5.01         Additional Costs.

(a)            Change in Requirements of Law Generally. If, on or after the Closing Date, the adoption of any Requirement of Law, or any change in any Requirement of Law, or any change in the interpretation or administration thereof by any court or other Governmental Authority charged with the interpretation or administration thereof, or compliance by any of the Lenders (or its lending office) with any request or directive (whether or not having the force of law) of any such Governmental Authority, shall impose, modify or deem applicable any reserve (including any such requirement imposed by the Board of Governors of the Federal Reserve System), special deposit, contribution, insurance assessment or similar requirement, in each case that becomes effective after the Closing Date, against assets of, deposits with or for the account of, or credit extended by, a Lender (or its lending office) or shall impose on a Lender (or its lending office) any other condition affecting its Loans or its Commitment, and the result of any of the foregoing is to increase the cost to such Lender of making or maintaining its Loans, or to reduce the amount of any sum received or receivable by such Lender under this Agreement or any other Loan Document, by an amount deemed by such Lender to be material (other than (i) Indemnified Taxes, (ii) Taxes described in clauses (b) through (d) of the definition of “Excluded Taxes” and (iii) Connection Income Taxes), then Borrower shall pay to such Lender on demand such additional amount or amounts as will compensate such Lender for such increased cost or reduction.

(b)            Change in Capital Requirements. If a Lender shall have determined that, on or after the Closing Date, the adoption of any Requirement of Law regarding capital adequacy or liquidity requirements, or any change therein, or any change in the interpretation or administration thereof by any Governmental Authority charged with the interpretation or administration thereof, or any request or directive regarding capital adequacy or liquidity requirements (whether or not having the force of law) of any such Governmental Authority, in each case that becomes effective after the Closing Date, has or would have the effect of reducing the rate of return on capital of a Lender (or its parent) as a consequence of a Lender’s obligations hereunder or the Loans to a level below that which a Lender (or its parent) could have achieved but for such adoption, change, request or directive by an amount reasonably deemed by it to be material, then Borrower shall pay to such Lender on demand such additional amount or amounts as will compensate such Lender (or its parent) for such reduction; provided, that, Borrower shall not be required to compensate a Lender pursuant to the foregoing provisions of this clause (b) for any reduction on such Lender’s (or its parent’s) rate of return on capital suffered more than one hundred eighty (180) days prior to the date that such Lender notifies Borrower of the applicable event giving rise to such reduction and of such Lender’s intention to claim compensation therefor (except that, if the applicable event has retroactive effect, then the one hundred eighty (180) day period referred to above shall be extended to include the period of retroactive effect thereof).

(c)            Notification by Lender. Each Lender (directly or through Administrative Agent) will promptly notify Borrower of any event of which it has knowledge, occurring after the Closing Date, which will entitle such Lender to compensation pursuant to this Section 5.01. Before giving any such notice pursuant to this Section 5.01(c) such Lender shall designate a different lending office if such designation (x) will, in the reasonable judgment of such Lender, avoid the need for, or reduce the amount of, such compensation and (y) will not, in the reasonable judgment of such Lender, be materially disadvantageous to such Lender. A certificate of the Lender claiming compensation under this Section 5.01, setting forth the additional amount or amounts to be paid to it hereunder, shall be conclusive and binding on Borrower in the absence of manifest error.

(d)            Notwithstanding anything herein to the contrary, (x) the Dodd-Frank Wall Street Reform and Consumer Protection Act and all requests, rules, guidelines or directives thereunder or issued in connection therewith and (y) all requests, rules, guidelines or directives promulgated by the Bank for International Settlements, the Basel Committee on Banking Supervision (or any successor or similar authority) or the United States or foreign regulatory authorities, in each case pursuant to Basel III, shall in each case be deemed to constitute a change in Requirements of Law for all purposes of this Section 5.01, regardless of the date enacted, adopted or issued.

5.02         Illegality. Notwithstanding any other provision of this Agreement, in the event that on or after the Closing Date the adoption of or any change in any Requirement of Law or in the interpretation or application thereof by any competent Governmental Authority shall make it unlawful for a Lender or its lending office to make or maintain the Loans (and, in the opinion of such Lender, the designation of a different lending office would either not avoid such unlawfulness or would be disadvantageous to such Lender), then such Lender shall promptly notify Borrower thereof following which (a) the Lender’s Commitment shall be suspended until such time as such Lender may again make and maintain its Loans hereunder and (b) if such Requirement of Law shall so mandate, the Loans of such Lender shall be prepaid by Borrower on or before such date as shall be mandated by such Requirement of Law in an amount equal to the Redemption Price applicable on the date of such prepayment.

5.03         Taxes.

(a)            Payments Free of Taxes. Any and all payments by or on account of any Obligation shall be made without deduction or withholding for any Taxes, except as required by applicable Laws. If any applicable Laws require the deduction or withholding of any Tax from any such payment by a Withholding Agent, then the applicable Withholding Agent shall be entitled to make such deduction or withholding and shall timely pay the full amount deducted or withheld to the relevant Governmental Authority in accordance with applicable Laws and, if such Tax is an Indemnified Tax, then the sum payable by the applicable Obligor shall be increased as necessary so that after such deduction or withholding for Indemnified Taxes has been made (including such deductions and withholdings for Indemnified Taxes applicable to additional sums payable under this Section 5.03) the applicable Recipient receives an amount equal to the sum it would have received had no such deduction or withholding for Indemnified Taxes been made.

(b)            Payment of Other Taxes by Obligors. The Obligors shall timely pay to the relevant Governmental Authority in accordance with applicable Law, or at the option of each Lender, timely reimburse it for the payment of, Other Taxes.

(c)            Evidence of Payments. As soon as practicable after any payment of Taxes by any Obligor to a Governmental Authority pursuant to this Section 5.03, such Obligor shall deliver to Administrative Agent the original or a certified copy of a receipt issued by such Governmental Authority evidencing such payment, a copy of the return reporting such payment or other evidence of such payment reasonably satisfactory to the Administrative Agent.

(d)            Indemnification. The Obligors shall jointly and severally reimburse and indemnify each Recipient, within 10 days after demand therefor, for the full amount of any Indemnified Taxes (including Indemnified Taxes imposed or asserted on or attributable to amounts payable under this Section 5.03) payable or paid by such Recipient or required to be withheld or deducted from a payment to such Recipient and any reasonable expenses arising therefrom or with respect thereto, whether or not such Indemnified Taxes were correctly or legally imposed or asserted by the relevant Governmental Authority. A certificate as to the amount of such payment or liability delivered to Borrower by a Lender shall be conclusive absent manifest error.

(e)            Status of Lenders.

(i)             Any Lender that is entitled to an exemption from, or reduction of withholding Tax with respect to payments made under any Loan Document shall make available to Borrower (directly or through Administrative Agent) such properly completed and executed documentation reasonably requested by Borrower or Administrative Agent as will permit such payments to be made without withholding or at a reduced rate of withholding. In addition, each Lender shall make available (directly or through Administrative Agent) such other documentation prescribed by applicable Laws as reasonably requested by Borrower or Administrative Agent as will enable Borrower or Administrative Agent to determine whether or not such Lender is subject to backup withholding or information reporting requirements. Notwithstanding anything to the contrary in the preceding two sentences, the completion, execution and submission of such documentation (other than such documentation set forth in Section 5.03(e)(ii)(A), (B) or (D)) shall not be required if in the Lender’s reasonable judgment such completion, execution or submission would subject such Lender to any material unreimbursed cost or expense or would materially prejudice the legal or commercial position of such Lender.

(ii)            Without limiting the generality of the foregoing, in the event that Borrower is a U.S. Person:

(A)           any Lender that is a U.S. Person shall make available to Borrower (directly or through Administrative Agent) on or prior to the date on which such Lender becomes a Lender under this Agreement (and from time to time thereafter upon the reasonable request of Borrower), executed originals of IRS Form W-9 (or successor form) certifying that such Lender is exempt from U.S. Federal backup withholding tax;

(B)            any Foreign Lender shall, to the extent it is legally entitled to do so, make available to Borrower (directly or through Administrative Agent and in such number of copies as shall be requested by the recipient) on or prior to the date on which such Foreign Lender becomes a Lender under this Agreement (and from time to time thereafter upon the reasonable request of Borrower), whichever of the following is applicable:

(1)             in the case of a Foreign Lender claiming the benefits of an income tax treaty to which the United States is a party (x) with respect to payments of interest under any Loan Document, executed originals of IRS Form W-8BEN or IRS Form W-8BEN-E, as applicable (or successor form) establishing an exemption from, or reduction of, U.S. Federal withholding Tax pursuant to the “interest” article of such tax treaty and (y) with respect to any other applicable payments under any Loan Document, IRS Form W-8BEN or IRS Form W-8BEN-E, as applicable (or successor form) establishing an exemption from, or reduction of, U.S. Federal withholding Tax pursuant to the “business profits” or “other income” article of such tax treaty;

(2)             executed originals of IRS Form W-8ECI (or successor form);

(3)             in the case of a Foreign Lender claiming the benefits of the exemption for portfolio interest under Section 881(c) of the Code, (x) a certificate substantially in the form of Exhibit C-1 to the effect that such Foreign Lender is not a “bank” within the meaning of Section 881(c)(3)(A) of the Code, a “10 percent shareholder” of Borrower within the meaning of Section 881(c)(3)(B) of the Code, or a “controlled foreign corporation” described in Section 881(c)(3)(C) of the Code (a “U.S. Tax Compliance Certificate”) and (y) executed originals of IRS Form W-8BEN or IRS Form W-8BEN-E, as applicable (or successor form); or

(4)             to the extent a Foreign Lender is not the beneficial owner, executed originals of IRS Form W-8IMY (or successor form), accompanied by IRS Form W-8ECI (or successor form), IRS Form W-8BEN or IRS Form W-8BEN-E, as applicable (or successor form), a U.S. Tax Compliance Certificate substantially in the form of Exhibit C-2 or Exhibit C-3, IRS Form W-9 (or successor form), and/or other certification documents from each beneficial owner, as applicable; provided, that, if the Foreign Lender is a partnership and one or more direct or indirect partners of such Foreign Lender are claiming the portfolio interest exemption, such Foreign Lender may provide a U.S. Tax Compliance Certificate substantially in the form of Exhibit C-4 on behalf of each such direct and indirect partner.

(C)           any Foreign Lender shall, to the extent it is legally entitled to do so, make available to Borrower (directly or through Administrative Agent and in such number of copies as shall be requested by the recipient) on or prior to the date on which such Foreign Lender becomes a Lender under this Agreement (and from time to time thereafter upon the reasonable request of Borrower), executed originals of any other form prescribed by applicable law as a basis for claiming exemption from or a reduction in U.S. Federal withholding Tax, duly completed, together with such supplementary documentation as may be prescribed by applicable law to permit Borrower to determine the withholding or deduction required to be made; and

(D)           if a payment made to a Lender under any Loan Document would be subject to U.S. Federal withholding Tax imposed by FATCA if such Lender were to fail to comply with the applicable reporting requirements of FATCA (including those contained in Section 1471(b) or 1472(b) of the Code, as applicable), such Lender shall make available to Borrower (directly or through Administrative Agent) at the time or times prescribed by law as reasonably requested by Borrower or Administrative Agent any necessary forms and information reasonably requested by Borrower or Administrative Agent to establish that such Lender is not subject to withholding tax under FATCA. Solely for purposes of this clause (D), “FATCA” shall include any amendments made to FATCA after the date hereof.

(iii)            Each Lender agrees that if any form or certification it previously made available becomes inaccurate in any respect, or if Borrower notifies such Lender that any form or certification such Lender previously made available has expired or becomes obsolete in any respect, such Lender shall update such form or certification or promptly notify Borrower in writing of its legal inability to do so.

(f)             Treatment of Certain Refunds. If any party determines, in its sole discretion exercised in good faith, that it has received a refund of any Taxes as to which it has been indemnified pursuant to this Section 5 (including by the payment of additional amounts pursuant to this Section 5), it shall pay to the indemnifying party an amount equal to such refund (but only to the extent of indemnity payments made under this Section 5 with respect to the Taxes giving rise to such refund), net of all out-of-pocket expenses (including Taxes) of such indemnified party and without interest (other than any interest paid by the relevant Governmental Authority with respect to such refund). Such indemnifying party, upon the request of such indemnified party, shall repay to such indemnified party the amount paid over pursuant to this paragraph (plus any penalties, interest or other charges imposed by the relevant Governmental Authority) in the event that such indemnified party is required to repay such refund to such Governmental Authority. Notwithstanding anything to the contrary in this Section 5.03(f), in no event will the indemnified party be required to pay any amount to an indemnifying party pursuant to this Section 5.03(f) the payment of which would place the indemnified party in a less favorable net after-Tax position than the indemnified party would have been in if the indemnification payments or additional amounts giving rise to such refund had never been paid. This Section 5.03(f) shall not be construed to require any indemnified party to make available its Tax returns (or any other information relating to its Taxes that it deems confidential) to the indemnifying party or any other Person.

(g)            Mitigation Obligations.

(i)             If any Lender requests compensation under Section 5.01, or if Borrower is required to pay any Indemnified Taxes or additional amounts to any Lender or to any Governmental Authority for the account of any Lender pursuant to this Section 5.03, then such Lender shall (at the request of Borrower) use commercially reasonable efforts to designate a different lending office for funding or booking its Loans hereunder or to assign and delegate its rights and obligations hereunder to another of its offices, branches or Affiliates if, in the sole reasonable judgment of such Lender, such designation or assignment and delegation would (A) eliminate or reduce amounts payable pursuant to Section 5.01 or this Section 5.03, as the case may be, in the future, (B) not subject such Lender to any unreimbursed cost or expense and (C) not otherwise be disadvantageous to such Lender. Borrower hereby agrees to pay all reasonable and documented costs and expenses incurred by any Lender in connection with any such designation or assignment and delegation.

(ii)             If any Lender requests compensation under Section 5.01, or if the Borrower is required to pay any Indemnified Taxes or additional amounts to any Lender or any Governmental Authority for the account of any Lender pursuant to this Section 5.03 and, in each case, such Lender has declined or is unable to designate a different lending office in accordance with paragraph (i) of this Section 5.03(g), then the Borrower may, at its sole expense and effort, upon notice to such Lender and the Administrative Agent, require such Lender to assign and delegate, without recourse (in accordance with and subject to the restrictions contained in, and consents required by, Section 13.05), all of its interests, rights (other than its existing rights to payments pursuant to Section 5.01 or Section 5.03) and obligations under this Agreement and the related Loan Documents to an Eligible Assignee that shall assume such obligations (which assignee may be another Lender, if a Lender accepts such assignment); provided, that, (A) such Lender shall have received payment of an amount equal to the outstanding principal of its Loans, accrued interest thereon, accrued fees and all other amounts payable to it hereunder and under the other Loan Documents from the assignee (to the extent of such outstanding principal and accrued interest and fees) or the Borrower (in the case of all other amounts); (B) such assignment will result in a reduction in such compensation or payments thereafter; and (C) such assignment does not conflict with applicable Law. A Lender shall not be required to make any such assignment or delegation if, prior thereto, as a result of a waiver by such Lender or otherwise, the circumstances entitling the Borrower to require such assignment and delegation cease to apply. Each party hereto agrees that (x) an assignment required pursuant to this Section 5.03(g)(ii) may be effected pursuant to an Assignment and Assumption executed by Borrower, the Administrative Agent and the assignee and (y) the Lender required to make such assignment need not be a party thereto in order for such assignment to be effective and shall be deemed to have consented to an be bound by the terms thereof; provided, that, following the effectiveness of any such assignment, the other parties to such assignment agree to execute and deliver such documents necessary to evidence such assignment as reasonably requested by the applicable Lender, provided, further, that, any such documents shall be without recourse to or warranty by the parties thereto.

(h)            Treasury Regulations. The Obligors and the Lenders hereby acknowledge and agree that, for United States income tax purposes, for an aggregate purchase price of forty million dollars ($40,000,000), (i) the Lenders made a Loan to Borrower on the Closing Date in an aggregate amount equal to forty million dollars ($40,000,000), and (ii) Borrower issued to, and the Lenders purchased from Borrower, the Warrants. Furthermore, the Obligors and the Lenders hereby acknowledge and agree that (A) the issue price (within the meaning of Section 1273(b) of the Code) of the Loan to Borrower on the Closing Date is determined pursuant to Section 1272-1275 of the Code and (B) for United States federal income tax purposes, the issue price of the property right represented by the Warrants within the meaning of Section 1273(b) of the Code, which issue price was determined pursuant to Section 1.1273-2(h)(1) of the Treasury Regulations, is equal to $0.00. The parties hereto agree to report all income tax matters with respect to the Warrants consistent with the provisions of this Section 5.03(h) unless otherwise required due to a change in applicable Law.

SECTION 6
CONDITIONS PRECEDENT

6.01         Conditions to Closing Date. This Agreement shall not become effective and the obligation of each Lender to make a Loan as part of the Borrowing on the Closing Date shall not become effective, in each case, until the following conditions precedent shall have been satisfied or waived in writing by the Lenders:

(a)             Terms of Material Agreements, Etc. Lenders shall be reasonably satisfied with the terms and conditions of all of the Material Agreements.

(b)            No Law Restraining Transactions. No applicable law or regulation shall restrain, prevent or, in the reasonable judgment of the Lenders, impose materially adverse conditions upon the Transactions.

(c)            Payment of Fees. The Lenders shall be satisfied with the arrangements to deduct the fees set forth in the Fee Letter that are payable as of the Closing Date (including the financing fee required pursuant to the Fee Letter) from the proceeds advanced.

(d)            Lien Searches. The Lenders shall be satisfied with Lien searches regarding Borrower and its Subsidiaries made prior to such Borrowing.

(e)            Documentary Deliveries. The Lenders shall have received the following documents, each of which shall be in form and substance reasonably satisfactory to the Lenders:

(i)              Agreement. This Agreement duly executed and delivered by Borrower and each of the other parties hereto.

(ii)             Security Documents.

(A)             The Security Agreement, duly executed and delivered by each of the Obligors.

(B)              [Reserved].

(C)              Each of the Short-Form IP Security Agreements, duly executed and delivered by the applicable Obligor.

(D)              With respect to all Equity Interests owned by the Obligors required to be pledged under the Loan Documents, (1) to the extent that such Equity Interests are certificated or required to be certificated pursuant to the applicable issuer’s organizational documents, original share certificates or other documents or evidence of title, together with share transfer documents, undated and executed in blank and (2) to the extent that such Equity Interests are uncertificated and permitted to be uncertificated pursuant to the applicable issuer’s organizational documents, an issuer’s acknowledgment in form and substance reasonably satisfactory to Administrative Agent.

(E)               Subject to Section 8.16(b), duly executed control agreements in favor of Administrative Agent for the benefit of the Secured Parties for all Deposit Accounts, Securities Accounts and Commodity Accounts owned by the Obligors in the United States, in each case, to the extent not constituting an Excluded Asset.

(F)               UCC-1 financing statements in proper form for filing against each Obligor in its jurisdiction of formation or incorporation, as the case may be.

(G)              [Reserved].

(H)              Evidence of filing of each of the Short-Form IP Security Agreements in the United States Patent and Trademark Office or the United States Copyright office, as applicable.

(I)              Without limitation, all other documents and instruments reasonably required to perfect the Liens of the Administrative Agent, for the benefit of the Secured Parties, on, and security interests in, the Collateral required to be delivered on the Closing Date shall have been duly executed and delivered and be in proper form for filing, and shall create in favor of the Administrative Agent, for the benefit of the Secured Parties, a perfected Lien on, and security interest in, the Collateral, subject to no Liens other than Permitted Liens.

(iii)           Fee Letter. The Fee Letter duly executed and delivered by Borrower and Administrative Agent.

(iv)           [Reserved].

(v)            Perfection Certificate. The Perfection Certificate duly executed and delivered by the Obligors.

(vi)           Approvals. Certified copies of all material licenses, consents, authorizations and approvals of, and notices to and filings and registrations with, any Governmental Authority (including all foreign exchange approvals), and of all third-party consents and approvals, necessary in connection with the execution, delivery and performance by the Obligors of the Loan Documents and the Transactions.

(vii)          Corporate Documents. Certified copies of (A) the constitutive documents of each Obligor, (B) resolutions of the Board (or shareholders, if applicable) of each Obligor authorizing the making and performance by it of the Loan Documents to which it is a party and (C) good standing certificates (or their equivalent) of each Obligor dated as of a recent date.

(viii)         Incumbency Certificate. A certificate of each Obligor as to the authority, incumbency and specimen signatures of the Responsible Officers who have executed the Loan Documents and any other documents in connection herewith on behalf of the Obligors.

(ix)            Officer’s Certificate. A certificate, dated as of the Closing Date and signed by a Responsible Officer of Borrower, confirming compliance with the conditions set forth in Section 6.01 and Section 6.03.

(x)             Opinions of Counsel. A customary favorable opinion, dated as of the Closing Date, of counsel to each Obligor.

(xi)            Insurance. Certificates and endorsements of insurance evidencing the existence of all insurance required to be maintained by the Obligors and their respective Subsidiaries pursuant to Section 8.05 and the designation of Administrative Agent as the lender’s loss payee or additional named insured, as the case may be, thereunder.

(xii)           [Reserved].

(xiii)          Intermountain Subordination Agreement. The Intermountain Subordination Agreement, duly executed and delivered by the Intermountain Lender and each of the other parties thereto.

(xiv)          Intermountain Note Documents. Copies of (A) each Intermountain Note Document and (B) an amendment to the Intermountain Note that extends the stated maturity date thereof to a date that is at least one hundred eighty-one (181) days after the Stated Maturity Date, in each case certified as true, complete and correct by a Responsible Officer of Borrower.

(xv)           Other Liens. Duly executed and delivered copies of such acknowledgment letters as are reasonably requested by Administrative Agent with respect to existing Liens.

(xvi)         Payoff Letter. A duly executed and delivered payoff letter with respect to Borrower’s existing Repurchase Promissory Note, dated as of June 28, 2019, issued by Borrower in favor of IHC Health Services, Inc., in form and substance reasonably satisfactory to Administrative Agent.

6.02         Additional Conditions to Specific Borrowings. The obligation of each Lender to make a Loan (except in the case of a PIK Loan) as part of a Borrowing is subject to the following further conditions precedent, which shall have been satisfied or waived in writing by the Lenders:

(a)             Closing Date Borrowing.

(i)             Borrowing Date. Such Borrowing shall occur on the Closing Date.

(ii)            Amount of Borrowing. The amount of the Borrowing on the Closing Date shall equal forty million Dollars ($40,000,000).

(iii)           Financing Fees. Administrative Agent shall have received, for the account of each Lender, the fees payable pursuant to the Fee Letter with respect to such Borrowing.

(b)             First Additional Tranche. Up to two (2) subsequent Borrowings shall be subject to the following conditions precedent:

(i)             Borrowing Date. Each such Borrowing shall occur on or prior to December 31, 2021.

(ii)            Amount of Borrowings. The aggregate amount of such Borrowings shall not exceed thirty-five million Dollars ($35,000,000), and each such Borrowing shall be in an increment of five million Dollars ($5,000,000).

(iii)           Financing Fees. Administrative Agent shall have received, for the account of each Lender, the fees payable pursuant to the Fee Letter with respect to each such Borrowing.

(c)           Second Additional Tranche. Up to two (2) subsequent Borrowings shall be subject to the following conditions precedent:

(i)             Borrowing Date. Each such Borrowing shall occur on or prior to February 28, 2022.

(ii)            Amount of Borrowings. The aggregate amount of such Borrowings shall not exceed twenty-five million Dollars ($25,000,000), and each such Borrowing shall be in an increment of five million Dollars ($5,000,000).

(iii)           Borrowing Milestone. Administrative Agent shall have received evidence in form and substance reasonably satisfactory to Administrative Agent demonstrating that Revenues for any three (3) consecutive month period ending after the Closing Date but on or prior to December 31, 2021 were greater than or equal to one hundred twenty-five million Dollars ($125,000,000).

(iv)           Notice of Milestone Achievement and Audit. Borrower shall have delivered to Administrative Agent a notice certifying satisfaction of the condition set forth in Section 6.02(c)(iii) no later than thirty (30) days thereafter, and Administrative Agent shall have been reasonably satisfied with the results of its audit of the Revenues by examining the Borrower’s books and records.

(v)            Notices of Borrowing. A Notice of Borrowing requesting such Borrowing shall have been received no later than thirty (30) calendar days after satisfaction of the condition set forth in Section 6.02(c)(iii).

(vi)           Financing Fees. Administrative Agent shall have received, for the account of each Lender, the fees payable pursuant to the Fee Letter with respect to each such Borrowing.

6.03         Conditions to Each Borrowing. The obligation of each Lender to make a Loan as part of any Borrowing (including the initial Borrowing made on the Closing Date) is also subject to satisfaction of the following further conditions precedent on the applicable Borrowing Date, which shall have been satisfied or waived in writing by the Lenders:

(a)            Commitment Period. Except in the case of any PIK Loan, such Borrowing Date shall occur during the Commitment Period.

(b)            No Default; Representations and Warranties; No Material Adverse Effect. Both immediately prior to the making of such Loan and after giving effect thereto and to the intended use thereof:

(i)             no Default shall have occurred and be continuing or would result from such proposed Loan or the application of the proceeds thereof (except, with respect to a PIK Loan, to the extent that the Majority Lenders have not elected to end the PIK Period);

(ii)            with respect to any Loan (other than any PIK Loan), the representations and warranties made in Section 7 and in the other Loan Documents shall be true and correct in all material respects (and in all respects if such representation or warranty is qualified by materiality or reference to Material Adverse Change or Material Adverse Effect) on and as of the Borrowing Date, and immediately after giving effect to the application of the proceeds of the Borrowing, with the same force and effect as if made on and as of such date (except that the representation regarding representations and warranties that refer to a specific earlier date shall be that they were true and correct in all material respects (and in all respects if such representation or warranty is qualified by materiality or reference to Material Adverse Change or Material Adverse Effect) on such earlier date); and

(iii)           no Material Adverse Effect has occurred or is reasonably likely to occur after giving effect to such proposed Borrowing.

(c)            Notice of Borrowing. Except in the case of any PIK Loan, Administrative Agent shall have received a Notice of Borrowing requesting each such Borrowing as and when required pursuant to Section 2.02.

Each Borrowing shall constitute a certification by Borrower to the effect that the conditions set forth in this Section 6.03 have been fulfilled as of the applicable Borrowing Date.

SECTION 7
REPRESENTATIONS AND WARRANTIES

Each Obligor represents and warrants to Administrative Agent and the Lenders that:

7.01         Power and Authority. Each of Borrower and its Subsidiaries (a) is duly organized and validly existing under the laws of its jurisdiction of organization, (b) has all requisite corporate or other equivalent power, and has all material governmental licenses, authorizations, consents and approvals necessary to own its assets and carry on its business as now being or as proposed to be conducted except to the extent that failure to have the same would not reasonably be expected to have a Material Adverse Effect, (c) is qualified to do business and is in good standing in all jurisdictions in which the nature of the business conducted by it makes such qualification necessary and where failure so to qualify could (either individually or in the aggregate) reasonably be expected to have a Material Adverse Effect, and (d) has full power, authority and legal right to make and perform each of the Loan Documents to which it is a party and, in the case of Borrower, to borrow the Loans hereunder.

7.02         Authorization; Enforceability. The Transactions are within each Obligor’s corporate or equivalent powers and have been duly authorized by all necessary corporate or equivalent action and, if required, by all necessary shareholder action. This Agreement has been duly executed and delivered by each Obligor and constitutes, and each of the other Loan Documents to which such Obligor is a party when executed and delivered by such Obligor will constitute, a legal, valid and binding obligation of such Obligor, enforceable against each Obligor in accordance with its terms, except as such enforceability may be limited by (a) bankruptcy, insolvency, reorganization, moratorium or similar laws of general applicability affecting the enforcement of creditors’ rights and (b) the application of general principles of equity (regardless of whether such enforceability is considered in a proceeding in equity or at law).

7.03         Governmental and Other Approvals; No Conflicts. The Transactions (a) do not require any consent or approval of, registration or filing with, or any other action by, any Governmental Authority or any third party, except for (i) such as have been obtained or made and are in full force and effect and (ii) filings and recordings in respect of the Liens created pursuant to the Security Documents, (b) will not violate any applicable law or regulation or the charter, bylaws or other organizational documents of Borrower or any of its Subsidiaries, (c) will not violate any order of any Governmental Authority applicable to Borrower or any Subsidiary, other than any such violations that, individually or in the aggregate, would not reasonably be expected to have a Material Adverse Effect, (d) will not violate or result in a default under any material indenture, agreement or other instrument binding upon Borrower, any of its Subsidiaries or any of their respective assets, or give rise to a right thereunder to require any payment to be made by any such Person, and (e) will not result in the creation or imposition of any Lien (other than Permitted Liens) on any asset of Borrower and its Subsidiaries.

7.04         Financial Statements; Material Adverse Change.

(a)            Financial Statements. Obligors have heretofore furnished to the Lenders certain financial statements as provided for in Section 8.01. Such financial statements and all other financial statements delivered to the Administrative Agent and the Lenders present fairly, in all material respects, the financial position and results of operations and cash flows of Borrower and its Subsidiaries (and, if applicable for financial information delivered pursuant to the last paragraph of Section 8.01, Holdings and its Subsidiaries) as of such dates and for such periods in accordance with GAAP, subject to year-end audit adjustments and the absence of footnotes in the case of the previously-delivered statements of the type described in Section 8.01(a). Neither Borrower nor any of its Subsidiaries has any material contingent liabilities or unusual forward or long-term commitments not disclosed in the aforementioned financial statements.

(b)            No Material Adverse Change. Since December 31, 2019, there has been no Material Adverse Change.

7.05         Properties.

(a)            Property Generally. Borrower and each of its Subsidiaries has good title to, or valid leasehold interests in, all its real and personal Property material to its business, subject only to Permitted Liens and except for minor defects in title that do not interfere with its ability to conduct its business as currently conducted or to utilize such properties for their intended purposes.

(b)            Intellectual Property.

(i)             Schedule 7.05(b)(i) (as amended from time to time by Borrower in accordance with Section 7.21) contains:

(A)           a complete and accurate list of all applied for or registered Patents, owned by or licensed to Borrower or any Subsidiary, including the jurisdiction and patent number;

(B)            a complete and accurate list of all applied for or registered Trademarks, owned by or licensed under either an exclusive or material license to Borrower or any Subsidiary, including the jurisdiction, trademark application or registration number and the application or registration date;

(C)            a complete and accurate list of all applied for or registered Copyrights, owned by or licensed under either an exclusive or material license to Borrower or any Subsidiary;

(D)            [reserved];

(E)            a complete and accurate list of all trade names used by Borrower or any Subsidiary;

(F)            a complete and accurate list of all material domain names and URLs owned by Borrower or any Subsidiary; and

(G)            a complete and accurate list of each material inbound and outbound Intellectual Property license of Borrower or any Subsidiary.

(ii)             Each Obligor is the absolute beneficial owner of all right, title and interest in and to (except with respect to any in-licensed Obligor Intellectual Property) and has the right to use its Obligor Intellectual Property with no breaks in chain of title with good and marketable title, free and clear of any Liens or Claims of any kind whatsoever other than Permitted Liens. Without limiting the foregoing, and except as set forth in Schedule 7.05(b)(ii):

(A)           [reserved];

(B)            other than (1) the Material Agreements, (2) customary restrictions in in-bound licenses of Intellectual Property and non-disclosure agreements, or (3) as would have been or is permitted by Section 9.09, there are no judgments, covenants not to sue, permits, grants, licenses, Liens (other than Permitted Liens), Claims, or other agreements or arrangements relating to the Material Intellectual Property, including any development, submission, services, research, license or support agreements, which materially bind, obligate or restrict the Obligors’ rights in or use of Obligor Intellectual Property;

(C)            to any Obligor’s Knowledge, the use of any of the Obligor Intellectual Property and the conduct of the Obligors’ business does not breach, violate, infringe or interfere in any respect with or constitute a misappropriation of any valid rights arising under any Intellectual Property of any other Person;

(D)              there are no pending or, to any Obligor’s Knowledge, threatened in writing Claims against the Obligors asserted by any other Person relating to the Obligor Intellectual Property, including any Claims of adverse ownership, invalidity, infringement, misappropriation, violation or other opposition to or conflict with such Obligor Intellectual Property; no Obligor has received any written notice from any Person that any Obligor’s business, the use of the Obligor Intellectual Property, or the manufacture, use or sale of any product or the performance of any service by any Obligor infringes upon, violates or constitutes a misappropriation of, or may infringe upon, violate or constitute a misappropriation of, or otherwise interfere with, any other Intellectual Property of any other Person;

(E)               no Obligor has any Knowledge that the Obligor Intellectual Property is being infringed, violated, misappropriated or otherwise used by any other Person without the express authorization of the Obligors. Without limiting the foregoing, no Obligor has put any other Person on notice in writing of actual or potential infringement, violation or misappropriation of any of the Obligor Intellectual Property; and no Obligor has initiated the enforcement of any Claim with respect to any of the Obligor Intellectual Property;

(F)               [reserved];

(G)               [reserved];

(H)              each Obligor has taken reasonable precautions to protect the secrecy, confidentiality and value of the Obligor Intellectual Property consisting of material trade secrets and confidential information;

(I)                 the Obligors have delivered to Administrative Agent accurate and complete copies of all Material Agreements relating to the Obligor Intellectual Property;

(J)                 no Obligor has made any assignment or agreement in conflict in any material respect with, and no license agreement with respect to, any Obligor Intellectual Property conflicts in any material respect with the Lien on and security interest in the Material Intellectual Property granted to Administrative Agent, for the benefit of the Secured Parties, pursuant to the terms of the Security Documents; and

(K)              the consummation of the transactions contemplated hereby and the exercise by Administrative Agent or any Secured Party of any right or protection set forth in the Loan Documents will not constitute a breach or violation of, or otherwise affect the use or enforceability of, any inbound or outbound licenses associated with any Material Intellectual Property in any material respect.

(iii)          With respect to the Obligor Intellectual Property, except as set forth in Schedule 7.05(b)(ii), and without limiting the representations and warranties in Section 7.05(b)(ii):

(A)              each item of Material Intellectual Property is subsisting and, to Obligors’ Knowledge, is valid and enforceable and not subject to any Claim of invalidity, unenforceability or ownership by a third party;

(B)               [reserved];

(C)              no Material Intellectual Property has been disclaimed, abandoned or dedicated to the public except as a result of intentional, commercially reasonable decisions made by the applicable Obligor;

(D)              [reserved];

(E)               [reserved];

(F)               [reserved];

(G)              [reserved];

(H)              [reserved];

(I)                [reserved]; and

(J)                all maintenance fees, renewal fees, annuities, and the like due or payable on the Material Intellectual Property have been timely paid, and all other acts required to maintain the same in full force and effect have been performed.

(c)           Material Intellectual Property. Schedule 7.05(c) (as amended from time to time by Borrower in accordance with Section 7.21) contains an accurate list of the Material Intellectual Property with an indication as to whether the applicable Obligor owns or has an exclusive or non-exclusive license to such Material Intellectual Property.

7.06        No Actions or Proceedings.

(a)           Litigation. There is no litigation, investigation or proceeding pending or, to any Obligor’s Knowledge, threatened in writing with respect to Borrower or any of its Subsidiaries by or before any Governmental Authority or arbitrator (i) that either individually or in the aggregate would reasonably be expected to have a Material Adverse Effect, or (ii) that involves this Agreement or the Transactions.

(b)           Environmental Matters. Except with respect to matters that (either individually or in the aggregate) would not reasonably be expected to have a Material Adverse Effect, (i) the operations and Property of Borrower and its Subsidiaries comply with all applicable Environmental Laws, and (ii) neither Borrower nor any Subsidiary has become subject to any Environmental Liability, has received written notice of any claim with respect to any Environmental Liability or has any Knowledge of any basis for any Environmental Liability.

(c)           Labor Matters. Borrower and its Subsidiaries have not engaged in unfair labor practices that would reasonably be expected to have a Material Adverse Effect and there are no material labor actions or disputes involving the employees of Borrower or its Subsidiaries that would reasonably be expected to have a Material Adverse Effect.

7.07       Compliance with Laws and Agreements. Borrower and each of its Subsidiaries is in compliance with all laws, regulations and orders of any Governmental Authority applicable to it or its property and all indentures, agreements and other instruments binding upon it or its property, except where the failure to do so, individually or in the aggregate, would not reasonably be expected to result in a Material Adverse Effect. No Default has occurred and is continuing.

7.08        Taxes. All federal, state, local and foreign income and franchise and other material Tax returns, reports and statements (collectively, the “Tax Returns”) required by applicable Law to be filed by any Tax Affiliate have been timely filed with the appropriate Governmental Authorities, all such Tax Returns are true, correct and complete in all material respects, and all income and other material Taxes reflected therein or otherwise due and payable have been timely paid (except for those contested in good faith by appropriate proceedings diligently conducted and for which adequate reserves are maintained on the books of the appropriate Tax Affiliate in accordance with GAAP). No Tax Return of a Tax Affiliate is under audit or examination by any Governmental Authority and no written notice of any unresolved and material audit or examination or any written assertion of any unresolved claim for Taxes has been given or made by any Governmental Authority. Proper and accurate amounts of tax have been withheld by each Tax Affiliate from their respective employees for all periods in full and complete compliance with the Tax, social security and unemployment withholding provisions of applicable Laws and such withholdings have been timely paid to the respective Governmental Authorities. No Tax Affiliate has participated in a “listed transaction” within the meaning of Treasury Regulation Section 1.6011-4(b)(2).

7.09        Full Disclosure. Obligors have disclosed to Administrative Agent and the Lenders all Material Agreements to which Borrower or any of its Subsidiaries is subject, and all other matters to any Obligor’s Knowledge, that, individually or in the aggregate, would reasonably be expected to result in a Material Adverse Effect. None of the reports, financial statements, certificates or other information furnished by or on behalf of any Obligor to Administrative Agent or any Lender in connection with the negotiation of this Agreement and the other Loan Documents or delivered hereunder or thereunder (as modified or supplemented by other information so furnished), when taken as a whole, contains any material misstatement of material fact or omits to state any material fact necessary to make the statements therein, in the light of the circumstances under which they were made, not misleading; provided, that, with respect to projected financial information, the Obligors represent only that such information was prepared in good faith based upon assumptions believed to be reasonable at the time.

7.10        Regulation.

(a)           Investment Company Act. Neither Borrower nor any of its Subsidiaries is or is required to register as an “investment company” as defined in, or subject to regulation under, the Investment Company Act of 1940.

(b)           Margin Stock. Neither Borrower nor any of its Subsidiaries is engaged principally, or as one of its important activities, in the business of extending credit for the purpose, whether immediate, incidental or ultimate, of buying or carrying Margin Stock, and no part of the proceeds of the Loans will be used to buy or carry any Margin Stock in violation of Regulation T, U or X.

(c)           OFAC; Sanctions, Etc. Neither Borrower, any of its Subsidiaries nor any Managed Practice or, to the Knowledge of any Obligor, any Related Person (i) is currently the subject of any Sanctions or is a Sanctioned Person, (ii) is located (or has its assets located), organized or residing in any Sanctioned Jurisdiction, (iii) is or has been (within the previous five (5) years) engaged in any impermissible transaction with any Person who is now or was then the subject of Sanctions or who is located, organized or residing in any Sanctioned Jurisdiction, (iv) directly or indirectly derives revenues from investments in, or transactions with, Sanctioned Persons, (v) has taken any action, directly or indirectly, that would result in a violation by such Persons of any Anti-Corruption Laws, or (vi) has violated any Anti-Money Laundering Laws. No Loan, nor the proceeds from any Loan, has been or will be used, directly or indirectly, to lend, contribute or provide to, or has been or will be otherwise made available to fund, any impermissible activity or business of any Person located, organized or residing in any Sanctioned Jurisdiction or who is the subject of any Sanctions, or in any other manner that will result in any violation by any Person (including the Lender and its Affiliates) of Sanctions or otherwise in violation of any Anti-Corruption Laws or Anti-Money Laundering Laws. Each of Borrower, its Subsidiaries and each Managed Practice has implemented and maintains in effect policies and procedures designed to promote compliance by Borrower, its Subsidiaries, each Managed Practice and their respective directors, officers, employees, agents and Related Persons with the Anti-Corruption Laws.

7.11        Solvency. Borrower is, and Borrower and its Subsidiaries, on a consolidated basis, are and, immediately after giving effect to each Borrowing and the use of proceeds thereof, will be Solvent.

7.12        Subsidiaries. Set forth on Schedule 7.12 (as amended from time to time by Borrower in accordance with Section 7.21) is a complete and correct list of all Subsidiaries. Each such Subsidiary is duly organized and validly existing under the jurisdiction of its organization shown in said Schedule 7.12, and the percentage ownership by Borrower or such other Subsidiary, as applicable, of each such Subsidiary is as shown in said Schedule 7.12. Schedule 7.12 also identifies each Subsidiary that is an Excluded Subsidiary. As of the First Amendment Effective Date, neither Borrower nor any Subsidiary has outstanding any shares of Disqualified Equity Interests.

7.13        Indebtedness and Liens. Set forth on Part I of Schedule 7.13(a) is a complete and correct list of all Indebtedness of Borrower and its Subsidiaries outstanding as of the Closing Date (other than the Obligations). Set forth on Part I of Schedule 7.13(b) is a complete and correct list of all Liens granted by Borrower and its Subsidiaries with respect to their respective Properties that are outstanding as of the Closing Date (other than the Liens created under the Security Documents securing the Obligations).

7.14        Material Agreements. Set forth on Schedule 7.14 (as amended from time to time by Borrower in accordance with Section 7.21) is a complete and correct list of (a) each Material Agreement and (b) each agreement creating or evidencing any Material Indebtedness (in each case, other than the Loan Documents). Neither Borrower nor any of its Subsidiaries is in default under any Material Agreement or agreement creating or evidencing any Material Indebtedness. There are no pending or, to the Knowledge of any Obligor or Subsidiary thereof, threatened in writing Claims against Borrower or any of its Subsidiaries relating to any Material Agreement (including any Claims of breach or default under any such Material Agreement). Except as otherwise disclosed on Schedule 7.14 (without giving effect to any updates to Schedule 7.14 after the Closing Date pursuant to Section 7.21), all Material Agreements of Borrower and its Subsidiaries are in full force and effect without material modification from the form in which the same were disclosed to Administrative Agent and the Lenders.

7.15        Restrictive Agreements. Neither Borrower nor any Subsidiary is subject to any Restrictive Agreement except those permitted under Section 9.11.

7.16        Real Property. Neither Borrower nor any of its Subsidiaries owns or leases (as tenant thereof) any real property, except as described on Schedule 7.16 (as amended from time to time by Borrower in accordance with Section 7.21). Neither Borrower nor any of its Subsidiaries owns or leases a manufacturing or testing facility that requires a federal, FDA or equivalent state medical testing facility license.

7.17        Pension Matters. Schedule 7.17 sets forth, as of the Closing Date, a complete and correct list of, and that separately identifies, (a) all Title IV Plans, (b) all Multiemployer Plans and (c) all material Benefit Plans. Each Benefit Plan, and each trust thereunder, intended to qualify for tax exempt status under Section 401 or 501 of the Code or other Requirements of Law so qualifies. Except for those that could not, in the aggregate, have a Material Adverse Effect, (x) each Benefit Plan is in compliance with applicable provisions of ERISA, the Code and other Requirements of Law, (y) there are no existing or pending (or to the Knowledge of any Obligor or Subsidiary thereof, threatened in writing) claims (other than routine claims for benefits in the normal course), sanctions, actions, lawsuits or other proceedings or investigation involving any Benefit Plan to which any Obligor or Subsidiary thereof incurs or otherwise has or could have an obligation or any liability or Claim and (z) no ERISA Event is reasonably expected to occur. Borrower and each of its ERISA Affiliates has met all applicable requirements under the ERISA Funding Rules with respect to each Title IV Plan, and no waiver of the minimum funding standards under the ERISA Funding Rules has been applied for or obtained. As of the most recent valuation date for any Title IV Plan, the funding target attainment percentage (as defined in Section 430(d)(2) of the Code) is at least 60%, and neither Borrower nor any of its ERISA Affiliates knows of any facts or circumstances that would reasonably be expected to cause the funding target attainment percentage to fall below 60% as of the most recent valuation date. As of the First Amendment Effective Date, no ERISA Event has occurred in connection with which obligations and liabilities (contingent or otherwise) remain outstanding. No ERISA Affiliate would have any Withdrawal Liability as a result of a complete withdrawal from any Multiemployer Plan on the date this representation is made. The Obligors represent and warrant as of the First Amendment Effective Date that each of them is not and will not be using “plan assets” (within the meaning of Section 3(42) of ERISA or otherwise) of one or more Benefit Plans with respect to Borrower’s entrance into, participation in, administration of and performance of the Loans, the Commitments or this Agreement.

7.18        Collateral; Security Interest. Each Security Document is effective to create in favor of Administrative Agent for the benefit of the Secured Parties a legal, valid and enforceable security interest in the Collateral subject thereto and each such security interest is perfected to the extent required by (and has the priority required by) the applicable Security Document. The Security Documents collectively are effective to create in favor of Administrative Agent for the benefit of the Secured Parties a legal, valid and enforceable security interest in the Collateral, which security interests are first-priority (subject only to Permitted Priority Liens) to the extent required by the Security Documents.

7.19        Regulatory Approvals.

(a)           Borrower and its Subsidiaries and Managed Practices hold, either directly or through licensees and agents, all material Regulatory Approvals, licenses, permits and similar governmental authorizations of a Governmental Authority necessary or required for Borrower and its Subsidiaries and Managed Practices to conduct their operations and business in the manner currently conducted.

(b)           Borrower, its Subsidiaries and the Managed Practices and, to the Knowledge of Obligors, each Licensed Provider, holds, and will continue to hold, either directly or through Licensed Providers and agents, all Regulatory Approvals necessary or required for Borrower, its Subsidiaries and the Managed Practices to conduct their operations and business in the manner currently conducted.

(c)           Borrower, each of its Subsidiaries and the Managed Practices, and to the Knowledge of Obligors, each Licensed Provider, is in compliance in all material respects with all Healthcare Laws and all judgments, decrees and orders of any Governmental Authority (including, without limitation, Medicare Regulations, Medicaid Regulations, HIPAA, Privacy Laws, 42 U.S.C. Section 1320a-7b and 42 U.S.C. Section 1395nn and all Laws related to the ownership of each Managed Practice and each Management Services Agreement and Equity Transfer Restriction Agreement).

(d)           Each Managed Practice, and to the Knowledge of Obligors, each of its Licensed Providers, is credentialed and participates with each Medical Reimbursement Program that is material to its business. Neither Borrower, any Subsidiary nor, to the Knowledge of Obligors, any Licensed Provider or other individual employed by Borrower, any Subsidiary or any Managed Practice would reasonably be expected to have criminal culpability or to be excluded from participation in any Medical Reimbursement Program for corporate or individual actions or failures to act.

(e)           To the Knowledge of Obligors, no former or current officer, Licensed Provider, or other member of management of Borrower, any Subsidiary or any Managed Practice would reasonably be expected to have individual culpability for any violation of Law, including, without limitation, matters under investigation by the OIG or any other Governmental Authority.

(f)            Current coding and billing policies, arrangements, protocols and instructions of Borrower, each Subsidiary and each Managed Practice comply in all material respects with requirements of Medical Reimbursement Programs.

(g)           Current contractual and other arrangements of Borrower, each Subsidiary and each Managed Practice, including without limitation, compensation and ownership arrangements with physicians, comply in all material respects with all applicable Laws (including state and federal anti-kickback, fraud and abuse, and self-referral laws, 42 U.S.C. Section 1320a-7b and 42 U.S.C. Section 1395nn) and all regulations promulgated under such Laws. Neither Borrower nor any of its Subsidiaries or Managed Practices have, nor to the Knowledge of Obligors, has any Licensed Provider, officer, director, manager, employee or any other personnel of Borrower, any Subsidiary or any Managed Practice, directly or indirectly, in violation of applicable Law, made, agreed to make, received or agreed to receive, any contribution, gift, bribe, rebate, payoff, influence payment, kickback or other payment to any Person, regardless of form, whether in money, property or services, with the specific purpose of (i) obtaining favorable treatment in securing business for or in respect of Borrower, any Subsidiary or any Managed Practice in violation of applicable Laws; (ii) paying for favorable treatment for business secured for or in respect of Borrower, any Subsidiary or any Managed Practice in violation of applicable Laws; or (iii) inducing a referral of an individual to Borrower, any Subsidiary, any Managed Practice or any Licensed Provider in a manner that does not comply with Healthcare Laws.

(h)           Borrower, each Subsidiary and each Managed Practice is, and has been for at least three (3) years preceding the First Amendment Effective Date, in compliance in all material respects with all Privacy Laws and other Laws applicable to Personal Information received, used, accessed or disclosed by such Person and its Affiliates. Borrower, each Subsidiary, each Managed Practice and each of their respective Affiliates has maintained in effect for at least three (3) years preceding the First Amendment Effective Date a data privacy and security policy that complies in all material respects with Laws applicable to the conduct of its business and the types of Personal Information such Person collects from individuals and their respective uses and discloses of such Personal Information. Borrower for itself, its Subsidiaries and the Managed Practices, maintains in effect data privacy and security policies that comply in all material respects with all Privacy Laws applicable to the conduct of its and its Subsidiaries’ and Managed Practices’ business and the types of Personal Information that Borrower, its Subsidiaries and the Managed Practices collect from individuals and the uses and discloses of such information. Neither Borrower nor any Subsidiary or Managed Practice has received written notice, nor to the Knowledge of Obligors, oral notice, of any claim that Borrower, any Subsidiary, any Managed Practices or any of their respective Licensed Providers, contractors or employees, has violated or is in violation of any Privacy Laws applicable to the collection, use or disclosure of personal or financial information of any individual or has suffered a breach or incident involving Personal Information, except to the extent such breach or incident either (i) did not require and is not likely to require Borrower, any Subsidiary or any Managed Practice to provide notification in accordance with applicable Law to one hundred (100) or more affected customers, patients or other impacted individuals, or to any Governmental Authority or (ii) has not resulted in or is not reasonably likely to result in any claim or notice from any Governmental Authority alleging or referencing the investigation of any such incident.

(i)            Borrower maintains for itself and its Subsidiaries and their respective Managed Practices, Licensed Providers, employees and contractors, a compliance program that complies in all material respects with applicable Laws and is reasonably designed to provide effective internal controls that promote adherence to, prevent, and detect material violations of any applicable Law.

(j)            Neither Borrower nor any Subsidiary or Managed Practice, nor to the Knowledge of Obligors, any Licensed Provider, employee, officer or director of Borrower, any Subsidiary or any Managed Practice, has received from any Governmental Authority a notice of violation, warning letter, criminal proceeding notice or other enforcement action, investigation or inquiry under any applicable Law, or other similar communication from a Governmental Authority alleging or asserting noncompliance with any applicable Law.

(k)           Neither Borrower nor any Subsidiary, Managed Practice, or any executive officer or director of any of the foregoing nor, any Licensed Provider, manager or employee of Borrower, any Subsidiary or Managed Practice, has now, or in the past five (5) years, been (i) subject to a corporate integrity agreement with the OIG or a similar agreement (e.g., deferred prosecution agreement) with any other Governmental Authority, (ii) convicted of any violation of any material Law, (iii) convicted of, or to the Knowledge of Obligors, charged with, or investigated, for any violation of material Law, fraud, theft, embezzlement, breach of fiduciary responsibility, financial misconduct, or obstruction of an investigation, in each case, that would reasonably be expected to result in exclusion, suspension or debarment from any program of any Governmental Authority, or (iv) excluded, suspended or debarred from participation, or is otherwise ineligible to participate, in any state or federal healthcare programs, including without limitation Medicare or Medicaid to the extent Borrower, any Subsidiary or any Medical Practice participates in such programs.

7.20        Reimbursement from Medical Reimbursement Programs. The receivables of Borrower, any Subsidiary or any Managed Practice relating to any Medical Reimbursement Program do not exceed, in any material respect, amounts such Person is entitled to receive under any capitation arrangement, fee schedule, per diem rate, discount formula, cost-based reimbursement or other adjustment or limitation to its usual charges. To the knowledge of Obligors, each Licensed Provider meets the qualifications for participation and is credentialed with each Medical Reimbursement Program in which the Managed Practice that employs or contracts with such Licensed Provider participates.

7.21        Update of Schedules. Each of Schedules 7.05(b)(i), 7.05(c), 7.12, 7.14 and 7.16 may be updated by Borrower from time to time in order to ensure the continued accuracy of each such Schedule as of any upcoming date (other than a Borrowing Date with respect to a PIK Loan) on which representations and warranties are made incorporating the information contained on such Schedule. Such update may be accomplished by Borrower providing to Administrative Agent, in writing (including by electronic means), at Borrower’s discretion, either, a revised version of such Schedule or an update showing only the changes to such Schedule since the First Amendment Effective Date or the most recent update pursuant to this Section 7.21, as the case may be, in accordance with the provisions of Section 13.02. Each such updated Schedule shall be effective immediately upon the receipt thereof by Administrative Agent.

SECTION 8
AFFIRMATIVE COVENANTS

Each Obligor covenants and agrees with Administrative Agent and the Lenders that, until the Commitments have expired or been terminated and all Obligations (other than contingent indemnification obligations for which no claim has been made) have been paid in full in cash:

8.01        Financial Statements and Other Information. Borrower shall furnish to Administrative Agent (and, in the case of Sections 8.01(a) through (c), (e) and (k), each VCOC Lender):

(a)           as soon as available and in any event within (i) forty-five (45) days after the end of the first three fiscal quarters of each fiscal year and (ii) sixty (60) days after the end of the fourth fiscal quarter of each fiscal year, the consolidated balance sheets of Borrower and its Subsidiaries as of the end of such quarter, and the related consolidated statements of income, shareholders’ equity and cash flows of Borrower and its Subsidiaries for such quarter and the portion of the fiscal year through the end of such quarter, prepared in accordance with GAAP consistently applied, subject to changes resulting from normal, year-end audit adjustments and except for the absence of notes, all in reasonable detail and setting forth in comparative form the figures for the corresponding period in the preceding fiscal year, together with a certificate of a Responsible Officer of Borrower that is a financial officer (including the chief executive officer) stating that such financial statements fairly present in all material respects the financial condition of Borrower and its Subsidiaries as at such date and the results of operations of Borrower and its Subsidiaries for the period ended on such date and have been prepared in accordance with GAAP consistently applied, subject to changes resulting from normal, year-end audit adjustments and except for the absence of notes;

(b)           as soon as available and in any event within one hundred eighty (180) days after the end of each fiscal year, the consolidated balance sheets of Borrower and its Subsidiaries as of the end of such fiscal year, and the related consolidated statements of income, shareholders’ equity and cash flows of Borrower and its Subsidiaries for such fiscal year, prepared in accordance with GAAP consistently applied, all in reasonable detail and setting forth in comparative form the figures for the previous fiscal year, accompanied by a report and opinion thereon of CBIZ, Inc. or another firm of independent certified public accountants of recognized national standing reasonably acceptable to the Lenders, which report and opinion shall be prepared in accordance with generally accepted auditing standards and shall not be subject to any “going concern” or like qualification or exception or any qualification or exception as to the scope of such audit (except for a qualification or exception relating to the financial statements for the fiscal year ending immediately prior to the Stated Maturity Date solely because of the maturity of all of the Loans);

(c)           together with the financial statements required pursuant to Sections 8.01(a) and (b), a compliance certificate of a Responsible Officer of Borrower that is a financial officer (including the chief executive officer) as of the end of the applicable accounting period (which delivery may, unless a Lender requests executed originals, be by electronic communication including fax or email and shall be deemed to be an original authentic counterpart thereof for all purposes) in the form of Exhibit D (a “Compliance Certificate”);

(d)           [reserved];

(e)           as soon as available, but in no event later than February 15th of each fiscal year of Borrower, a consolidated financial forecast for Borrower and its Subsidiaries for the following fiscal year (including, for the avoidance of doubt, the fiscal year in which such forecast is delivered), including forecasted consolidated balance sheets, consolidated statements of income, shareholders’ equity and cash flows of Borrower and its Subsidiaries;

(f)            [reserved];

(g)           promptly, and in any event within five (5) Business Days after receipt thereof by Holdings, the Borrower or any Subsidiary, copies of each notice or other correspondence received from any securities regulator or exchange to the authority of which Holdings, the Borrower or any Subsidiary may become subject from time to time concerning any investigation or possible investigation or other inquiry outside of the ordinary course of business by such agency regarding financial or other operational results of Holdings, the Borrower or any Subsidiary;

(h)           the information regarding insurance maintained by Borrower and its Subsidiaries as required under Section 8.05;

(i)            promptly following Administrative Agent’s request at any time, evidence of the Obligors’ compliance with Section 10.01;

(j)            within five (5) days of delivery, copies of all material statements, reports and notices (including board kits) made available to holders of the Intermountain Subordinated Debt; and

(k)           promptly following Administrative Agent’s reasonable request from time to time, such other information regarding the operations, properties, business or condition (financial or otherwise) of Borrower and its Subsidiaries (including, without limitation, pursuant to or in response to any environmental, social and governance policies and questionnaires of Administrative Agent or any Lender).

Notwithstanding the foregoing, the obligations in paragraphs (a) and (b) of this Section 8.01 may be satisfied with respect to financial information of the Borrower and its Subsidiaries by furnishing (A) the applicable consolidated financial statements of Holdings and its Subsidiaries or (B) the Form 10-K or 10-Q, as applicable, of the Borrower or of Holdings, as applicable, filed with the SEC; provided, that, with respect to parts (A) and (B), (x) to the extent such information relates to Holdings, such information shall be accompanied by unaudited consolidating information that explains in reasonable detail the differences between the information relating to Holdings and its Subsidiaries, on a consolidated basis, on the one hand, and the information relating to the Borrower and its Subsidiaries, on a consolidated basis, on the other hand and (y) to the extent such information is in lieu of information required to be provided under paragraph (b), such materials are accompanied by accompanied by a report and opinion thereon of CBIZ, Inc. or another firm of independent certified public accountants of recognized national standing reasonably acceptable to the Lenders, which report and opinion shall be prepared in accordance with generally accepted auditing standards and shall not be subject to any “going concern” or like qualification or exception or any qualification or exception as to the scope of such audit (except for a qualification or exception relating to the financial statements for the fiscal year ending immediately prior to the Stated Maturity Date solely because of the maturity of all of the Loans).

8.02        Notices of Material Events.

(a)           The Obligors shall promptly furnish to Administrative Agent written notice of the following:

(i)            the occurrence of any Default;

(ii)           the occurrence of any event with respect to property or assets of Borrower or any Subsidiary resulting in a Loss aggregating five hundred thousand Dollars ($500,000) (or the Equivalent Amount in other currencies) or more;

(iii)         (A) any proposed acquisition of Equity Interests, assets or property by Borrower or any Subsidiary that would reasonably be expected to result in environmental liability under Environmental Laws which would reasonably be expected to result in a Material Adverse Effect, or (B)(1) any spillage, leakage, discharge, disposal, leaching, migration or release of any Hazardous Material required to be reported by Borrower or any Subsidiary to any Governmental Authority under applicable Environmental Laws which would reasonably be expected to have a Material Adverse Effect, or (2) any action, suit, claim, notice of violation, hearing, investigation or proceeding pending, or to any Obligor’s Knowledge, threatened in writing against or affecting Borrower or any of its Subsidiaries or with respect to the ownership, use, maintenance and operation of their respective businesses, operations or properties, relating to Environmental Laws or Hazardous Material which would reasonably be expected to have a Material Adverse Effect;

(iv)          the assertion in writing of any environmental matter by any Person against, or with respect to the activities of, Borrower or any of its Subsidiaries and any alleged violation of or non-compliance with any Environmental Laws or any permits, licenses or authorizations which would reasonably be expected to involve damages in excess of five hundred thousand Dollars ($500,000) other than any environmental matter or alleged violation that, if adversely determined, could not (either individually or in the aggregate) reasonably be expected to have a Material Adverse Effect;

(v)          the filing or commencement of any action, suit or proceeding by or before any arbitrator or Governmental Authority against or affecting Borrower or any of its Subsidiaries that, if adversely determined, would reasonably be expected to result in a Material Adverse Effect;

(vi)          (A) on or prior to any filing by any ERISA Affiliate of any notice of intent to terminate any Title IV Plan, a copy of such notice and (B) promptly, and in any event within ten (10) days, after any Responsible Officer of any ERISA Affiliate knows that a request for a minimum funding waiver under Section 412 of the Code has been filed with respect to any Title IV Plan or Multiemployer Plan, a notice (which may be made by telephone if promptly confirmed in writing) describing such waiver request and any action that any ERISA Affiliate proposes to take with respect thereto, together with a copy of any notice filed with the PBGC or the IRS pertaining thereto;

(vii)         (A) the termination of any Material Agreement (other than upon the expiration thereof in accordance with its terms); (B) the receipt by Borrower or any of its Subsidiaries of any notice of default under any Material Agreement; (C) the entering into of any new Material Agreement by Borrower or any Subsidiary; or (D) any material amendment to a Material Agreement;

(viii)        [reserved];

(ix)          within thirty (30) days of the date thereof, or, if earlier, on the date of delivery of any financial statements pursuant to Section 8.01, any material change in accounting policies or financial reporting practices by Borrower or any Subsidiary;

(x)           promptly after the occurrence thereof, any labor controversy resulting in or threatening in writing to result in any strike, work stoppage, boycott, shutdown or other material labor disruption against or involving Borrower or any Subsidiary which would reasonably be expected to result in a Material Adverse Effect;

(xi)          the entering into by Borrower or any Subsidiary of a licensing agreement or arrangement in connection with any infringement or alleged infringement of the Intellectual Property of another Person;

(xii)          the receipt of (A) written notice by Borrower, any Subsidiary or any Managed Practice of the institution of any investigation, review or proceeding against Borrower, any Subsidiary, any Licensed Provider or any Managed Practice to suspend, revoke or terminate (or that would reasonably be expected to result in the suspension, revocation or termination of) any Regulatory Approval, Medicare Provider Agreement, Medicaid Provider Agreement, agreement or participation with a Medical Reimbursement Program, in each case, that is necessary for such Person to carry on its business as then conducted, (B) written notice received by Borrower, any Subsidiary or any Managed Practice of the institution of any investigation, review or proceeding against such Person or its owners or (C) written notice of exclusion from, or loss or threatened loss of any participation under, any Medical Reimbursement Program or other program of any Governmental Authority, in each case with respect to clauses (A), (B) and (C), where such occurrence would reasonably be expected to have a Material Adverse Effect;

(xiii)         any revocation, suspension, termination, probation, restriction, limitation, denial or non-renewal (other than at the voluntary election of Borrower, any Subsidiary or any Managed Practice, as applicable, when no investigation, audit or review of Borrower, any Subsidiary or any Managed Practice is pending) affecting Borrower, any Subsidiary or any Managed Practice with respect to any provider participation in any Medical Reimbursement Program that accounted for five percent (5%) or more of the gross revenues of such Person during the immediately preceding fiscal year;

(xiv)        the receipt of any correspondence from any Governmental Authority which gives notice of, or would be reasonably expected to result in, the suspension, revocation, termination, non-renewal or material restriction, limitation, or modification of any material Regulatory Approval held by Borrower, any Subsidiary or any Managed Practice; and

(xv)         any other development that results in, or would reasonably be expected to result in, a Material Adverse Effect.

Each notice delivered under this Section 8.02(a) shall be accompanied by a statement of a financial officer or other executive officer of Borrower setting forth the reasonable details of the event or development requiring such notice and any action taken or proposed to be taken with respect thereto.

(b)          The Obligors shall furnish to Administrative Agent, concurrently with the delivery of financial statements under Section 8.01(a), written notice of the creation or other acquisition of any Intellectual Property by Borrower or any Subsidiary after the Closing Date and during such prior fiscal quarter which is registered or becomes registered or the subject of an application for registration with the U.S. Copyright Office or the U.S. Patent and Trademark Office, as applicable, or with any other equivalent foreign Governmental Authority.

(c)           The Obligors shall furnish to Administrative Agent written notice of any change to any Obligor’s ownership of Deposit Accounts, Securities Accounts and Commodity Accounts, by delivering to Administrative Agent an updated Schedule 7 to the Security Agreement setting forth a complete and correct list of all such accounts within ten (10) days of such change.

(d)          The Obligors promptly shall furnish to Administrative Agent such other information respecting the operations, properties, business or condition (financial or otherwise) of Borrower and its Subsidiaries (including with respect to the Collateral) as Administrative Agent may from time to time reasonably request.

8.03        Existence; Conduct of Business. Such Obligor shall, and shall cause each of its Subsidiaries to, do or cause to be done all things necessary to preserve, renew and keep in full force and effect its legal existence and the rights, licenses, permits, privileges and franchises material to the conduct of its business; provided, that, the foregoing shall not prohibit any merger, amalgamation, consolidation, liquidation or dissolution permitted under Section 9.03.

8.04        Payment of Obligations. Such Obligor shall, and shall cause each of its Subsidiaries to, pay and discharge its obligations, including (a) all Taxes, fees, assessments and governmental charges or levies imposed upon it or upon its properties or assets prior to the date on which penalties attach thereto, and all lawful claims for labor, materials and supplies which, if unpaid, might become a Lien upon any properties or assets of Borrower or any Subsidiary, except to the extent such Taxes, fees, assessments or governmental charges or levies, or such claims are being contested in good faith by appropriate proceedings and are adequately reserved against in accordance with GAAP; and (b) all lawful claims which, if unpaid, would by law become a Lien upon its property not constituting a Permitted Lien.

8.05        Insurance. Such Obligor shall, and shall cause each of its Subsidiaries to, maintain insurance with financially sound and reputable insurance companies in such amounts and against such risks as are customarily maintained by companies engaged in the same or similar businesses operating in the same or similar locations. Upon the request of Administrative Agent or the Majority Lenders, such Obligor shall, and shall cause each of its Subsidiaries to, furnish Administrative Agent from time to time with such information as to the insurance carried by it as is reasonably requested by Administrative Agent and, if so requested, copies of all such insurance policies. Such Obligor also shall, and shall cause each of its Subsidiaries to, use commercially reasonable efforts to furnish to Administrative Agent from time to time upon the request of Administrative Agent or the Majority Lenders a certificate from such Obligor’s insurance broker or other insurance specialist stating that all premiums then due on the policies relating to insurance on the Collateral have been paid and that such policies are in full force and effect. Such Obligor shall, and shall cause each of its Subsidiaries to, use commercially reasonable efforts to ensure, or cause others to ensure, that all insurance policies required under this Section 8.05 shall provide that they shall not be terminated or cancelled nor shall any such policy be materially changed in a manner adverse to such Person without at least thirty (30) days’ prior written notice (or such lesser amount as Administrative Agent may agree) to such Person and Administrative Agent. Receipt of notice of termination or cancellation of any such insurance policies or reduction of coverages or amounts thereunder shall entitle the Secured Parties to renew any such policies, cause the coverages and amounts thereof to be maintained at levels required pursuant to the first sentence of this Section 8.05 or otherwise to obtain similar insurance in place of such policies, in each case at the expense of the Obligors (payable on demand). The amount of any such expenses shall constitute “Obligations” and shall accrue interest as provided in Section 3.02. Such Obligor shall, and shall cause each of its Subsidiaries to, cause Administrative Agent and its successors and/or assigns to be named as lender’s loss payee or mortgagee as its interest may appear, and/or additional insured with respect to any such insurance providing liability coverage or coverage in respect of any Collateral, and cause each provider of any such insurance to agree, by endorsement upon the policy or policies issued by it or by independent instruments furnished to Administrative Agent, that it will give Administrative Agent thirty (30) days (or such lesser amount as Administrative Agent may agree) prior written notice before any such policy or policies shall be altered or canceled.

8.06        Books and Records; Inspection Rights.

(a)           Such Obligor shall, and shall cause each of its Subsidiaries to, keep proper books of record and account (which shall be true and correct in all material respects) sufficient for the preparation of financial statements in accordance with GAAP.

(b)           Such Obligor shall, and shall cause each of its Subsidiaries to, permit any representatives designated by Administrative Agent or any VCOC Lender, upon reasonable prior notice, to visit and inspect its properties, to examine and make extracts from its books and records, to inspect its facilities and to discuss its affairs, finances and condition with its officers and, in the presence of an officer of such Obligor, its independent accountants, all at such reasonable times and intervals (but not more often than once per calendar quarter in the aggregate unless an Event of Default has occurred and is continuing) as Administrative Agent or any VCOC Lender may request.

(c)           Such Obligor shall, and shall cause each of its Subsidiaries to, ensure that Administrative Agent, each VCOC Lender and any representative designated by Administrative Agent or a VCOC Lender, shall be entitled to consult with and advise management of Borrower and its Subsidiaries on matters relating to the operation and business of Borrower and its Subsidiaries, including management’s proposed annual operating plans and budgets, and management shall use commercially reasonable efforts to make itself available to meet with Administrative Agent, any VCOC Lender or any representatives designated by Administrative Agent or a VCOC Lender, regularly during each year (but not more often than once per calendar quarter unless an Event of Default has occurred and is continuing) at the facilities of Borrower and its Subsidiaries at mutually agreeable times for such consultation and advice and to review progress in achieving said plans; provided, that (i) such meetings do not cause any material disruption of the business, (ii) the ultimate discretion with respect to all such matters shall be retained by Borrower and its Subsidiaries and (iii) nothing in this clause (c) shall require the Borrower and its Subsidiaries to disclose information subject to attorney-client privilege. The Administrative Agent, each VCOC Lender and any such representatives agree to maintain the confidentiality of the information received pursuant to this clause (c) in accordance with its customary procedures and applicable Law, including federal and state securities laws, except that information may be disclosed (A) to its Affiliates and limited partners and their respective Related Persons (it being understood that the Persons to whom such disclosure is made will be informed of the confidential nature of such information and instructed to keep such information confidential), (B) to any other Person party hereto, (C) to the extent required by applicable Laws, (D) in connection with the exercise of any remedies hereunder or under any other Loan Document or any action or proceeding relating to this Agreement or any other Loan Document or the enforcement of rights hereunder or thereunder, (E) subject to an agreement containing provisions substantially the same as those of this Section 8.06(c), to any assignee of or Participant in, or any prospective assignee of or Participant in, any of its rights and obligations under this Agreement and (F) to the extent such information becomes publicly available other than as a result of a breach of this clause (c).

(d)           Each VCOC Lender and the Administrative Agent shall use commercially reasonable efforts to exercise the rights contained in this Section 8.06 jointly with one another, where applicable.

(e)           The Obligors shall pay all documented and reasonable out-of-pocket costs of all such inspections and meetings; provided, that, so long as no Event of Default has occurred and is continuing, (i) in the case of inspections, the Obligors shall not be required to pay such expenses for more than one (1) inspection for each fiscal year and (ii) in the case of meetings, the Obligors shall not be obligated to pay such expenses for more than one (1) meeting per quarter.

8.07        Compliance with Laws and Other Obligations. Such Obligor shall, and shall cause each of its Subsidiaries to, (a) comply in all material respects with all laws, rules, regulations and orders of any Governmental Authority applicable to it or its property (including Environmental Laws), (b) comply in all material respects with all terms of Material Indebtedness and all other Material Agreements and (c) maintain its respective business operations and property owned or used in connection therewith in material compliance with (i) all applicable Laws, regulations, rules, guidelines, ordinances, decrees, orders and other Requirements of Law, including (but only to the extent applicable) Titles XVIII and XIX of the Social Security Act, HIPAA, Medicare Regulations, Medicaid Regulations, all Environmental Laws, ERISA and OSHA and (ii) all Material Agreements and material licenses, accreditations, franchises, indentures, deeds of trust and mortgages, including (but only to the extent applicable) all Medical Reimbursement Programs, to which Borrower or any of its Subsidiaries or Managed Practices is party or by which any of them or any of their respective properties are bound. Without limiting the foregoing, Borrower, each Subsidiary, each Managed Practice and each of their respective Affiliates shall maintain a compliance and data privacy and security program that complies with applicable Laws and is reasonably designed to provide effective internal controls that promote adherence to, prevent, and detect material violations of any applicable laws and regulations and maintain in effect compliance and data privacy and security policies that comply in all material respects with Laws applicable to the conduct of such Person’s business and the types of Personal Information that such Person collects from individuals and the uses and disclosures of such information.

8.08        Maintenance of Properties, Etc.

(a)           Such Obligor shall, and shall cause each of its Subsidiaries to, maintain and preserve all of its properties necessary in or material to the proper conduct of its business in good working order and condition in accordance with the general practice of other Persons of similar character and size, ordinary wear and tear and damage from casualty or condemnation excepted.

(b)           Such Obligor shall renew, prosecute, enforce and maintain its Obligor Intellectual Property, excluding (i) the renewal, prosecution and maintenance of its Obligor Intellectual Property that in the commercially reasonable business judgment of such Obligor is not (A) necessary or material for the conduct of the businesses of Borrower and its Subsidiaries or (B) material to the value of such Obligor or Subsidiary and (ii) the prosecution of its Obligor Intellectual Property for which such Obligor has a good faith business purposes for not prosecuting.

8.09        Licenses.

(a)           Such Obligor shall, and shall cause each of its Subsidiaries to, obtain, maintain and comply with all material licenses, authorizations, accreditations, consents, filings, exemptions, registrations and other Governmental Approvals that are material to or necessary in connection with the execution, delivery and performance of the Loan Documents, the consummation of the Transactions or the operation and conduct of its business and ownership of its properties.

(b)           Promptly after entering into or becoming bound by any inbound license or other similar agreement (other than over-the-counter software that is commercially available to the public), the failure, breach or termination of which would reasonably be expected to cause a Material Adverse Effect or a material adverse effect on the commercialization of any material product of, or performance of any material service or procedure by, such Obligor or any of its Subsidiaries, such Obligor shall: (i) provide written notice to Administrative Agent of the material terms of such license or agreement with a description of its likely impact on such Obligor’s or Subsidiary’s business or financial condition and (ii) if the party to such license or agreement is an Obligor, in good faith take such actions as Administrative Agent may reasonably request to obtain the consent of, or waiver by, any Person whose consent or waiver is necessary for (A) such Obligor’s interest in such licenses or contract rights to be deemed Collateral and for Administrative Agent to have a security interest therein that might otherwise be restricted by the terms of the applicable license or agreement, whether now existing or entered into in the future, and (B) Administrative Agent to have the ability in the event of a liquidation of any Collateral to dispose of such Collateral in accordance with Administrative Agent’s exercise of its rights and remedies under this Agreement and the other Loan Documents; provided, however, that the failure to obtain any such consent or waiver shall not in and of itself constitute a Default or Event of Default under this Agreement.

8.10        Action under Environmental Laws. Such Obligor shall, and shall cause each of its Subsidiaries to, upon becoming aware of the presence of any Hazardous Materials or the existence of any Environmental Liability under applicable Environmental Laws with respect to their respective businesses, operations or properties, take all actions, at their cost and expense, as shall be necessary or advisable to investigate and clean up the condition of their respective businesses, operations or properties, including all required removal, containment and remedial actions, and restore their respective businesses, operations or properties to a condition in compliance with applicable Environmental Laws, except where the failure to take such actions would not reasonably be expected, either individually or in the aggregate, to have a Material Adverse Effect.

8.11        Use of Proceeds. Such Obligor shall, and shall cause each of its Subsidiaries to, use the proceeds of the Loans only as provided in Section 2.04.

8.12        Certain Obligations Respecting Subsidiaries; Further Assurances.

(a)           Subsidiary Guarantors. Such Obligor shall take such action, and shall cause each of its Subsidiaries to take such action, from time to time as shall be necessary to ensure that, at all times, all Subsidiaries (other than any Excluded Subsidiary not required to be a Subsidiary Guarantor under Section 8.12(b)), are “Subsidiary Guarantors” hereunder. Without limiting the generality of the foregoing, in the event that Borrower or any of its Subsidiaries shall form or acquire any new Subsidiary (other than any new Excluded Subsidiary not required to be a Subsidiary Guarantor under Section 8.12(b)) (it being understood that any Excluded Subsidiary ceasing to be an Excluded Subsidiary but remaining a Subsidiary shall be deemed to be formed or acquired at the time it ceases to be an Excluded Subsidiary for purposes of this Section 8.12), such Obligor and its Subsidiaries shall, within thirty (30) days of such formation or acquisition (or such longer time as consented to by Administrative Agent in writing):

(i)            cause such new Subsidiary to become a “Subsidiary Guarantor” hereunder, and a “Grantor” under the Security Agreement, pursuant to a Guarantee Assumption Agreement;

(ii)           take such action or cause such Subsidiary to take such action (including delivering certificates evidencing Equity Interests together with undated transfer powers executed in blank) as shall be necessary to create and perfect valid and enforceable first priority (subject to Permitted Priority Liens) Liens on substantially all of the Property of such new Subsidiary as collateral security for the Obligations;

(iii)         to the extent that the parent of such Subsidiary is not a party to the Security Agreement or has not otherwise pledged Equity Interests in its Subsidiaries in accordance with the terms of the Security Agreement and this Agreement, cause the parent of such Subsidiary to execute and deliver a pledge agreement in favor of the Secured Parties in respect of all outstanding issued Equity Interests of such Subsidiary; and

(iv)          deliver such evidence of corporate action, incumbency of officers, opinions of counsel and other documents as is consistent with those delivered by each Obligor pursuant to Section 6.01 or as Administrative Agent or the Majority Lenders shall have requested.

(b)           Excluded Subsidiaries. In the event that, at any time, Excluded Subsidiaries have, in the aggregate, (i) for any fiscal quarter (as reported pursuant to Section 8.01(a)), total Revenues constituting ten percent (10%) or more of the total Revenues of Borrower and its Subsidiaries on a consolidated basis for such period, or (ii) total assets constituting ten percent (10%) or more of the total assets of Borrower and its Subsidiaries on a consolidated basis as of the last day of any fiscal quarter (as reported pursuant to Section 8.01(a)), Obligors shall promptly (and, in any event, within thirty (30) days after such time) cause one or more of such Excluded Subsidiaries to become Subsidiary Guarantors in the manner set forth in Section 8.12(a), such that, after such Excluded Subsidiaries become Subsidiary Guarantors, the other Excluded Subsidiaries that did not become Subsidiary Guarantors in the aggregate shall cease to have Revenues or assets, as applicable, that meet the thresholds set forth in clauses (i) and (ii) above; provided, that, notwithstanding anything to the contrary herein, no Excluded Subsidiary shall be required to become a Subsidiary Guarantor if doing so would result in material adverse tax consequences for Borrower and its Subsidiaries, taken as a whole. For the purposes of this Section 8.12(b), the determination of whether a “material adverse tax consequence” shall be deemed to result from any Excluded Subsidiary becoming a Subsidiary Guarantor shall be reasonably made by Borrower in good faith after consultation with its nationally recognized tax advisors and the Administrative Agent.

(c)           Further Assurances.

(i)            Such Obligor shall cause (A) one hundred percent (100%) of the issued and outstanding Equity Interests of each Subsidiary (other than a First-Tier Excluded Subsidiary) directly owned by such Obligor and (B) with respect to each First-Tier Excluded Subsidiary directly owned by such Obligor, (1) if such grant and Lien in a greater percentage would result in material adverse tax consequences for Borrower and its Subsidiaries, taken as a whole, sixty-five percent (65%) of each class of voting Equity Interests and one hundred percent (100%) of all other Equity Interests in such First-Tier Excluded Subsidiary and (2) in any other case, one hundred percent (100%) of the Equity Interests of such First-Tier Excluded Subsidiary, in each case, to be subject at all times to a first priority, perfected Lien in favor of Administrative Agent, for the benefit of the Secured Parties, pursuant to the terms and conditions of the Security Documents, together with opinions of counsel and any necessary local law security documents, filings and deliveries (including, without limitation, deliveries of certificated securities) necessary in connection therewith to perfect the security interests therein, all in form and substance satisfactory to Administrative Agent. For the purposes of this Section 8.12(b), the determination of whether a “material adverse tax consequence” shall be deemed to result from any Obligor granting a perfected first priority security interest and Lien in more than sixty-five percent (65%) of the voting Equity Interests of a First-Tier Excluded Subsidiary, shall be reasonably made by Borrower in good faith after consultation with its nationally recognized tax advisors and the Administrative Agent.

(ii)           Such Obligor shall cause all of its owned real property and personal property, in each case (other than Excluded Assets and other property expressly excluded pursuant to the terms of the Security Documents), to be subject at all times to first priority, perfected and, in the case of owned real property, title insured Liens (subject only to Permitted Priority Liens) in favor of Administrative Agent to secure the Obligations pursuant to the Security Documents or, with respect to any such property acquired subsequent to the Closing Date, such other additional security documents as Administrative Agent shall request and, in connection with the foregoing, deliver to Administrative Agent such other documentation as Administrative Agent may request including filings and deliveries necessary to perfect such Liens, constitutive documents, resolutions and favorable opinions of counsel to such Obligor, all in form, content and scope reasonably satisfactory to Administrative Agent.

(iii)          Such Obligor shall, and shall cause each of its Subsidiaries to, take such action from time to time as shall reasonably be requested by Administrative Agent or the Majority Lenders to effectuate the purposes and objectives of this Agreement.

(iv)          Without limiting the generality of the foregoing, each Obligor shall, and shall cause each Person that is required to be a Subsidiary Guarantor to, take such action from time to time (including executing and delivering such assignments, security agreements, control agreements and other instruments) as shall be reasonably requested by Administrative Agent or the Majority Lenders to create, in favor of the Administrative Agent, on behalf of the Secured Parties, perfected security interests and Liens in substantially all of the property of such Person as collateral security for the Obligations; provided, that, any such security interest or Lien shall be subject to the relevant requirements and limitations of the Security Documents.

8.13        Termination of Non-Permitted Liens. In the event that Borrower or any of its Subsidiaries shall become aware or be notified by Administrative Agent or any Lender of the existence of any outstanding Lien against any Property of Borrower or any of its Subsidiaries, which Lien is not a Permitted Lien, the Obligors shall, and shall cause their Subsidiaries to, use its commercially reasonable efforts to promptly terminate or cause the termination of such Lien.

8.14        Intellectual Property. In the event that the Obligors acquire additional Obligor Intellectual Property during the term of this Agreement, then the provisions of this Agreement shall automatically apply thereto and any such Obligor Intellectual Property shall automatically constitute part of the Collateral under the Security Documents, without further action by any party, in each case from and after the date of such acquisition (except that any representations or warranties of any Obligor shall apply to any such Obligor Intellectual Property only from and after the date, if any, subsequent to such acquisition that such representations and warranties are brought down or made anew as provided herein). The Obligors shall provide notice thereof as set forth in Section 8.02(b) and shall execute and deliver to Administrative Agent Short-Form IP Security Agreements regarding all incremental applied-for or registered Intellectual Property within thirty (30) days of such notice.

8.15        [Reserved].

8.16        Post-Closing Items.

(a)           Obligors shall use commercially reasonable efforts to deliver to Administrative Agent, not later than thirty (30) days after the Closing Date (or such later date as Administrative Agent shall agree in its sole discretion), a duly executed Landlord Consent for the headquarters of Borrower, which shall be in form and substance reasonably satisfactory to the Administrative Agent.

(b)           Obligors shall deliver to Administrative Agent, not later than five (5) Business Days after the Closing Date (or such later date as Administrative Agent shall agree in its sole discretion), duly executed control agreements in favor of Administrative Agent for the benefit of the Secured Parties for all Deposit Accounts (other than Excluded Accounts).

(c)           Obligors shall deliver to Administrative Agent, not later than thirty (30) Business Days after the Closing Date (or such later date as Administrative Agent shall agree in its sole discretion), (i) that certain Promissory Note dated as of May 17, 2019 by Wikler Family Practice Associates, Professional Corporation, in the original principal amount of One Million Two Hundred Fifteen Thousand Dollars ($1,215,000), (ii) that certain Promissory Note dated as of June __, 2018 by Wikler Family Practice Associates, Professional Corporation, in the original principal amount of Two Million Dollars ($2,000,000), (iii) that certain Promissory Note dated as of June 25, 2019 by Calaguas, Ltd (d/b/a Calderone Medical Group), in the original principal amount of One Hundred Fifty Thousand Dollars ($150,000), and (iv) that certain Promissory Note dated as of December 29, 2018 by Calaguas, Ltd (d/b/a Calderone Medical Group), in the original principal amount of One Hundred Fifty Thousand Dollars ($150,000), in each case, endorsed and/or accompanied by such instruments of assignment and transfer in such form and substance as Administrative Agent may request.

SECTION 9
NEGATIVE COVENANTS

Each Obligor (and, with respect to Section 9.19, Holdings) covenants and agrees with Administrative Agent and the Lenders that, until the Commitments have expired or been terminated and all Obligations (other than contingent indemnification obligations for which no claim has been made) have been paid in full in cash:

9.01        Indebtedness. Such Obligor shall not, and shall not permit any of its Subsidiaries to, create, incur, assume or permit to exist any Indebtedness, whether directly or indirectly, except:

(a)           the Obligations;

(b)           Indebtedness existing on the Closing Date and set forth on Part II of Schedule 7.13(a) and Permitted Refinancings thereof;

(c)           accounts payable to trade creditors for goods and services and current operating liabilities (not the result of the borrowing of money) incurred in the ordinary course of Borrower’s or such Subsidiary’s business in accordance with customary terms and paid within the specified time, unless contested in good faith by appropriate proceedings and reserved for in accordance with GAAP;

(d)          Indebtedness consisting of guarantees resulting from endorsement of negotiable instruments for collection by Borrower or any of its Subsidiaries in the ordinary course of business;

(e)           intercompany Indebtedness permitted under Section 9.05 (other than by reference to this Section 9.01 (or any subclause hereof));

(f)            normal course of business equipment financings (including Capital Lease Obligations); provided, that, (i) if secured, the collateral therefor consists solely of the assets being financed, the products and proceeds thereof and books and records related thereto, and (ii) the aggregate outstanding principal amount of such Indebtedness does not exceed five million Dollars ($5,000,000) (or the Equivalent Amount in other currencies) at any time;

(g)           Indebtedness incurred in connection with corporate credit cards in an aggregate principal amount at any time outstanding not to exceed one million Dollars ($1,000,000);

(h)          cash management obligations and other Indebtedness in respect of netting services, overdraft protections and similar arrangements and Indebtedness arising from the honoring by a bank or other financial institution of a check, draft or similar instrument drawn against insufficient funds in the ordinary course of business;

(i)            Indebtedness consisting of unpaid insurance premiums owing to insurance companies and insurance brokers incurred in connection with the financing of insurance premiums in the ordinary course of business;

(j)            Guarantees of Obligors and their Subsidiaries in respect of Indebtedness of the Obligors otherwise permitted hereunder;

(k)          to the extent constituting Indebtedness, obligations (contingent or otherwise) of the Obligors existing or arising under any Hedging Agreement permitted under Section 9.05(h);

(l)            Indebtedness owing to insurance carriers and incurred to finance insurance premiums of any Obligor in the ordinary course of business;

(m)          Indebtedness with respect to surety bonds, customs bonds and performance bonds incurred in the ordinary course of business;

(n)           Indebtedness assumed or acquired by any Obligor in connection with any Permitted Acquisition or other Investment permitted hereunder; provided, that, (i) such Indebtedness was not incurred in contemplation of such Permitted Acquisition or Investment, (ii) the aggregate amount of all such Indebtedness at any one time outstanding shall not exceed five million Dollars ($5,000,000) and (iii) such Indebtedness is subordinated to the Obligations and secured (if at all) on terms reasonably satisfactory to the Majority Lenders;

(o)           deferred purchase price obligations in the form of earnouts and other similar contingent obligations and seller debt, in each case, incurred in connection with a Permitted Acquisition; provided, that, (i) the principal amount (or, in the case of earnouts or other similar contingent obligations, the maximum amount payable in respect thereof assuming satisfaction of all performance or other payment criteria with respect thereto) of such Indebtedness does not exceed fifteen million Dollars ($15,000,000) in the aggregate at any time outstanding and (ii) solely with respect to seller debt, such Indebtedness is subordinated to the Obligations and secured (if at all) on terms reasonably satisfactory to the Majority Lenders;

(p)           Indebtedness with respect to letters of credit issued by, or a letter of credit facility with, a letter of credit issuer reasonably acceptable to the Administrative Agent, in an aggregate face amount not to exceed five million Dollars ($5,000,000) at any time outstanding;

(q)           other Guarantees permitted under Section 9.05 (other than by reference to this Section 9.01 (or any subclause hereof)); and

(r)            Intermountain Subordinated Debt; provided, that, (i) the Intermountain Subordinated Debt is at all times subject to the terms and conditions of the Intermountain Subordination Agreement, (ii) the Intermountain Subordinated Debt is unsecured, (iii) no Subsidiary shall Guarantee the Intermountain Subordinated Debt unless such Subsidiary is a Subsidiary Guarantor and (iv) the aggregate principal amount of the Intermountain Subordinated Debt shall not exceed at any one time outstanding the sum of (A) fifteen million Dollars ($15,000,000) plus (B) capitalized interest on the Intermountain Subordinated Debt that is added to the principal balance thereof in accordance with the terms of the Intermountain Note in effect as of the Closing Date (in lieu of being paid in cash);

(s)           other Indebtedness not exceeding five hundred thousand Dollars ($500,000) in the aggregate at any time outstanding; provided, that, such Indebtedness is subordinated to the Obligations on terms reasonably satisfactory to the Majority Lenders.

9.02        Liens. Such Obligor shall not, and shall not permit any of its Subsidiaries to, create, incur, assume or permit to exist any Lien on any property or asset now owned or hereafter acquired by it, or assign or sell any income or Revenues (including accounts receivable) or rights in respect of any thereof, except:

(a)           Liens created under the Security Documents securing the Obligations;

(b)           any Lien on any property or asset of Borrower or any of its Subsidiaries existing on the Closing Date and set forth on Part II of Schedule 7.13(b) and Liens with respect to any Permitted Refinancing of the Indebtedness secured thereby; provided, that, (i) no such Lien shall extend to any other property or asset of Borrower or any of its Subsidiaries (other than (x) after-acquired property that is affixed or incorporated into the property covered by such Lien and (y) proceeds and products thereof) and (ii) any such Lien shall secure only those obligations which it secures on the Closing Date and Permitted Refinancings thereof;

(c)           Liens securing Indebtedness permitted under Section 9.01(d); provided, that, such Liens are restricted solely to the collateral described in Section 9.01(d);

(d)           Liens imposed by law which were incurred in the ordinary course of business, including (but not limited to) carriers’, landlords’, warehousemen’s and mechanics’ liens and other similar liens arising in the ordinary course of business and which (x) do not in the aggregate materially detract from the value of the Property subject thereto or materially impair the use thereof in the operations of the business of such Person or (y) are being contested in good faith by appropriate proceedings, which proceedings have the effect of preventing the forfeiture or sale of the Property subject to such liens and for which adequate reserves have been made if required in accordance with GAAP;

(e)           pledges or deposits made in the ordinary course of business in connection with workers’ compensation, unemployment insurance or other similar social security legislation;

(f)            Liens securing Taxes, assessments and other governmental charges, the payment of which is not yet due or is being contested in good faith by appropriate proceedings promptly initiated and diligently conducted and for which such reserve or other appropriate provisions, if any, as shall be required by GAAP shall have been made;

(g)          servitudes, easements, rights of way, restrictions and other similar encumbrances on real Property imposed by applicable Laws and encumbrances consisting of zoning or building restrictions, easements, licenses, restrictions on the use of property or minor imperfections in title thereto which, in the aggregate, are not material, and which do not in any case materially detract from the value of the property subject thereto or interfere with the ordinary conduct of the business of Borrower or any of its Subsidiaries;

(h)           with respect to any real Property, (i) such defects or encroachments as might be revealed by an up-to-date survey of such real Property; (ii) the reservations, limitations, provisos and conditions expressed in the original grant, deed or patent of such property by the original owner of such real Property pursuant to applicable Laws; and (iii) rights of expropriation, access or user or any similar right conferred or reserved by or in applicable Laws, which, in the aggregate for the foregoing clauses (i), (ii) and (iii), do not materially detract from the value of the property subject thereto or interfere with the ordinary conduct of the business of Borrower or any of its Subsidiaries;

(i)            Liens in favor of customs and revenue authorities arising as a matter of law to secure payment of customs duties in connection with the importation of goods and incurred in the ordinary course of business;

(j)            any zoning or similar Law or right reserved to or vested in any Governmental Authority to control or regulate the use of any real property;

(k)           (i) non-exclusive licenses, and (ii) sublicenses, operating leases and subleases (in the case of each of the foregoing with respect to Intellectual Property, on a non-exclusive basis), in each case, granted in the ordinary course of business and not interfering in any respect with the ordinary conduct of, or materially detracting from, the value of the business of Borrower and its Subsidiaries;

(l)            Liens on insurance policies and the proceeds thereof securing the financing of the premiums with respect thereto;

(m)          Liens to secure payment of workers’ compensation, employment insurance, old-age pensions, social security and other like obligations incurred in the ordinary course of business;

(n)           Liens securing judgments that do not constitute an Event of Default under Section 11.01(k); and

(o)           bankers liens, rights of setoff and similar Liens incurred on deposits, security accounts or other similar banking and securities intermediary arrangements, in each case, made in the ordinary course of business;

(p)           deposits to secure the performance of bids, trade contracts, leases (not to include Indebtedness), statutory obligations, surety and appeal bonds (other than bonds related to judgments or litigation), performance bonds and other obligations of a like nature, in each case incurred in the ordinary course of business;

(q)           Liens existing on property at the time of its Acquisition or otherwise securing acquired or assumed Indebtedness permitted under Section 9.01(n); provided, that, (i) such Liens were not created in contemplation of such Acquisition, (ii) such Liens do not at any time encumber any other property (other than proceeds, products and accessions thereof) and (iii) the property encumbered by such Liens and the priority thereof are reasonably satisfactory to the Majority Lenders;

(r)            Liens granted in connection with Indebtedness permitted pursuant to Section 9.01(o); provided, that, (i) the value of the assets subject to Liens pursuant to this clause (r) do not exceed five million Dollars ($5,000,000) in the aggregate at any time and (ii) such Liens, to the extent securing seller debt under Section 9.01(o) are subordinated to the Obligations and otherwise on terms reasonably satisfactory to the Majority Lenders; and

(s)           Liens on cash deposits securing letters of credit permitted under Section 9.01(p); provided, that, the amount of cash encumbered by such Liens does not exceed 105% of the face amounts of the letters of credit secured thereby;

provided, that, no Lien otherwise permitted under any of the foregoing Sections 9.02(b) through (s) shall apply to any Material Intellectual Property.

9.03        Fundamental Changes and Acquisitions. Such Obligor shall not, and shall not permit any of its Subsidiaries to, (x) consummate any transaction of merger, amalgamation or consolidation, (y) liquidate, wind up or dissolve itself (or suffer any liquidation or dissolution), or (z) consummate any Acquisition or otherwise acquire any business or substantially all the property from, or Equity Interests of, or be a party to any acquisition of, any Person, except:

(a)           Investments permitted under Section 9.05(e) (other than by reference to this Section 9.03 (or any subclause hereof));

(b)           the merger, amalgamation or consolidation of any Subsidiary Guarantor with or into any other Obligor; provided, that, in the case of a merger, amalgamation or consolidation with or into Borrower, Borrower shall be the surviving entity;

(c)           the sale, lease, transfer or other disposition by any Subsidiary of any or all of its property (upon voluntary liquidation or otherwise) to (i) any Obligor or (ii) if such Subsidiary is not a Subsidiary Guarantor, another Subsidiary that is not a Subsidiary Guarantor;

(d)           the sale, transfer or other disposition of the Equity Interests of any Subsidiary (other than Borrower) (i) to any Obligor or (ii) if the seller or other transferor is a Subsidiary that is not a Subsidiary Guarantor, to another Subsidiary that is not a Subsidiary Guarantor;

(e)           Permitted Acquisitions; provided, that, the aggregate consideration for all such Acquisitions shall not exceed the sum of (i) twenty-five million Dollars ($25,000,000) less (ii) the aggregate principal amount of Indebtedness incurred under Section 9.01(n) less (iii) the aggregate principal amount of Indebtedness incurred under Section 9.01(o), in each case, during the term of this Agreement; and

(f)            the consummation of First Amendment Merger Transactions on the Merger Effective Date.

9.04        Lines of Business. Such Obligor shall not, and shall not permit any of its Subsidiaries to, engage to any material extent in any business other than the business engaged in on the Merger Effective Date by Borrower and its Subsidiaries or a business reasonably related thereto.

9.05         Investments. Such Obligor shall not, and shall not permit any of its Subsidiaries to, directly or indirectly, make or own any Investment except:

(a)            Investments outstanding on the Closing Date and identified in Schedule 9.05;

(b)            operating deposit accounts with banks;

(c)            extensions of credit in the nature of accounts receivable or notes receivable arising from the sales of goods or services in the ordinary course of business;

(d)            Permitted Cash Equivalent Investments;

(e)            Investments (i) by any Obligor in any other Obligor, (ii)  by Subsidiaries that are not Obligors in other Subsidiaries that are not Obligors, (iii) by Subsidiaries that are not Obligors in Obligors and (iv) by Obligors in Subsidiaries that are not Obligors so long as, in the case of this clause (iv), the aggregate amount thereof does not exceed five hundred thousand Dollars ($500,000) in any fiscal year; provided, that, notwithstanding anything herein to the contrary in this Section 9.05(e), Borrower shall not be permitted to have any direct or indirect Subsidiaries that are not wholly-owned Subsidiaries (except to the extent resulting solely from directors’ qualifying shares required pursuant to applicable Law);

(f)             Hedging Agreements entered into in the ordinary course of Borrower’s financial planning solely to hedge currency and interest rate risks (and not for speculative purposes) and in an aggregate notional amount for all such Hedging Agreements not in excess of five hundred thousand Dollars ($500,000) (or the Equivalent Amount in other currencies);

(g)            Investments consisting of security deposits with utilities and other like Persons made in the ordinary course of business;

(h)            Investments consisting of employee loans, travel advances and guarantees in accordance with Borrower’s usual and customary practices with respect thereto (if permitted by applicable law) which in the aggregate shall not exceed five hundred thousand Dollars ($500,000) outstanding at any time (or the Equivalent Amount in other currencies);

(i)             Investments received in connection with any Insolvency Proceedings in respect of any customers, suppliers or clients and in settlement of delinquent obligations of, and other disputes with, customers, suppliers or clients;

(j)             Investments permitted under Sections 9.01 or 9.03 (in each case, other than by reference to this Section 9.05 (or any subclause hereof)); and

(k)            other unsecured Investments not exceeding one million Dollars ($1,000,000) in the aggregate at any time outstanding.

9.06         Restricted Payments. Such Obligor shall not, and shall not permit any of its Subsidiaries to, declare or make, or agree to pay or make, directly or indirectly, any Restricted Payment, except:

(a)            Borrower may declare and pay dividends with respect to its Equity Interests to the extent payable solely in additional shares of its Qualified Equity Interests;

(b)            Borrower may make Restricted Payments pursuant to and in accordance with incentive units, restricted stock agreements, stock option plans or other benefit plans for management, directors or employees of Holdings, Borrower and its Subsidiaries, except that all such Restricted Payments made in cash in reliance on this clause (b) shall be limited to an aggregate amount of two million Dollars ($2,000,000) in any fiscal year of Borrower;

(c)            Borrower may make repurchases of Equity Interests deemed to occur upon the cash-less or net exercise or conversion of stock options, warrants or other convertible or exchangeable securities;

(d)            Borrower may make repurchases of its Equity Interests deemed to occur upon the withholding of a portion of the Equity Interests granted or awarded to a current or former officer, director, employee or consultant to pay for the taxes payable by such person upon such grant or award (or upon vesting or exercise thereof), and Borrower may make Restricted Payments to Holdings to pay required withholding Taxes or similar non-U.S. Taxes with respect to any future, present or former employee, director, manager or consultant in connection with deemed repurchases or the surrender of shares in connection with vesting of equity awards or the exercise of stock options under Holdings’ 2021 Equity Incentive Plan and any amendments, extensions or replacements thereof to the extent that such amendments, extensions or replacements do not increase the amount of available consideration thereunder;

(e)            Borrower may (and may make Restricted Payments to Holdings to) pay cash in lieu of the issuance of its or Holdings’ fractional shares of Equity Interests, except that all such Restricted Payments made in reliance on this clause (e) shall be limited to an aggregate amount of One Hundred Fifty Thousand Dollars ($150,000) in any fiscal year of Borrower;

(f)             any Subsidiary may make Restricted Payments to any Obligor;

(g)            Borrower may (and may make Restricted Payments to Holdings to) (i) make payments to the members of its or Holdings’ Board of consulting and advisory fees incurred in the ordinary course of business and to pay fees of consultants and advisors retained by such Board, (ii) reimburse reasonable out-of-pocket expenses incurred by members of its or Holdings’ Board in their capacity as such, and by consultants and advisors retained by its or Holdings’ Board in their capacity as such, and (iii) make payments of reasonable out-of-pocket expenses incurred by the Permitted Holders in connection with their management of Holdings, the Borrower and its Subsidiaries; provided, that, the aggregate amount of such payments and reimbursements made by Borrower together with the aggregate amount of Restricted Payments made by Borrower to Holdings to make such payments and reimbursements for the foregoing clauses (g)(i) – (g)(iii) shall not exceed Two Hundred Fifty Thousand Dollars ($250,000) in any fiscal year of Borrower;

(h)            Borrower may make Restricted Payments to Holdings to pay Transaction Expenses; provided, that, (i) such Restricted Payments are made, and the related Transaction Expenses are paid, within six (6) months of the Merger Effective Date and (ii) the aggregate amount of Restricted Payments made in reliance on this clause (h) shall not exceed Fifty Million Dollars ($50,000,000) during the term of this Agreement;

(i)             so long as no Event of Default shall have occurred and be continuing or would result therefrom, the Borrower may make Restricted Payments to Holdings to pay (i) Holdings’ reasonable operating costs and expenses incurred in the ordinary course of business, (ii) other reasonable corporate overhead costs and expenses of Holdings (including administrative, legal, accounting and similar expenses provided by third parties) which are reasonable and customary and incurred in the ordinary course of business and attributable to the ownership or operations of the Borrower and its Subsidiaries, (iii) reasonable Public Company Costs, (iv) franchise Taxes and other fees, Taxes and expenses required to maintain any Holdings’ corporate or legal existence or good standing under applicable law, (v) customary salary, bonus and other benefits payable to officers and employees of Holdings to the extent such salaries, bonuses and other benefits are incurred in the ordinary course of business and are attributable to the ownership or operation of the Borrower and its Subsidiaries; and (vi) reasonable costs, fees and expenses (other than to Affiliates) related to any successful or unsuccessful equity or debt offering by Holdings that is directly attributable to the operations of the Borrower and its Subsidiaries;

(j)             Permitted Tax Distributions;

(k)            Borrower may make Restricted Payments to Holdings in connection with the escrow arrangements described under the heading “Escrowed Consideration” in the definitive proxy distributed to the equityholders of Holdings on October 28, 2021; provided, that, the aggregate amount of Restricted Payments made in cash in reliance on this clause (k) shall not exceed Twenty Million Dollars ($20,000,000) during the term of this Agreement; and

(l)             Restricted Payments pursuant to the Merger Agreement in connection with the consummation of the First Amendment Merger Transactions on the Merger Effective Date.

9.07         Payments of Indebtedness. Such Obligor shall not, and shall not permit any of its Subsidiaries to, make (a) any voluntary or optional payments in respect of any Indebtedness (other than Intermountain Subordinated Debt) that is subordinated to the Obligations other than payments thereof that are permitted under the terms of the applicable subordination or intercreditor agreement to which the Administrative Agent is a party or (b) any payments in respect of Intermountain Subordinated Debt other than the payments of interest that are capitalized by adding such interest payment amounts to the principal balance of the Intermountain Subordinated Debt (in lieu of being paid in cash) in accordance with the terms of the Intermountain Note in effect as of the Closing Date.

9.08         Change in Fiscal Year. Such Obligor shall not, and shall not permit any of its Subsidiaries to, change the last day of its fiscal year from that in effect on the Closing Date, except (a) to change the fiscal year of a Subsidiary acquired in connection with an Acquisition to conform its fiscal year to that of Borrower or (b) with the prior written consent of the Administrative Agent (which consent shall not be unreasonably withheld, conditioned or delayed).

9.09         Sales of Assets, Etc. Such Obligor shall not, and shall not permit any of its Subsidiaries to, sell, lease, license, transfer, or otherwise dispose of any of its Property (including accounts receivable and Equity Interests of Subsidiaries) to any Person in one transaction or series of transactions (any thereof, an “Asset Sale”), except:

(a)            transfers of cash in the ordinary course of its business for equivalent value;

(b)            sales of inventory in the ordinary course of its business on ordinary business terms;

(c)            development and other collaborative arrangements where such arrangements provide for the licenses or disclosure of Patents, Trademarks, Copyrights or other Intellectual Property rights in the ordinary course of business and consistent with general market practices where such license requires periodic payments based on per unit sales of a product, service or procedure over a period of time; provided, that, each such license does not effect a legal transfer of title to such Intellectual Property rights, that each such license must be a true license as opposed to a license that is a sales transaction in substance and that each such license does not materially restrict the ability of Borrower or any of its Subsidiaries to commercialize any material product of, or provide any material service or procedure by, Borrower or any of its Subsidiaries;

(d)            transfers of Property by (i) any Obligor to any Obligor or (ii) any Subsidiary that is not an Obligor to any Obligor or any other Subsidiary that is not an Obligor;

(e)            dispositions of any equipment or fixed assets that are surplus, obsolete or worn out or no longer used or useful in the business of Borrower and its Subsidiaries;

(f)             licenses, sublicenses, leases or subleases granted to third parties in the ordinary course of business (but limited, in the case of licenses of Intellectual Property, to non-exclusive licenses), in each case, not interfering with the business of Borrower and its Subsidiaries;

(g)            to the extent constituting an Asset Sale, any transaction permitted under Section 9.02, 9.03, 9.05 or 9.06 (in each case, other than by reference to this Section 9.09 (or any subclause hereof));

(h)            dispositions resulting from Involuntary Dispositions that do not constitute an Event of Default;

(i)             the sale or discount, in each case without recourse, of accounts receivable arising in the ordinary course of business in connection with the collection or compromise thereof;

(j)             the lapse, abandonment, of other disposition of Obligor Intellectual Property that in the commercially reasonable business judgment of the Obligors is not (i) necessary or material for the conduct of the businesses of Borrower and its Subsidiaries or (ii) material to the value of Borrower and its Subsidiaries; and

(k)             any other Asset Sale; provided, that, (i) at least seventy-five percent (75.00%) of the consideration paid in connection with each such Asset Sale shall be cash proceeds paid contemporaneously with the consummation of such Asset Sale and (ii) the aggregate net book value of all of the Property sold or otherwise disposed of in such Asset Sale, together with the aggregate net book value of all of the Property sold or otherwise disposed of by Borrower and its Subsidiaries in all Asset Sales permitted under this clause (k), shall not exceed ten million Dollars ($10,000,000) during the term of this Agreement; provided, that, each of the following will be deemed to be cash proceeds paid contemporaneously with the consummation of such Asset Sale for purposes of this clause (k): (i) any liabilities (as shown on Borrower’s most recent balance sheet provided hereunder or in the footnotes thereto) of Borrower or any of its Subsidiaries, other than liabilities that are by their terms subordinated to the Obligations, that (A) are either (1) assumed by the transferee with respect to the applicable Asset Sale or (2) otherwise cancelled or terminated in connection with such Asset Sale and (B) in each case, are expressly non-recourse to Borrower and each of its Subsidiaries following the consummation of such Asset Sale, and (B) any securities or notes received by Borrower and its Subsidiaries from such transferee in connection with such Asset Sale that are readily marketable and could be converted by Borrower or such Subsidiary into cash or Permitted Cash Equivalent Investments at the time of the closing of such Asset Sale.

9.10         Transactions with Affiliates. Such Obligor shall not, and shall not permit any of its Subsidiaries to, sell, lease, license or otherwise transfer any assets to, or purchase, lease, license or otherwise acquire any assets from, or otherwise engage in any other transactions with, any of its Affiliates, except:

(a)            transactions (i) solely between or among Obligors and (ii) solely between or among Subsidiaries that are not Obligors;

(b)           any transaction permitted under Section 9.01, 9.05, 9.06 or 9.09(a) through (g) (in each case, other than by reference to this Section 9.10 (or any subclause hereof));

(c)            (i) reasonable compensation, benefits and indemnification of, and other employment arrangements with (including the payment of bonuses and other deferred compensation), directors, officers and employees of Borrower or any Subsidiary in the ordinary course of business and (ii) reasonable and customary expense reimbursements paid to members of the Board of Borrower or any Subsidiary;

(d)            transactions contemplated under the Management Services Agreements and Equity Transfer Restriction Agreements;

(e)            issuances of Qualified Equity Interests of Borrower to Affiliates in exchange for cash; provided, that, the terms thereof are no less favorable (including the amount of cash received by Borrower) to Borrower than those that would be obtained in a comparable arm’s-length transaction with a Person not an Affiliate of Borrower;

(f)             transactions by and among an Obligor on the one hand and either (i) FEMG Holdings, LLC, a Delaware limited liability company or (ii) Atrio Holdings, LLC, a Delaware limited liability company, on the other hand, in each case, on terms that are no less favorable (including the amount of cash received by the Obligors) to the Obligors than those that would be obtained in a comparable arm’s-length transaction with a Person not an Affiliate of the Obligors;

(g)            transactions contemplated by the Tax Receivable Agreement;

(h)            the exchange of Equity Interests of the Borrower for Equity Interests of Holdings as contemplated by the Post-Closing LLCA;

(i)             the consummation of the First Amendment Merger Transactions on the Merger Effective Date pursuant to the terms and conditions of the Merger Agreement and the Post-Closing LLCA; and

(j)             the transactions set forth on Schedule 9.10.

9.11         Restrictive Agreements. Such Obligor shall not, and shall not permit any of its Subsidiaries to, directly or indirectly, enter into, incur or permit to exist any Restrictive Agreement other than:

(a)            restrictions and conditions imposed by law or by this Agreement and the other Loan Documents;

(b)            Restrictive Agreements listed on Schedule 9.11;

(c)            restrictions or conditions imposed by the definitive documentation governing Permitted Indebtedness permitted under Sections 9.01(b) and 9.01(f); provided, that, such restrictions apply only to the property or assets securing such Permitted Indebtedness;

(d)            customary provisions contained in leases, subleases, licenses, sublicenses and other contracts (other than relating to Intellectual Property) restricting the assignment, subletting or encumbrance thereof, customary net worth provisions or similar financial maintenance provisions contained therein and other customary provisions contained in such leases, subleases, licenses, sublicenses and other contracts entered into in the ordinary course of business; and

(e)             customary restrictions and conditions contained in any agreement relating to the sale of any property permitted under Section 9.09 pending the consummation of such sale.

9.12         Amendments to Material Agreements; Organizational Documents. Such Obligor shall not, and shall not permit any of its Subsidiaries to, (a) enter into any amendment to or modification of any Material Agreement that is materially adverse to (i) Borrower and its Subsidiaries, (ii) [reserved] or (iii) the rights or remedies of the Administrative Agent and the Lenders, without in each case the prior written consent of Administrative Agent (which consent shall not be unreasonably withheld, conditioned or delayed) or (b) enter into any amendment or modification of any Intermountain Note Document in a manner adverse to the Secured Parties or in violation of the Intermountain Subordination Agreement. Such Obligor shall not, and shall not permit any of its Subsidiaries to, enter into any amendment to or modification of its organizational documents in a manner that would be materially adverse to the interests, or rights or remedies, of Administrative Agent and the Lenders; provided, that the adoption of the Post-Closing LLCA by the Borrower upon the effectiveness of the First Amendment Merger Transactions on the Merger Effective Date shall be deemed to not be materially adverse to the interests, rights and remedies of the Administrative Agent and the Lenders.

9.13         Sales and Leasebacks. Such Obligor shall not, and shall not permit any of its Subsidiaries to, become liable, directly or indirectly, with respect to any lease, whether an operating lease or a capital lease, of any property (whether real, personal, or mixed), whether now owned or hereafter acquired, (a) which such Obligor or Subsidiary thereof has sold or transferred or is to sell or transfer to any other Person and (b) which such Obligor or Subsidiary thereof intends to use for substantially the same purposes as property which has been or is to be sold or transferred.

9.14         Hazardous Material. Such Obligor shall not, and shall not permit any of its Subsidiaries or any Managed Practice to, use, generate, manufacture, install, treat, release, store or dispose of any Hazardous Material, except in compliance with all applicable Environmental Laws or where the failure to comply would not reasonably be expected to result in a Material Adverse Change.

9.15         Accounting Changes. Such Obligor shall not, and shall not permit any of its Subsidiaries to, make any significant change in accounting treatment or reporting practices, except (a) as required or permitted by GAAP or (b) consented to be the Administrative Agent in writing.

9.16         Compliance with ERISA. No ERISA Affiliate shall cause or suffer to exist (a) any event that could result in the imposition of a Lien with respect to any Title IV Plan or Multiemployer Plan or (b) any other ERISA Event that would, in the aggregate, have a Material Adverse Effect. No Obligor shall, nor shall it permit any of its Subsidiaries to, cause or suffer to exist any event that could result in the imposition of a Lien with respect to any Benefit Plan.

9.17         Use of Proceeds. Such Obligor shall not, nor shall it permit its Subsidiaries to, use any part of the proceeds of the Loans, whether directly or indirectly, for any purpose that entails a violation of any of the Regulations of the Board of Governors of the Federal Reserve System, including Regulation T, Regulation U and Regulation X.

9.18         Ownership of Subsidiaries. Notwithstanding any other provisions of this Agreement to the contrary, such Obligor shall not, and shall not permit any of its Subsidiaries to (a) permit any Person (other than any Obligor or any wholly-owned Subsidiary) to own any Equity Interests of any Subsidiary, except to qualify directors where required by applicable Law or to satisfy other requirements of applicable Law with respect to the ownership of Equity Interests of Foreign Subsidiaries, (b) permit such Obligor or any Subsidiary to issue or have outstanding any shares of Disqualified Equity Interests or (c) permit any Person (other than the Administrative Agent) to possess any Lien on the Equity Interests of such Obligor or any Subsidiary.

9.19         Limitations on Holdings. Permit Holdings to own any material property or assets or engage in any material business other than:

(a)            hold any material assets other than (i) the Equity Interests of the Borrower, (ii) minute books and corporate books and records of Holdings, (iii) cash and Permitted Cash Equivalent Investments (including the proceeds received in connection with Restricted Payments in accordance with Section 9.06 pending application thereof);

(b)            have any material liabilities (contingent or otherwise) other than (i) administrative expenses of Holdings in the ordinary course of business, (ii) liabilities under its organizational documents and (iii) issuing or repurchasing its Equity Interests; or

(c)            engage in any material activities or business other than (i) owning the Equity Interests of the Borrower, and activities incidental or related thereto, (ii) maintaining its legal existence, (iii) participating in other administrative matters as a member of the consolidated group of Holdings and its Subsidiaries, (iv) the Transactions, (v) any public offering of its common stock or any other issuance or sale of its Equity Interests, (vi) any activities necessary or reasonably advisable for or incidental to the initial registration and listing of Holdings’ common stock and the continued existence of Holdings as a public company, (vii) any activities incidental to compliance with the provisions of the Securities Act and the Exchange Act, any rules and regulations promulgated thereunder, and the rules of national securities exchanges, in each case, as applicable to companies with listed equity securities, as well as activities incidental to investor relations, shareholder meetings and reports to shareholders or debtholders, (viii) the obtainment of, and the payment of any fees and expenses for, management, consulting, investment banking and advisory services, and (ix) activities ancillary or necessary to the foregoing.

SECTION 10
FINANCIAL COVENANTS

Each Obligor covenants and agrees with Administrative Agent and the Lenders that, until the Commitments have expired or been terminated and all Obligations (other than contingent indemnification obligations for which no claim has been made) have been paid in full in cash:

10.01       Minimum Liquidity. The Obligors shall maintain at all times Liquidity in an amount which shall exceed five million Dollars ($5,000,000).

10.02       Minimum Revenue. Borrower and its Subsidiaries, shall have annual consolidated Revenue, tested for each calendar year as of the last day of each such calendar year:

(a)            during the twelve-month period beginning on January 1, 2021, of at least three hundred ninety-five million Dollars ($395,000,000);

(b)            during the twelve-month period beginning on January 1, 2022, of at least four hundred sixty million Dollars ($460,000,000);

(c)            during the twelve-month period beginning on January 1, 2023, of at least five hundred twenty-five million Dollars ($525,000,000);

(d)            during the twelve-month period beginning on January 1, 2024, of at least five hundred eighty-five million Dollars ($585,000,000);

(e)            during the twelve-month period beginning on January 1, 2025, of at least six hundred fifty million Dollars ($650,000,000); and

(f)             during each twelve-month period beginning on January 1 of a given year thereafter, of at least six hundred fifty million Dollars ($650,000,000).

SECTION 11
EVENTS OF DEFAULT

11.01       Events of Default. Each of the following events shall constitute an “Event of Default”:

(a)             Borrower shall fail to pay any principal of any Loan when and as the same shall become due and payable, whether at the due date thereof or at a date fixed for prepayment thereof or otherwise;

(b)            any Obligor shall fail to pay any Obligation (other than an amount referred to in Section 11.01(a)) when and as the same shall become due and payable, and such failure shall continue unremedied for a period of three (3) Business Days;

(c)            any representation or warranty made or deemed made by or on behalf of Borrower or any of its Subsidiaries in or in connection with this Agreement or any other Loan Document or any amendment or modification hereof or thereof, or in any report, certificate, financial statement or other document furnished pursuant to or in connection with this Agreement or any other Loan Document or any amendment or modification hereof or thereof, shall: (i) prove to have been incorrect when made or deemed made to the extent that such representation or warranty contains any materiality or Material Adverse Effect qualifier; or (ii) prove to have been incorrect in any material respect when made or deemed made to the extent that such representation or warranty does not otherwise contain any materiality or Material Adverse Effect qualifier;

(d)            any Obligor (and, in the case of Section 9.19, any Obligor or Holdings) shall fail to observe or perform any covenant, condition or agreement contained in Section 8.02, 8.03 (with respect to each Obligor’s existence), 8.11, 8.12, 8.14, 8.16, 9 or 10;

(e)            any Obligor shall fail to observe or perform any covenant, condition or agreement contained in this Agreement (other than those specified in Section 11.01(a), (b) or (d)) or any other Loan Document, and, in the case of any failure that is capable of cure, if such failure shall continue unremedied for a period of thirty (30) or more days after the earlier of the date on which (i) a Responsible Officer of any Obligor obtains Knowledge of such failure and (ii) written notice of such failure shall have been given to the Borrower by Administrative Agent or any Lender;

(f)             Borrower or any of its Subsidiaries shall fail to make any payment (whether of principal or interest and regardless of amount) in respect of any Material Indebtedness, when and as the same shall become due and payable after giving effect to any applicable grace or cure period as originally provided by the terms of such Indebtedness;

(g)            (i) any material breach of, or “event of default” or similar event by Borrower or any Subsidiary occurs under, any Material Agreement, (ii) any “Event of Default” occurs under any Intermountain Note Document, or (iii) any event or condition occurs (A) that results in any Material Indebtedness becoming due prior to its scheduled maturity or (B) that enables or permits (with or without the giving of notice, but subject to any applicable grace periods) the holder or holders of such Material Indebtedness or any trustee or agent on its or their behalf to cause such Material Indebtedness to become due, or to require the prepayment, repurchase, redemption or defeasance thereof, prior to its scheduled maturity; provided, that, this Section 11.01(g) shall not apply to secured Indebtedness that becomes due as a result of the voluntary sale or transfer of the property or assets securing such Material Indebtedness or the conversion of convertible Indebtedness permitted under this Agreement into Qualified Equity Interests of Borrower;

(h)            Borrower or any Subsidiary:

(i)             becomes insolvent, or generally does not or becomes unable to pay its debts or meet its liabilities as the same become due, or admits in writing its inability to pay its debts generally, or declares any general moratorium on its indebtedness, or proposes a compromise or arrangement or deed of company arrangement between it and any class of its creditors;

(ii)            commits an act of bankruptcy or makes an assignment of its property for the general benefit of its creditors or makes a proposal (or files a notice of its intention to do so);

(iii)           institutes any proceeding seeking to adjudicate it an insolvent, or seeking liquidation, dissolution, winding-up, reorganization, compromise, arrangement, adjustment, protection, moratorium, relief, stay of proceedings of creditors generally (or any class of creditors), or composition of it or its debts or any other relief, under any federal, provincial or foreign Law now or hereafter in effect relating to bankruptcy, winding-up, insolvency, reorganization, receivership, plans of arrangement or relief or protection of debtors or at common law or in equity, or files an answer admitting the material allegations of a petition filed against it in any such proceeding;

(iv)           applies for the appointment of, or the taking of possession by, a receiver, interim receiver, receiver/manager, sequestrator, conservator, custodian, administrator, trustee, liquidator, voluntary administrator, receiver and manager or other similar official for it or any substantial part of its property; or

(v)            takes any action, corporate or otherwise, to approve, effect, consent to or authorize any of the actions described in this Section 11.01(h) or in Section 11.01(i), or otherwise acts in furtherance thereof or fails to act in a timely and appropriate manner in defense thereof;

(i)             any petition is filed, application made or other proceeding instituted against or in respect of Borrower or any Subsidiary:

(i)             seeking to adjudicate it an insolvent;

(ii)            seeking a receiving order against it;

(iii)          seeking liquidation, dissolution, winding-up, reorganization, compromise, arrangement, adjustment, protection, moratorium, relief, stay of proceedings of creditors generally (or any class of creditors), deed of company arrangement or composition of it or its debts or any other relief under any federal, provincial or foreign law now or hereafter in effect relating to bankruptcy, winding-up, insolvency, reorganization, receivership, plans of arrangement or relief or protection of debtors or at common law or in equity; or

(iv)           seeking the entry of an order for relief or the appointment of, or the taking of possession by, a receiver, interim receiver, receiver/manager, sequestrator, conservator, custodian, administrator, trustee, liquidator, voluntary administrator, receiver and manager or other similar official for it or any substantial part of its property;

and, in the case of each of the foregoing, such petition, application or proceeding continues undismissed, or unstayed and in effect, for a period of forty-five (45) days after the institution thereof; provided, that, if an order, decree or judgment is granted or entered (whether or not entered or subject to appeal) against Borrower or such Subsidiary thereunder in the interim, such grace period will cease to apply; provided further, that, if Borrower or such Subsidiary files an answer admitting the material allegations of a petition filed against it in any such proceeding, such grace period will cease to apply;

(j)             any other event occurs which, under the laws of any applicable jurisdiction, has an effect equivalent to any of the events referred to in either of Section 11.01(h) or (i);

(k)            one or more judgments or settlements for the payment of money in an aggregate amount in excess of two million five hundred thousand Dollars ($2,500,000) (or the Equivalent Amount in other currencies) shall be rendered against or entered into by Borrower, any Subsidiary or any combination thereof and (i) the same shall remain undismissed, unsatisfied or undischarged for a period of forty-five (45) consecutive days during which execution shall not be effectively stayed or (ii) any action shall be legally taken by a judgment or settlement creditor to attach or levy upon any assets of Borrower or any Subsidiary to enforce any such judgment or settlement;

(l)             one or more fines or penalties issued by any Governmental Authority involving in the aggregate a liability in excess of two million five hundred thousand Dollars ($2,500,000) (or the Equivalent Amount in other currencies) shall be rendered against Borrower, any Subsidiary or any combination thereof and (i) the same shall not have been vacated, discharged, stayed or bonded, as applicable, pending appeal within for a period of forty-five (45) consecutive days during which execution shall not be effectively stayed or (ii) any action shall be taken by any Governmental Authority to enforce any such fine or penalty;

(m)           an ERISA Event shall have occurred that, in the opinion of the Lenders, when taken together with all other ERISA Events that have occurred, would reasonably be expected to result in liability of Borrower and its Subsidiaries in an aggregate amount exceeding (i) two million five hundred thousand Dollars ($2,500,000) in any year or (ii) five million Dollars ($5,000,000) for all periods until repayment of all Obligations;

(n)            a Material Adverse Change shall have occurred;

(o)            (i) any Lien created by any of the Security Documents shall at any time (except as expressly permitted by the terms of any Loan Document or due to the failure of Administrative Agent to take any action within its control required by Administrative Agent to maintain perfection) not constitute a valid and perfected Lien on the applicable Collateral in favor of the Administrative Agent, for the benefit of the Secured Parties, free and clear of all other Liens (other than Permitted Liens), (ii) except for expiration in accordance with its terms, any of the Security Documents or any Guarantee of any of the Obligations (including that contained in Section 14) shall for whatever reason cease to be in full force and effect or (iii) any of the Security Documents or any Guarantee of any of the Obligations (including that contained in Section 14), or the enforceability thereof, shall be repudiated or contested by any Obligor;

(p)            any injunction, whether temporary or permanent, shall be rendered against Borrower or any Subsidiary that prevents Borrower or any Subsidiary from selling, manufacturing or providing any material product or performing any material service or its commercially available successors, or any of their other material and commercially available products, services or procedures in the United States for more than forty-five (45) consecutive calendar days;

(q)            the loss, suspension, restriction or revocation of, or failure to renew, any Regulatory Approval now held or hereafter acquired by Borrower, any Subsidiary, any Managed Practice or any of their Affiliates, if such loss, suspension, revocation or failure to renew would reasonably be expected to have a Material Adverse Effect; and

(i)             the exclusion of Borrower, any Subsidiary, any Managed Practice or any of their Affiliates from participation in any Medical Reimbursement Program or any program sponsored by any Governmental Authority if such exclusion would reasonably be expected to have a Material Adverse Effect.

11.02       Remedies.

(a)            Upon the occurrence of any Event of Default, then, and in every such event (other than an Event of Default described in Section 11.01(h), (i) or (j)), and at any time thereafter during the continuance of such event, the Majority Lenders may, by notice to Borrower, take either or both of the following actions, at the same or different times: (i) terminate the Commitments, and thereupon the Commitments shall terminate immediately, and (ii) declare the Loans then outstanding to be due and payable in whole (or in part, in which case any principal not so declared to be due and payable may thereafter be declared to be due and payable) (an “acceleration”), and thereupon the principal of the Loans so declared to be due and payable, together with accrued interest thereon and all fees and other Obligations shall become due and payable immediately and the Obligors shall immediately pay all Obligations, including the Back-End Facility Fee and an Acceleration Premium as calculated below (but not, for the avoidance of doubt, a Prepayment Premium), all without presentment, demand, protest or other notice of any kind, all of which are hereby waived by each Obligor.

(b)            Upon the occurrence of any Event of Default described in Section 11.01(h), (i) or (j), the Commitments shall automatically terminate and the principal of the Loans then outstanding, together with accrued interest thereon and all fees and other Obligations, shall automatically become due and payable immediately (an “acceleration” and, together with any acceleration defined in Section 11.02(a), each, an “Acceleration”) and the Obligors shall immediately pay all Obligations, including the Back-End Facility Fee and an Acceleration Premium as calculated below (but not, for the avoidance of doubt, a Prepayment Premium), all without presentment, demand, protest or other notice of any kind, all of which are hereby waived by each Obligor.

(c)             Acceleration Premium Calculation. The applicable “Acceleration Premium” shall be an amount calculated as follows:

(i)             If the date of Acceleration occurs:

(A)            on or prior to the date that is one (1) year after the applicable Borrowing Date, the Acceleration Premium shall be an amount equal to ten percent (10%) of the aggregate outstanding principal amount of the Loans (including, for the avoidance of doubt, any PIK Loans) subject to the Acceleration;

(B)             after the date that is one (1) year after the applicable Borrowing Date, and on or prior to the date that is two (2) years after the applicable Borrowing Date, the Acceleration Premium shall be an amount equal to eight percent (8%) of the aggregate outstanding principal amount of the Loans (including, for the avoidance of doubt, any PIK Loans) subject to the Acceleration;

(C)             after the date that is two (2) years after the applicable Borrowing Date, and on or prior to the date that is three (3) years after the applicable Borrowing Date, the Acceleration Premium shall be an amount equal to two percent (2%) of the aggregate outstanding principal amount of the Loans (including, for the avoidance of doubt, any PIK Loans) subject to the Acceleration; and

(D)             after the date that is three (3) years after the applicable Borrowing Date, the Acceleration Premium shall be an amount equal to zero percent (0%) of the aggregate outstanding principal amount of the Loans (including, for the avoidance of doubt, any PIK Loans) subject to the Acceleration.

(ii)            To determine the aggregate outstanding principal amount of the Loans subject to the Acceleration and the applicable Borrowing Date, as of any date of Acceleration, for purposes of this Section 11.02(c):

(A)            if, as of such date of Acceleration, Borrower shall have made only one Borrowing (excluding Borrowings of PIK Loans), the Acceleration Premium shall be determined by reference to the Closing Date; and

(B)             if, as of such date of Acceleration, Borrower shall have made more than one Borrowing (excluding Borrowings of PIK Loans), then the Acceleration Premium shall equal the sum of multiple Acceleration Premiums (without duplication) calculated with respect to the Loans of each such non-PIK Loan Borrowing included in such Acceleration, each of which Acceleration Premiums shall be calculated based on solely the aggregate outstanding principal amount of the Loans borrowed in such Borrowing (and PIK Loans subsequently borrowed in respect of interest payments thereon) and by reference to the applicable Borrowing Date for such Borrowing. In the case that the amount of Loans subject to Acceleration does not equal the full principal amount of Loans outstanding, the amount of such payment shall be allocated to Loans made in the various Borrowings (and PIK Loans in respect thereof) in the inverse order in which such Borrowings were made.

(d)            For the avoidance of doubt, the Acceleration Premium and the Back-End Facility Fee that are payable upon Acceleration of the Loans shall be due and payable at any time the Loans become due and payable prior to the Stated Maturity Date for any reason whether due to Acceleration pursuant to the terms of this Agreement (in which case it shall be due immediately, upon the giving of notice to Borrower in accordance with Section 11.02(a), or automatically, in accordance with Section 11.02(b)), whether by operation of law or otherwise (including where bankruptcy filings or the exercise of any bankruptcy right or power, whether in any plan of reorganization or otherwise, results or would result in a payment, discharge, modification or other treatment of the Loans or Loan Documents that would otherwise evade, avoid, or otherwise disappoint the expectations of Lenders in receiving the full benefit of their bargained-for Acceleration Premium and their bargained-for Back-End Facility Fee as provided herein and in the Fee Letter). The Obligors and Lenders acknowledge and agree that any Acceleration Premium and the Back-End Facility Fee due and payable in accordance with the Loan Documents shall not constitute unmatured interest, whether under section 502(b)(2) of the Bankruptcy Code or otherwise, but instead is reasonably calculated to ensure that the Lenders receive the benefit of their bargain under the terms of this Agreement, whether in a bankruptcy case or otherwise.

(e)            Each Obligor acknowledges and agrees that, prior to executing this Agreement, it has had the opportunity to review, evaluate and negotiate the Acceleration Premium calculation and the Back-End Facility Fee with its advisors and acknowledges that the Acceleration Premium is a reasonable approximation of Lenders’ liquidated damages upon Acceleration and, accordingly, each Obligor will not contest or object to the reasonableness thereof. Each Obligor understands and acknowledges that Lenders have entered into this Agreement in reliance upon the Acceleration Premium and the Back-End Facility Fee. Each Obligor acknowledges and agrees that the Lenders shall be entitled to recover the full amount of the Obligations, including the Acceleration Premium and the Back-End Facility Fee in each and every circumstance in which such amount is due pursuant to or in connection with this Agreement and the Fee Letter, including in the case of any Obligor’s bankruptcy filing, so that the Lenders shall receive the benefit of their bargain hereunder and otherwise receive full recovery of the agreed-upon return under every possible circumstance, and Borrower hereby waives any defense to payment, whether such defense may be based in public policy, ambiguity, or otherwise. Each Obligor further acknowledges and agrees, and waives any argument to the contrary, that payment of such amounts does not constitute a penalty or an otherwise unenforceable or invalid obligation. Any damages that the Lenders may suffer or incur resulting from or arising in connection with any breach by an Obligor shall constitute secured obligations owing to the Lenders.

(f)             For the avoidance of doubt, (x) in the event of any Acceleration, interest pursuant to Sections 3.02(a) and (b) shall accrue on all Obligations, including the Back-End Facility Fee and any Acceleration Premium, from and after the date such Obligations are due and payable until paid in full and (y) the Acceleration Premium due and payable as a result of an Acceleration is in lieu of the Prepayment Premium.

(g)            After the exercise of remedies provided for in this Section 11.02 (or after the Loans have automatically become immediately due and payable as set forth in Section 11.02), any amounts received by any Lender or Administrative Agent on account of the Obligations shall be applied by Administrative Agent in its sole discretion and then, to the extent any proceeds remain, to Borrower or other parties lawfully entitled thereto.

SECTION 12
ADMINISTRATIVE AGENT

12.01       Appointment and Duties.

(a)            Appointment of Administrative Agent. Each Lender hereby irrevocably appoints CRG Servicing (together with any successor Administrative Agent pursuant to Section 12.09) as Administrative Agent hereunder and authorizes Administrative Agent to (i) execute and deliver the Loan Documents and accept delivery thereof on its behalf from any Obligor or any of its Subsidiaries, (ii) take such action on its behalf and to exercise all rights, powers and remedies and perform the duties as are expressly delegated to Administrative Agent under such Loan Documents, (iii) act as agent of such Lender for purposes of acquiring, holding, enforcing and perfecting all Liens granted by the Obligors on the Collateral to secure any of the Obligations and (iv) exercise such powers as are reasonably incidental thereto.

(b)            Duties as Collateral and Disbursing Agent. Without limiting the generality of Section 12.01(a), Administrative Agent shall have the sole and exclusive right and authority (to the exclusion of the Lenders), and is hereby authorized, to (i) act as the disbursing and collecting agent for the Lenders with respect to all payments and collections arising in connection with the Loan Documents (including in any proceeding described in Section 11.01(h), (i) or (j) or any other bankruptcy, insolvency or similar proceeding), and each Person making any payment in connection with any Loan Document to any Secured Party is hereby authorized to make such payment to Administrative Agent, (ii) file and prove claims and file other documents necessary or desirable to allow the claims of the Secured Parties with respect to any Obligation in any proceeding described in Section 11.01(h), (i) or (j) or any other bankruptcy, insolvency or similar proceeding (but not to vote, consent or otherwise act on behalf of such Secured Party), (iii) act as collateral agent for each Secured Party for purposes of acquiring, holding, enforcing and perfecting all Liens created by the Loan Documents and all other purposes stated therein, (iv) manage, supervise and otherwise deal with the Collateral, (v) take such other action as is necessary or desirable to maintain the perfection and priority of the Liens created or purported to be created by the Loan Documents, (vi) except as may be otherwise specified in any Loan Document, exercise all remedies given to Administrative Agent and the other Secured Parties with respect to the Collateral, whether under the Loan Documents, applicable Requirements of Law or otherwise, (vii) enter into subordination agreements or intercreditor agreements with respect to Indebtedness of an Obligor that is permitted hereunder, (viii) enter into the Intermountain Subordination Agreement, (ix) enter into non-disturbance agreements and similar agreements and (x) execute any amendment, consent or waiver under the Loan Documents on behalf of any Lender that has consented in writing to such amendment, consent or waiver; provided, however, that Administrative Agent hereby appoints, authorizes and directs each Lender to act as collateral sub-agent for Administrative Agent and the Secured Parties for purposes of the perfection of all Liens with respect to the Collateral, including any deposit account maintained by an Obligor with, and cash and Permitted Cash Equivalent Investments held by, such Lender, and may further authorize and direct any Lender to take further actions as collateral sub-agents for purposes of enforcing such Liens or otherwise to transfer the Collateral subject thereto to Administrative Agent, and each Lender hereby agrees to take such further actions to the extent, and only to the extent, so authorized and directed.

(c)            Limited Duties. Under the Loan Documents, Administrative Agent (i) is acting solely on behalf of the Lenders (except to the limited extent provided in Section 12.11), with duties that are entirely administrative in nature, notwithstanding the use of the defined term “Administrative Agent”, the terms “agent”, “administrative agent” and “collateral agent” and similar terms in any Loan Document to refer to Administrative Agent, which terms are used for title purposes only, (ii) is not assuming any obligation under any Loan Document other than as expressly set forth therein or any role as agent, fiduciary or trustee of or for any Lender or any other Secured Party and (iii) shall have no implied functions, responsibilities, duties, obligations or other liabilities under any Loan Document, and each Lender hereby waives and agrees not to assert any claim against Administrative Agent based on the roles, duties and legal relationships expressly disclaimed in the foregoing clauses (i) through (iii).

12.02     Binding Effect. Each Lender agrees that (a) any action taken by Administrative Agent or the Majority Lenders (or, if expressly required hereby, a greater proportion of the Lenders) in accordance with the provisions of the Loan Documents, (b) any action taken by Administrative Agent in reliance upon the instructions of the Majority Lenders (or, where so required, such greater proportion) and (c) the exercise by Administrative Agent or the Majority Lenders (or, where so required, such greater proportion) of the powers set forth herein or therein, together with such other powers as are reasonably incidental thereto, in each case, shall be authorized and binding upon all of the Secured Parties.

12.03     Use of Discretion.

(a)            No Action without Instructions. Administrative Agent shall not be required to exercise any discretion or take, or to omit to take, any action, including with respect to enforcement or collection, except any action it is required to take or omit to take (i) under any Loan Document or (ii) pursuant to instructions from the Majority Lenders (or, where expressly required by the terms of this Agreement, a greater proportion of the Lenders).

(b)            Right Not to Follow Certain Instructions. Notwithstanding Section 12.03(a), Administrative Agent shall not be required to take, or to omit to take, any action (i) unless, upon demand, Administrative Agent receives an indemnification satisfactory to it from the Lenders (or, to the extent applicable and acceptable to Administrative Agent, any other Secured Party) against all liabilities that, by reason of such action or omission, may be imposed on, incurred by or asserted against Administrative Agent or any Related Person thereof or (ii) that is, in the opinion of Administrative Agent or its counsel, contrary to any Loan Document or applicable Requirement of Law.

12.04       Delegation of Rights and Duties. Administrative Agent may, upon any term or condition it specifies, delegate or exercise any of its rights, powers and remedies under, and delegate or perform any of its duties or any other action with respect to, any Loan Document by or through or to any trustee, co-agent, sub-agent, employee, attorney-in-fact and any other Person (including any other Secured Party). Any such Person shall benefit from this Section 12 to the extent provided by Administrative Agent. Administrative Agent shall not be responsible for the negligence or misconduct of any sub-agent except to the extent that a court of competent jurisdiction determines in a final and nonappealable judgment that Administrative Agent acted with gross negligence or willful misconduct in the selection of such sub-agent.

12.05     Reliance and Liability.

(a)            Administrative Agent may, without incurring any liability hereunder, (i) consult with any of its Related Persons and, whether or not selected by it, any other advisors, accountants and other experts (including advisors to, and accountants and experts engaged by, Borrower or any Subsidiary) and (ii) rely and act upon any document and information and any telephone message or conversation, in each case believed by it to be genuine and transmitted, signed or otherwise authenticated by the appropriate parties.

(b)            None of Administrative Agent and its Related Persons shall be liable for any action taken or omitted to be taken by any of them under or in connection with any Loan Document, and each Lender and each Obligor hereby waives and shall not assert any right, claim or cause of action based thereon, except to the extent of liabilities resulting primarily from the gross negligence or willful misconduct of Administrative Agent or, as the case may be, such Related Person (each as determined in a final, non-appealable judgment by a court of competent jurisdiction) in connection with the duties expressly set forth herein. Without limiting the foregoing, Administrative Agent:

(i)             shall not be responsible or otherwise incur liability for any action or omission taken in reliance upon the instructions of the Majority Lenders or for the actions or omissions of any of its Related Persons selected with reasonable care (other than employees, officers and directors of Administrative Agent, when acting on behalf of Administrative Agent);

(ii)            shall not be responsible to any Secured Party for the due execution, legality, validity, enforceability, effectiveness, genuineness, sufficiency or value of, or the attachment, perfection or priority of any Lien created or purported to be created under or in connection with, any Loan Document;

(iii)           makes no warranty or representation, and shall not be responsible, to any Secured Party for any statement, document, information, representation or warranty made or furnished by or on behalf of any Related Person, in or in connection with any Loan Document or any transaction contemplated therein, whether or not transmitted by Administrative Agent, including as to completeness, accuracy, scope or adequacy thereof, or for the scope, nature or results of any due diligence performed by Administrative Agent in connection with the Loan Documents; and

(iv)           shall not have any duty to ascertain or to inquire as to the performance or observance of any provision of any Loan Document, whether any condition set forth in any Loan Document is satisfied or waived, as to the financial condition of any Obligor or as to the existence or continuation or possible occurrence or continuation of any Default or Event of Default and shall not be deemed to have notice or knowledge of such occurrence or continuation unless it has received a notice from Borrower or any Lender describing such Default or Event of Default clearly labeled “notice of default” (in which case Administrative Agent shall promptly give notice of such receipt to all Lenders);

 and, for each of the items set forth in clauses (i) through (iv) above, each Lender and each Obligor hereby waives and agrees not to assert any right, claim or cause of action it might have against Administrative Agent based thereon.

(c)            Neither Administrative Agent nor any of its Related Persons shall be responsible or have any liability for, or have any duty to ascertain, inquire into, monitor or enforce, compliance with the provisions of this Agreement relating to Disqualified Lenders. Without limiting the generality of the foregoing, Administrative Agent shall not (i) be obligated to ascertain, monitor or inquire as to whether any Lender or prospective Lender is a Disqualified Lender or (ii) have any liability with respect to or arising out of any assignment or participation of Loans, or disclosure of confidential information, to any Disqualified Lender.

12.06     Administrative Agent Individually. Administrative Agent and its Affiliates may make loans and other extensions of credit to, acquire Equity Interests of, or engage in any kind of business with, any Obligor or Affiliate thereof as though it were not acting Administrative Agent and may receive separate fees and other payments therefor. To the extent Administrative Agent or any of its Affiliates makes any Loan or otherwise becomes a Lender hereunder, it shall have and may exercise the same rights and powers hereunder and shall be subject to the same obligations and liabilities as any other Lender and the terms “Lender”, “Majority Lender”, and any similar terms shall, except where otherwise expressly provided in any Loan Document, include Administrative Agent or such Affiliate, as the case may be, in its individual capacity as Lender or as one of the Majority Lenders, respectively.

12.07     Lender Credit Decision. Each Lender acknowledges that it shall, independently and without reliance upon Administrative Agent, any Lender or any of their Related Persons or upon any document solely or in part because such document was transmitted by Administrative Agent or any of its Related Persons, conduct its own independent investigation of the financial condition and affairs of Borrower and each of its Subsidiaries and make and continue to make its own credit decisions in connection with entering into, and taking or not taking any action under, any Loan Document or with respect to any transaction contemplated in any Loan Document, in each case based on such documents and information as it shall deem appropriate.

12.08      Expenses; Indemnities.

(a)            Each Lender agrees to reimburse Administrative Agent and each of its Related Persons (to the extent not reimbursed by any Obligor) promptly upon demand for such Lender’s Proportionate Share of any costs and expenses (including fees, charges and disbursements of financial, legal and other advisors and Other Taxes paid in the name of, or on behalf of, any Obligor) that may be incurred by Administrative Agent or any of its Related Persons in connection with the preparation, syndication, execution, delivery, administration, modification, consent, waiver or enforcement (whether through negotiations, through any work-out, bankruptcy, restructuring or other legal or other proceeding or otherwise) of, or legal advice in respect of its rights or responsibilities under, any Loan Document.

(b)            Each Lender further agrees to indemnify Administrative Agent and each of its Related Persons (to the extent not reimbursed by any Obligor), from and against such Lender’s aggregate Proportionate Share of the liabilities (including Taxes, interests and penalties imposed for not properly withholding or backup withholding on payments made to on or for the account of any Lender) that may be imposed on, incurred by or asserted against Administrative Agent or any of its Related Persons in any matter relating to or arising out of, in connection with or as a result of any Loan Document, any related document or any other act, event or transaction related, contemplated in or attendant to any such document, or, in each case, any action taken or omitted to be taken by Administrative Agent or any of its Related Persons under or with respect to any of the foregoing; provided, however, that no Lender shall be liable to Administrative Agent or any of its Related Persons to the extent such liability is found in a final, non-appealable judgment by a court of competent jurisdiction to have resulted from such Administrative Agent’s or such Related Person’s gross negligence or willful misconduct.

12.09     Resignation of Administrative Agent.

(a)            Administrative Agent may resign at any time by delivering notice of such resignation to the Lenders and Borrower, effective on the date set forth in such notice or, if no such date is set forth therein, upon the date such notice shall be effective. If Administrative Agent delivers any such notice, the Majority Lenders shall have the right to appoint a successor Administrative Agent. If, within 30 days after the retiring Administrative Agent having given notice of resignation, no successor Administrative Agent has been appointed by the Majority Lenders that has accepted such appointment, then the retiring Administrative Agent may, on behalf of the Lenders, appoint a successor Administrative Agent from among the Lenders. Each appointment under this Section 12.09(a) shall be subject to the prior consent of Borrower, which may not be unreasonably withheld but shall not be required during the continuance of an Event of Default.

(b)            Effective immediately upon its resignation, (i) the retiring Administrative Agent shall be discharged from its duties and obligations under the Loan Documents, (ii) the Lenders shall assume and perform all of the duties of Administrative Agent until a successor Administrative Agent shall have accepted a valid appointment hereunder, (iii) the retiring Administrative Agent and its Related Persons shall no longer have the benefit of any provision of any Loan Document other than with respect to any actions taken or omitted to be taken while such retiring Administrative Agent was, or because such Administrative Agent had been, validly acting as Administrative Agent under the Loan Documents and (iv) subject to its rights under Section 12.03, the retiring Administrative Agent shall take such action as may be reasonably necessary to assign to the successor Administrative Agent its rights as Administrative Agent under the Loan Documents. Effective immediately upon its acceptance of a valid appointment as Administrative Agent, a successor Administrative Agent shall succeed to, and become vested with, all the rights, powers, privileges and duties of the retiring Administrative Agent under the Loan Documents.

12.10     Release of Collateral or Guarantors. Each Lender hereby consents to the release and hereby directs Administrative Agent to release (or, in the case of Section 12.10(b)(ii), release or subordinate) the following:

(a)            any Subsidiary Guarantor from its Guarantee of the Obligations if all of the Equity Interests in such Subsidiary owned by any Obligor or any of its Subsidiaries are disposed of in an Asset Sale permitted under the Loan Documents (including pursuant to a waiver or consent), to the extent that, after giving effect to such Asset Sale, such Subsidiary would not be required to guarantee any Obligations pursuant to Section 8.12; and

(b)            any Lien held by Administrative Agent for the benefit of the Secured Parties against (i) any Collateral that is disposed of by an Obligor in an Asset Sale permitted by the Loan Documents (including pursuant to a valid waiver or consent), to the extent all Liens required to be granted in such Collateral pursuant to Section 8.12 after giving effect to such Asset Sale have been granted, (ii) any property subject to a Lien described in Section 9.02(c) and (iii) all of the Collateral and all Obligors, upon (A) termination of the aggregate Commitments and (B) payment and satisfaction in full of all Loans and all other Obligations (other than contingent indemnification obligations for which no claim has been made) that Administrative Agent has been notified in writing are then due and payable.

Each Lender hereby directs Administrative Agent, and Administrative Agent hereby agrees, upon receipt of reasonable advance notice from Borrower, to execute and deliver or file such documents and to perform other actions reasonably necessary to release the guaranties and Liens when and as directed in this Section 12.10.

12.11     Additional Secured Parties. The benefit of the provisions of the Loan Documents directly relating to the Collateral or any Lien granted thereunder shall extend to and be available to any Secured Party that is not a Lender as long as, by accepting such benefits, such Secured Party agrees, as among Administrative Agent and all other Secured Parties, that such Secured Party is bound by (and, if requested by Administrative Agent, shall confirm such agreement in a writing in form and substance acceptable to Administrative Agent) this Section 12 and the decisions and actions of Administrative Agent and the Majority Lenders (or, where expressly required by the terms of this Agreement, a greater proportion of the Lenders) to the same extent a Lender is bound; provided, however, that, notwithstanding the foregoing, (a) such Secured Party shall be bound by Section 12.08 only to the extent of liabilities, costs and expenses with respect to or otherwise relating to the Collateral held for the benefit of such Secured Party, in which case the obligations of such Secured Party thereunder shall not be limited by any concept of Proportionate Share or similar concept, (b) each of Administrative Agent and each Lender shall be entitled to act at its sole discretion, without regard to the interest of such Secured Party, regardless of whether any Obligation to such Secured Party thereafter remains outstanding, is deprived of the benefit of the Collateral, becomes unsecured or is otherwise affected or put in jeopardy thereby, and without any duty or liability to such Secured Party or any such Obligation and (c) such Secured Party shall not have any right to be notified of, consent to, direct, require or be heard with respect to, any action taken or omitted in respect of the Collateral or under any Loan Document.

SECTION 13
MISCELLANEOUS

13.01       No Waiver. No failure on the part of Administrative Agent or any Lender to exercise and no delay in exercising, and no course of dealing with respect to, any right, power or privilege under any Loan Document shall operate as a waiver thereof, nor shall any single or partial exercise of any right, power or privilege under any Loan Document preclude any other or further exercise thereof or the exercise of any other right, power or privilege. The remedies provided herein are cumulative and not exclusive of any remedies provided by law.

13.02       Notices. All notices, requests, instructions, directions and other communications provided for herein (including any modifications of, or waivers, requests or consents under, this Agreement) shall be given or made in writing (including by telecopy) and delivered, if to Borrower, another Obligor, Administrative Agent or any Lender, to its address specified on the signature pages hereto or its Guarantee Assumption Agreement, as the case may be, or at such other address as shall be designated by such party in a notice to the other parties. Except as otherwise provided in this Agreement, all such communications shall be deemed to have been duly given upon receipt of a legible copy thereof, in each case given or addressed as aforesaid. All such communications provided for herein by telecopy shall be confirmed in writing promptly after the delivery of such communication (it being understood that non-receipt of written confirmation of such communication shall not invalidate such communication).

13.03       Expenses, Indemnification, Etc.

(a)            Expenses. The Obligors agree to pay or reimburse (i) Administrative Agent and the Lenders for all of their reasonable out-of-pocket costs and expenses (including the reasonable fees and expenses of Moore & Van Allen PLLC, as primary counsel to Administrative Agent and the Lenders, together, and as reasonably necessary, one local counsel for the Administrative Agent and the Lenders, together, in any relevant jurisdiction and one specialty counsel in each relevant specialty for the Administrative Agent and the Lenders, together (and, in the case of any actual or perceived conflict of interest, one additional primary counsel and one additional local counsel for each party subject to such conflict, and any sales, goods and services or other similar Taxes applicable thereto) in connection with (x) the negotiation, preparation, execution and delivery of this Agreement and the other Loan Documents and the making of the Loans (exclusive of post-closing costs), (y) post-closing costs and (z) the negotiation or preparation of any modification, supplement or waiver of any of the terms of this Agreement or any of the other Loan Documents (whether or not consummated) and (ii) Administrative Agent and the Lenders for all of their reasonable out-of-pocket costs and expenses (including the reasonable and documented fees and expenses of one primary counsel for the Administrative Agent and the Lenders, together, and, as reasonably necessary, one local counsel for the Administrative Agent and the Lenders, together, in any relevant jurisdiction and one specialty counsel in each relevant specialty for the Administrative Agent and the Lenders, together (and, in the case of any actual or perceived conflict of interest, one additional primary counsel and one additional local counsel for each party subject to such conflict)) in connection with any enforcement or collection proceedings resulting from the occurrence of an Event of Default; provided, however, that Borrower shall not be required to pay or reimburse any amounts pursuant to Section 13.03(a)(i)(x) in excess of the Expense Cap or which relate to Excluded Taxes.

(b)            Indemnification. The Obligors hereby indemnify Administrative Agent, each Lender, their respective Affiliates, and their respective directors, officers, employees, attorneys, agents, advisors and controlling parties (each, an “Indemnified Party”) from and against, and agrees to hold them harmless against, any and all Claims and Losses of any kind (including the reasonable and documented fees and disbursements of one primary counsel for the Indemnified Parties, together, and, as reasonably necessary, one local counsel for the Indemnified Parties, together, in any relevant jurisdiction and one specialty counsel in each relevant specialty for the Indemnified Parties, together (and, in the case of any actual or perceived conflict of interest, one additional primary counsel and one additional local counsel for each party subject to such conflict)), joint or several, that may be incurred by or asserted or awarded against any Indemnified Party, in each case arising out of or in connection with or relating to this Agreement or any of the other Loan Documents or the transactions contemplated hereby or thereby or any use made or proposed to be made with the proceeds of the Loans, and any claim, investigation, litigation or proceeding or the preparation of any defense with respect thereto arising out of or in connection with or relating to any of the foregoing, whether or not any Indemnified Party is a party to an actual or prospective claim, litigation, investigation or proceeding relating to any of the foregoing, whether based in contract, tort or any other theory, and whether or not such investigation, litigation or proceeding is brought by any Obligor, any of its shareholders or creditors, and whether or not the conditions precedent set forth in Section 6 are satisfied or the other transactions contemplated by this Agreement are consummated, IN ALL CASES, WHETHER OR NOT CAUSED BY OR ARISING, IN WHOLE OR IN PART, OUT OF THE COMPARATIVE, CONTRIBUTORY OR SOLE NEGLIGENCE OF THE INDEMNIFIED PARTY, except to the extent such Claim or Loss (x) is found in a final, non-appealable judgment by a court of competent jurisdiction to have resulted from such Indemnified Party’s gross negligence or willful misconduct, (y) results from a claim brought by Borrower or any other Obligor against an Indemnified Party for material breach in bad faith of such Indemnified Party’s obligations hereunder or under any other Loan Document, if Borrower or such other Obligor has obtained a final and non-appealable judgment in its favor on such claim as determined by a court of competent jurisdiction or (z) arises solely from a dispute between or among Indemnified Parties and does not relate to (i) any action of any such Indemnified Party in its capacity as Administrative Agent or (ii) any act or omission on the part of the Obligors and their Subsidiaries, in each case, as determined by a court of competent jurisdiction in a final, non-appealable judgment. Notwithstanding any provision to the contrary set forth in this Agreement, this Section 13.03(b) shall not apply with respect to claims for Taxes other than any Taxes that represent losses, claims or damages arising from any non-Tax claim. No Obligor shall assert any claim against any Indemnified Party, on any theory of liability, for consequential, indirect, special or punitive damages arising out of or otherwise relating to this Agreement or any of the other Loan Documents or any of the transactions contemplated hereby or thereby or the actual or proposed use of the proceeds of the Loans.

(c)            Waiver of Consequential Damages. Borrower, its Subsidiaries and Affiliates and their respective directors, officers, employees, attorneys, agents, advisors and controlling parties are each sometimes referred to in this Agreement as a “Borrower Party.” Neither Administrative Agent nor any Lender shall assert any claim against any Borrower Party, on any theory of liability, for consequential, indirect, special or punitive damages arising out of or otherwise relating to this Agreement or any of the other Loan Documents or any of the transactions contemplated hereby or thereby or the actual or proposed use of the proceeds of the Loans; provided, that, the foregoing shall in no event limit the indemnification obligations of the Obligors under clause (b) above to the extent such special, indirect, consequential or punitive damages are included in any claim in connection with which such Indemnified Party is otherwise entitled to indemnification thereunder.

13.04       Amendments, Etc. Except as otherwise expressly provided in this Agreement or in any other Loan Document, any provision of this Agreement or any other Loan Document may be modified or supplemented only by an instrument in writing signed by Borrower and the Majority Lenders (or Administrative Agent on behalf of such Majority Lenders); provided, however, that:

(a)            the consent of all of the Lenders shall be required to:

(i)             amend, modify, discharge, terminate or waive any of the terms of this Agreement or any other Loan Document if such amendment, modification, discharge, termination or waiver would increase the amount of the Loans or the Commitments, reduce the fees payable hereunder, reduce interest rates or other amounts payable with respect to the Loans (including any principal amortization payment, Prepayment Premium or Acceleration Premium), extend any date fixed for payment of principal, interest or other amounts payable relating to the Loans (including with respect to Prepayment Premiums or Acceleration Premiums) or extend any date set forth in Section 6 or the definition of “Commitment Period”;

(ii)            amend the provisions of Section 6;

(iii)          amend, modify, discharge, terminate or waive any Security Document if the effect is to release all or substantially all of the Collateral subject thereto other than pursuant to the terms hereof or thereof;

(iv)           amend Section 4.05 in a manner that would alter the pro rata sharing of payments required thereby;

(v)            release Borrower or, except in connection with a merger or consolidation permitted under Section 9.03 or an Asset Sale permitted under Section 9.09, all or substantially all of the Subsidiary Guarantors without the written consent of each Lender, except to the extent the release of any Subsidiary Guarantor is permitted pursuant to Section 12.10 (in which case such release may be made by Administrative Agent acting alone); or

(vi)           amend this Section 13.04 or the definition of “Majority Lenders”; and

(b)            no amendment, waiver or consent shall affect the rights or duties under any Loan Document of, or any payment to, Administrative Agent (or otherwise modify any provision of Section 12 or the application thereof) unless in writing and signed by Administrative Agent in addition to any signature otherwise required.

Notwithstanding anything to the contrary herein, a Defaulting Lender shall not have any right to approve or disapprove any amendment, waiver or consent hereunder (and any amendment, waiver or consent which by its terms requires the consent of all Lenders or each affected Lender may be effected with the consent of the applicable Lenders other than Defaulting Lenders), except that (x) the Commitment of any Defaulting Lender may not be increased or extended without the consent of such Lender and (y) any waiver, amendment or modification requiring the consent of all Lenders or each affected Lender that by its terms affects any Defaulting Lender more adversely than other affected Lenders shall require the consent of such Defaulting Lender.

13.05      Successors and Assigns.

(a)           General. The provisions of this Agreement and the other Loan Documents shall be binding upon and inure to the benefit of the parties hereto and their respective successors and assigns permitted hereby, except that the Obligors may not assign or otherwise transfer any of their rights or obligations hereunder or under any of the other Loan Documents without the prior written consent of the Lenders. Any of the Lenders may assign or otherwise transfer any of their rights or obligations hereunder or under any of the other Loan Documents (i) by way of assignment in accordance with the provisions of Section 13.05(b), (ii) by way of participation in accordance with the provisions of Section 13.05(e) or (iii) by way of pledge or assignment of a security interest subject to the restrictions of Section 13.05(g). Nothing in this Agreement, expressed or implied, shall be construed to confer upon any Person (other than the parties hereto, their respective successors and assigns permitted hereby, Participants to the extent provided in Section 13.05(e) and, to the extent expressly contemplated hereby, the Indemnified Parties) any legal or equitable right, remedy or claim under or by reason of this Agreement.

(b)           Assignments by Lenders. Any of the Lenders may at any time assign to one or more other Lenders, Affiliates of a Lender or, with the consent of Borrower, Eligible Transferees (or, if an Event of Default has occurred and is continuing, to any Person without such consent) all or a portion of their rights and obligations under this Agreement (including all or a portion of the Commitment and the Loans at the time owing to it); provided, however, that (x) no such assignment shall be made to Borrower, an Affiliate of Borrower, any Managed Practice, any employees or directors of Borrower or any of its Subsidiaries or any Disqualified Lender at any time, (y) the consent of Borrower shall not be required for any assignment by a Lender of its rights and obligations under this Agreement (including the Commitment and the Loans at the time owing to it) into a securitization, warehouse financing, repurchase transaction or similar financing or monetization of loans and (z) once a Lender’s rights and obligations under this Agreement (including the Commitment and the Loans at the time owing to it) have been assigned into a securitization, warehouse financing, repurchase transaction or similar financing or monetization of loans, the consent of Borrower shall not be required for any subsequent assignments thereof. Subject to the recording thereof by Administrative Agent pursuant to Section 13.05(d), from and after the effective date specified in each Assignment and Assumption, the assignee thereunder shall be a party to this Agreement and, to the extent of the interest assigned by such Assignment and Assumption, have the rights and obligations of the Lenders under this Agreement and the other Loan Documents, and correspondingly the assigning Lender shall, to the extent of the interest assigned by such Assignment and Assumption, be released from its obligations under this Agreement (and, in the case of an Assignment and Assumption covering all of a Lender’s rights and obligations under this Agreement, such Lender shall cease to be a party hereto) and the other Loan Documents but shall continue to be entitled to the benefits of Section 5 and Section 13.03.

(c)           [Reserved].

(d)           Register. Administrative Agent, acting solely for this purpose as a non-fiduciary agent of Borrower, shall maintain at one of its offices located in the United States a register for the recordation of the name and address of each Lender and any assignee of the Lenders and the Commitment and outstanding principal amount (and the stated interest) that each such Lender and assignee has in any Loans owing thereto (the “Register”). The entries in the Register shall be conclusive, absent manifest error, and the Obligors shall treat each Person whose name is recorded in the Register pursuant to the terms hereof as the “Lender” hereunder for all purposes of this Agreement, notwithstanding notice to the contrary. The Register shall be available for inspection by the Obligors, at any reasonable time and from time to time upon reasonable prior notice. This Section 13.05 shall be construed so that the Obligations are at all times maintained in “registered form” within the meaning of Sections 871(h)(2) and 881(c)(2) of the Code and any related regulations (and any other relevant or successor provisions of the Code or such regulations).

(e)            Participations. Any of the Lenders may at any time, without the consent of, or notice to, Borrower, sell participations to any Person (other than a natural person, Borrower or any of Borrower’s Affiliates or Subsidiaries or a Disqualified Lender) (each, a “Participant”) in all or a portion of such Lender’s rights and/or obligations under this Agreement (including all or a portion of the Commitment and/or the Loans owing to it); provided, that, (i) such Lender’s obligations under this Agreement shall remain unchanged, (ii) such Lender shall remain solely responsible to the other parties hereto for the performance of such obligations and (iii) the Obligors shall continue to deal solely and directly with the Lenders in connection therewith.

Any agreement or instrument pursuant to which a Lender sells such a participation shall provide that such Lender shall retain the sole right to enforce this Agreement and to approve any amendment, modification or waiver of any provision of this Agreement; provided, that, such agreement or instrument may provide that such Lender will not, without the consent of the Participant, agree to any amendment, modification or waiver that would (i) increase or extend the term of such Lender’s Commitment, (ii) extend the date fixed for the payment of principal of or interest on the Loans or any portion of any fee hereunder payable to the Participant, (iii) reduce the amount of any such payment of principal, or (iv) reduce the rate at which interest is payable thereon to a level below the rate at which the Participant is entitled to receive such interest. Subject to Section 13.05(f), the Obligors agree that each Participant shall be entitled to the benefits of Section 5 to the same extent as if it were a Lender and had acquired its interest by assignment pursuant to Section 13.05(b). To the extent permitted by law, each Participant also shall be entitled to the benefits of Section 4.04(a) as though it were the Lender.

(f)            Limitations on Rights of Participants. A Participant shall not be entitled to receive any greater payment under Section 5.01 or 5.03 than the participating-Lender would have been entitled to receive with respect to the participation sold to such Participant, unless either (x) the sale of the participation to such Participant is made with Borrower’s prior written consent or (y) such entitlement to receive a greater payment results from the adoption of or any change in any Requirement of Law that occurs after the Participant acquired the applicable participation; provided, that, such Participant’s entitlements under Section 5.01 or 5.03 shall be subject to the requirements and limitations in such sections, including the requirements of Section 5.03(e) (it being understood that the documentation required under Section 5.03(e) shall be delivered to the participating-Lender by such Participant). Each Lender that sells a participation shall, acting solely for this purpose as a non-fiduciary agent of Borrower, maintain a register on which it enters the name and address of each Participant and the principal amounts (and stated interest) of each Participant’s interest in the Loans or other obligations under the Loan Documents (the “Participant Register”); provided, that, no Lender shall have any obligation to disclose all or any portion of the Participant Register (including the identity of any Participant or any information relating to a Participant’s interest in any commitment, loan, letter of credit or other obligations under any Loan Document) to any Person except to the extent that such disclosure is necessary to establish that such commitment, loan, letters of credit or other obligation is in registered form under Section 5f.103-1(c) of the United States Treasury Regulations. The entries in the Participant Register shall be conclusive absent manifest error, and such Lender shall treat each Person whose name is recorded in the Participant Register as the owner of such participation for all purposes of this Agreement notwithstanding any notice to the contrary. For the avoidance of doubt, Administrative Agent (in its capacity as Administrative Agent) shall have no responsibility for maintaining a Participant Register.

(g)           Certain Pledges. The Lenders may at any time pledge or assign a security interest in all or any portion of their rights under this Agreement and any other Loan Document to secure obligations of the Lenders, including any pledge or assignment to secure obligations to a Federal Reserve Bank; provided, that, no such pledge or assignment shall release the Lenders from any of their obligations hereunder or substitute any such pledgee or assignee for the Lenders as a party hereto.

(h)           Disqualified Lenders.

(i)       No assignment or participation shall be made to any Person that was a Disqualified Lender as of the date on which the applicable Lender entered into a binding agreement to sell and assign or participate all or a portion of its rights and obligations under this Agreement to such Person without the written consent of Borrower. Any assignment in violation of this clause (h)(i) shall not be void, but the other provisions of this clause (h) shall apply.

(ii)       If any assignment is made to any Disqualified Lender in violation of clause (h)(i) above, Borrower may, at its sole expense and effort, upon notice to the applicable Disqualified Lender and Administrative Agent, (A) terminate any Commitment of such Disqualified Lender and repay all obligations of Borrower owing to such Disqualified Lender in connection with such Commitment, (B) in the case of outstanding Loans held by such Disqualified Lender, prepay such Loans by paying the lesser of (1) the principal amount thereof and (2) the amount that such Disqualified Lender paid to acquire such Loans, in each case plus accrued interest, accrued fees and all other amounts (other than principal amounts) payable to it hereunder and under the other Loan Documents and/or (C) require such Disqualified Lender to assign and delegate, without recourse (in accordance with and subject to the restrictions contained in this Section 13.05), all of its interest, rights and obligations under this Agreement and the related Loan Documents to an Eligible Transferee that shall assume such obligations at the lesser of (1) the principal amount thereof and (2) the amount that such Disqualified Lender paid to acquire such interests, rights and obligations, in each case plus accrued interest, accrued fees and all other amounts (other than principal amounts) payable to it hereunder and other the other Loan Documents; provided, that, (x) such assignment does not conflict with applicable Laws and (y) in the case of clause (B), Borrower shall not use the proceeds from any Loans to prepay Loans held by Disqualified Lenders.

(iii)       Notwithstanding anything to the contrary contained in this Agreement, Disqualified Lenders (A) will not (1) have the right to receive information, reports or other materials provided to Lenders by the Obligors, Administrative Agent or any other Lender, (2) attend or participate in meetings attended by the Lenders and Administrative Agent, or (3) access any electronic site established for the Lenders or confidential communications from counsel to or financial advisors of Administrative Agent or the Lenders and (B) (1) for purposes of any consent to any amendment, waiver or modification of, or any action under, and for the purpose of any direction to Administrative Agent or any Lender to undertake any action (or refrain from taking any action) under this Agreement or any other Loan Document, each Disqualified Lender will be deemed to have consented in the same proportion as the Lenders that are not Disqualified Lenders consented to such matter, and (2) for purposes of voting on any plan of reorganization or plan of liquidation pursuant to any bankruptcy, insolvency, reorganization, moratorium or similar laws of general applicability affecting the enforcement of creditors’ rights (“Plan of Reorganization”), each Disqualified Lender party hereto hereby agrees (I) not to vote on such Plan of Reorganization, (II) if such Disqualified Lender does vote on such Plan of Reorganization notwithstanding the restriction in the foregoing clause (I), such vote will be deemed not to be in good faith and shall be “designated” pursuant to Section 1126(e) of the Bankruptcy Code (or any similar provision in any other bankruptcy, insolvency, reorganization, moratorium or similar law of general applicability affecting the enforcement of creditors’ rights), and such vote shall not be counted in determining whether the applicable class has accepted or rejected such Plan of Reorganization in accordance with Section 1126(c) of the Bankruptcy Code (or any similar provision in any other bankruptcy, insolvency, reorganization, moratorium or similar law of general applicability affecting the enforcement of creditors’ rights) and (III) not to contest any request by any party for a determination by the Bankruptcy Court (or other applicable court of competent jurisdiction) effectuating the foregoing clause (II).

13.06        Survival. The obligations of the Obligors under Sections 5.01, 5.02, 5.03, 13.03, 13.05, 13.09, 13.10, 13.11, 13.12, 13.13, 13.14, 13.21 and Section 14 (solely to the extent guaranteeing any of the obligations under the foregoing Sections) shall survive the repayment of the Obligations and the termination of the Commitment and, in the case of the Lenders’ assignment of any interest in the Commitment or the Loans hereunder, shall survive, in the case of any event or circumstance that occurred prior to the effective date of such assignment, the making of such assignment, notwithstanding that the Lenders may cease to be “Lenders” hereunder. In addition, each representation and warranty made, or deemed to be made by a Notice of Borrowing, herein or pursuant hereto shall survive the making of such representation and warranty.

13.07        Captions. The table of contents and captions and section headings appearing herein are included solely for convenience of reference and are not intended to affect the interpretation of any provision of this Agreement.

13.08        Counterparts. This Agreement may be executed in any number of counterparts, all of which taken together shall constitute one and the same instrument and any of the parties hereto may execute this Agreement by signing any such counterpart.

13.09        Governing Law. This Agreement and the rights and obligations of the parties hereunder shall be governed by, and construed in accordance with, the law of the State of New York, without regard to principles of conflicts of laws that would result in the application of the laws of any other jurisdiction; provided, that, Section 5-1401 of the New York General Obligations Law shall apply.

13.10        Jurisdiction, Service of Process and Venue.

(a)            Submission to Jurisdiction. Each Obligor agrees that any suit, action or proceeding with respect to this Agreement or any other Loan Document to which it is a party or any judgment entered by any court in respect thereof may be brought initially in the federal or state courts in Houston, Texas or in the courts of its own corporate domicile and irrevocably submits to the non-exclusive jurisdiction of each such court for the purpose of any such suit, action, proceeding or judgment. This Section 13.10(a) is for the benefit of Administrative Agent and the Lenders only and, as a result, neither Administrative Agent nor any Lender shall be prevented from taking proceedings in any other courts with jurisdiction. To the extent allowed by applicable Laws, Administrative Agent and the Lenders may take concurrent proceedings in any number of jurisdictions.

(b)           Alternative Process. Nothing herein shall in any way be deemed to limit the ability of Administrative Agent or the Lenders to serve any such process or summonses in any other manner permitted by applicable law.

(c)            Waiver of Venue, Etc. Each party hereto irrevocably waives to the fullest extent permitted by law any objection that it may now or hereafter have to the laying of the venue of any suit, action or proceeding arising out of or relating to this Agreement or any other Loan Document and hereby further irrevocably waives to the fullest extent permitted by law any claim that any such suit, action or proceeding brought in any such court has been brought in an inconvenient forum. A final judgment (in respect of which time for all appeals has elapsed) in any such suit, action or proceeding shall be conclusive and may be enforced in any court to the jurisdiction of which such Obligor is or may be subject, by suit upon judgment.

13.11        Waiver of Jury Trial. EACH PARTY HERETO HEREBY IRREVOCABLY WAIVES, TO THE FULLEST EXTENT PERMITTED BY APPLICABLE LAW, ANY AND ALL RIGHT TO TRIAL BY JURY IN ANY SUIT, ACTION OR PROCEEDING ARISING OUT OF OR RELATING TO THIS AGREEMENT, THE OTHER LOAN DOCUMENTS OR THE TRANSACTIONS CONTEMPLATED HEREBY OR THEREBY.

13.12        Waiver of Immunity. To the extent that any Obligor may be or become entitled to claim for itself or its Property or revenues any immunity on the ground of sovereignty or the like from suit, court jurisdiction, attachment prior to judgment, attachment in aid of execution of a judgment or execution of a judgment, and to the extent that in any such jurisdiction there may be attributed such an immunity (whether or not claimed), such Obligor hereby irrevocably agrees not to claim and hereby irrevocably waives such immunity with respect to its obligations under this Agreement and the other Loan Documents.

13.13        Entire Agreement. This Agreement and the other Loan Documents constitute the entire agreement among the parties with respect to the subject matter hereof and thereof and supersede any and all previous agreements and understandings, oral or written, relating to the subject matter hereof. EACH OBLIGOR ACKNOWLEDGES, REPRESENTS AND WARRANTS THAT IN DECIDING TO ENTER INTO THIS AGREEMENT AND THE OTHER LOAN DOCUMENTS OR IN TAKING OR NOT TAKING ANY ACTION HEREUNDER OR THEREUNDER, IT HAS NOT RELIED, AND WILL NOT RELY, ON ANY STATEMENT, REPRESENTATION, WARRANTY, COVENANT, AGREEMENT OR UNDERSTANDING, WHETHER WRITTEN OR ORAL, OF OR WITH ADMINISTRATIVE AGENT OR THE LENDERS OTHER THAN THOSE EXPRESSLY SET FORTH IN THIS AGREEMENT AND THE OTHER LOAN DOCUMENTS.

13.14        Severability. If any provision hereof is found by a court to be invalid or unenforceable, to the fullest extent permitted by applicable law the parties agree that such invalidity or unenforceability shall not impair the validity or enforceability of any other provision hereof.

13.15        No Fiduciary Relationship. Each Obligor acknowledges that Administrative Agent and the Lenders have no fiduciary relationship with, or fiduciary duty to, Borrower or any other Obligor arising out of or in connection with this Agreement or the other Loan Documents, and the relationship between the Lenders and the Obligor is solely that of creditor and debtor. This Agreement and the other Loan Documents do not create a joint venture among the parties.

13.16        Confidentiality. Administrative Agent and the Lenders agree to maintain the confidentiality of the Confidential Information (as defined in the Non-Disclosure Agreement) in accordance with the terms of that certain confidentiality agreement dated June 26, 2020 between Borrower and CR Group (the “Non-Disclosure Agreement”). Any new Lender that becomes party to this Agreement hereby agrees to be bound by the terms of the Non-Disclosure Agreement. The parties to this Agreement shall prepare a mutually agreeable press release announcing the completion of this transaction on or after the Closing Date.

13.17        USA PATRIOT ACT. Administrative Agent and the Lenders hereby notify the Obligors that pursuant to the requirements of the USA PATRIOT Act (Title III of Pub. L. 107-56 (signed into law October 26, 2001)) (the “Act”) or any Anti-Money Laundering Laws, they are required to obtain, verify and record information that identifies such Obligor, which information includes the name and address of such Obligor and other information that will allow such Lender to identify such Obligor in accordance with the Act or other Anti-Money Laundering Laws.

13.18        Maximum Rate of Interest. Notwithstanding anything to the contrary contained in any Loan Document, the interest paid or agreed to be paid under the Loan Documents shall not exceed the maximum rate of non-usurious interest permitted by applicable Law (in each case, the “Maximum Rate”). If the Lenders shall receive interest in an amount that exceeds the Maximum Rate, the excess interest shall be applied to the principal of the Loans, and not to the payment of interest, or, if the excessive interest exceeds such unpaid principal, the amount exceeding the unpaid balance shall be refunded to the applicable Obligor. In determining whether the interest contracted for, charged, or received by the Lenders exceeds the Maximum Rate, the Lenders may, to the extent permitted by applicable Law, (a) characterize any payment that is not principal as an expense, fee, or premium rather than interest, (b) exclude voluntary prepayments and the effects thereof, (c) amortize, prorate, allocate, and spread in equal or unequal parts the total amount of interest throughout the contemplated term of the Indebtedness and other obligations of any Obligor hereunder, or (d) allocate interest between portions of such Indebtedness and other obligations under the Loan Documents to the end that no such portion shall bear interest at a rate greater than that permitted by applicable Law.

13.19        Redemption Price.

(a)            For the avoidance of doubt, the Prepayment Premium (as a component of the Redemption Price) and Back-End Facility Fee shall be due and payable whenever so stated in this Agreement (and the Fee Letter, as applicable), or by any applicable operation of law, regardless of the circumstances causing any related payment prior to the Stated Maturity Date (other than an Acceleration, in which case the Acceleration Premium instead shall be payable).

(b)           The Obligors and the Lenders acknowledge and agree that any Prepayment Premium due and payable in accordance with the Loan Documents shall not constitute unmatured interest, whether under section 502(b)(2) of the Bankruptcy Code or otherwise, but instead is reasonably calculated to ensure that the Lenders receive the benefit of their bargain under the terms of this Agreement.

(c)            Each Obligor acknowledges and agrees that, prior to executing this Agreement, it has had the opportunity to review, evaluate and negotiate the Prepayment Premium calculation with its advisors and acknowledges that the Prepayment Premium is a reasonable approximation of the Lenders’ liquidated damages upon repayment on any Redemption Date prior to the Stated Maturity Date and, accordingly, each Obligor will not contest or object to the reasonableness thereof. Each Obligor understands and acknowledges that the Lenders have entered into this Agreement in reliance upon the Prepayment Premium. Each Obligor acknowledges and agrees that the Lenders shall be entitled to recover the full amount of the Obligations, including the Prepayment Premium in each and every circumstance in which such amount is due pursuant to or in connection with this Agreement, so that the Lenders shall receive the benefit of their bargain hereunder and otherwise receive full recovery of the agreed-upon return under every possible circumstance, and Borrower hereby waives any defense to payment, whether such defense may be based in public policy, ambiguity, or otherwise. Each Obligor further acknowledges and agrees, and waives any argument to the contrary, that payment of such amounts does not constitute a penalty or an otherwise unenforceable or invalid obligation. Any damages that the Lenders may suffer or incur resulting from or arising in connection with any breach by any Obligor shall constitute secured obligations owing to the Lenders.

13.20        Waiver of Marshalling. Without limiting the foregoing in any way, each Obligor hereby irrevocably waives and releases, to the extent permitted by Law, any and all rights it may have at any time (whether arising directly or indirectly, by operation of law, contract or otherwise) to require the marshaling of any assets of any Obligor, which right of marshaling might otherwise arise from any payments made or obligations performed.

13.21        Tax Treatment. The parties hereto agree (a) that, unless otherwise inconsistent with any “determination” (within the meaning of Code Section 1313 and any similar determination or ruling for state or local law) applicable to a party, any contingency associated with the Loans is described in Treasury Regulations Section 1.1272-1(c) and/or Treasury Regulations Section 1.1275-2(h), and therefore no Loan is governed by the rules set out in Treasury Regulations Section 1.1275-4, (b) except for a Lender or Participant described in Sections 871(h)(3) or 881(c)(3) of the Code, absent the adoption of or any change in a Requirement of Law, all interest on the Loans is “portfolio interest” within the meaning of Sections 871(h) or 881(c) of the Code, and therefore is exempt from withholding tax under Sections 1441(c)(9) or 1442(a) of the Code, and (c) to the extent the applicable Recipient or Participant complies with Section 5.03(e) or 13.05(f), as applicable, to adhere to this Section 13.21 for federal income and any other applicable tax purposes and not to take any action or file any Tax Return, report or declaration inconsistent herewith.

13.22        Original Issue Discount and Bearer Form. For purposes of Sections 1272, 1273 and 1275 of the Code, each Loan is being issued with original issue discount; please contact Sherif Abdou, Chief Executive Officer, 2370 Corporate Circle, Suite 300, Henderson, NV 89074, telephone: 702-333-4700 to obtain information regarding the issue price, the amount of original issue discount and the yield to maturity. Any promissory note issued in physical form evidencing a Loan or other obligation (x) shall include the foregoing information as a legend to such promissory note and (y) shall be in a form that satisfies the “registered form” requirements of Treasury Regulations sections 5f.103-1(c)(1) and 1.871-14(c) and (accordingly) shall not include provisions allowing amounts to be paid or payable to “the order of” or similar language or concepts or which would otherwise cause such note to be issued in “bearer form” applicable tax purposes.

13.23        ENTIRE AGREEMENT. THIS AGREEMENT AND THE OTHER LOAN DOCUMENTS REPRESENT THE FINAL AGREEMENT AMONG THE PARTIES AND MAY NOT BE CONTRADICTED BY EVIDENCE OF PRIOR, CONTEMPORANEOUS, OR SUBSEQUENT ORAL AGREEMENTS OF THE PARTIES. THERE ARE NO UNWRITTEN ORAL AGREEMENTS AMONG THE PARTIES.

SECTION 14
GUARANTEE

14.01        The Guarantee. The Guarantors hereby jointly and severally guarantee to the Secured Parties and their respective successors and assigns the prompt payment in full when due (whether at stated maturity, by acceleration or otherwise) of the principal of and interest on the Loans and all fees and other amounts from time to time owing to the Secured Parties by Borrower under this Agreement or under any other Loan Document and by any other Obligor under any of the Loan Documents, in each case strictly in accordance with the terms thereof (such obligations being herein collectively called the “Guaranteed Obligations”). The Guarantors hereby further jointly and severally agree that if Borrower shall fail to pay in full when due (whether at stated maturity, by acceleration or otherwise) any of the Guaranteed Obligations, the Guarantors will promptly pay the same, without any demand or notice whatsoever, and that in the case of any extension of time of payment or renewal of any of the Guaranteed Obligations, the same will be promptly paid in full when due (whether at extended maturity, by acceleration or otherwise) in accordance with the terms of such extension or renewal.

14.02        Obligations Unconditional; Guarantor Waivers. The obligations of the Guarantors under Section 14.01 are absolute and unconditional, joint and several, irrespective of the value, genuineness, validity, regularity or enforceability of the obligations of Borrower under this Agreement or any other agreement or instrument referred to herein, or any substitution, release or exchange of any other guarantee of or security for any of the Guaranteed Obligations, and, to the fullest extent permitted by applicable law, irrespective of any other circumstance whatsoever that might otherwise constitute a legal or equitable discharge or defense of a surety or guarantor, it being the intent of this Section 14.02 that the obligations of the Guarantors hereunder shall be absolute and unconditional, joint and several, under any and all circumstances. Without limiting the generality of the foregoing, it is agreed that the occurrence of any one or more of the following shall not alter or impair the liability of the Guarantors hereunder, which shall remain absolute and unconditional as described above, and each Guarantor hereby irrevocably waives any defenses to enforcement it may have (now or in the future) by reason of:

(a)            any change in the time, including the time for any performance or compliance with, place or manner of payment of, or in any other term of, the Guaranteed Obligations or any other obligation of any Obligor under any Loan Document, or any rescission, waiver, amendment or other modification of any Loan Document or any other agreement, including any increase in the Guaranteed Obligations resulting from any extension of additional credit or otherwise;

(b)            any of the acts mentioned in any of the provisions of this Agreement or any other agreement or instrument referred to herein shall be done or omitted;

(c)            the maturity of any of the Guaranteed Obligations shall be accelerated, or any of the Guaranteed Obligations shall be modified, supplemented or amended in any respect, or any right under this Agreement or any other agreement or instrument referred to herein shall be waived or any other guarantee of any of the Guaranteed Obligations or any security therefor shall be released or exchanged in whole or in part or otherwise dealt with;

(d)            any taking, exchange, substitution, release, impairment or non-perfection of any Collateral, any taking, release, impairment, amendment, waiver or other modification of any guaranty, for the Guaranteed Obligations or any lien or security interest granted to, or in favor of, the Secured Parties as security for any of the Guaranteed Obligations shall fail to be perfected; and

(e)            the failure of any other Person to execute or deliver this Agreement, any Loan Document or any other guaranty or agreement or the release or reduction of liability of any Obligor or other guarantor or surety with respect to the Guaranteed Obligations.

The Guarantors hereby expressly waive, to the extent permitted by applicable Law, diligence, presentment, demand of payment, protest and all notices whatsoever, and any requirement that any Secured Party exhaust any right, power or remedy or proceed against Borrower under this Agreement or any other agreement or instrument referred to herein, or against any other Person under any other guarantee of, or security for, any of the Guaranteed Obligations.

14.03        Reinstatement. The obligations of the Guarantors under this Section 14 shall be automatically reinstated if and to the extent that for any reason any payment by or on behalf of Borrower in respect of the Guaranteed Obligations is rescinded or must be otherwise restored by any holder of any of the Guaranteed Obligations, whether as a result of any proceedings in bankruptcy or reorganization or otherwise, and the Guarantors jointly and severally agree that they will indemnify the Secured Parties on demand for all reasonable and documented costs and expenses (including fees of one primary counsel for the Secured Parties, together, and, as reasonably necessary, one local counsel for the Secured Parties, together, in any relevant jurisdiction and one specialty counsel in each relevant specialty for the Secured Parties, together (and, in the case of any actual or perceived conflict of interest, one additional primary counsel and one additional local counsel for each party subject to such conflict)) incurred by the Secured Parties in connection with such rescission or restoration, including any such costs and expenses incurred in defending against any claim alleging that such payment constituted a preference, fraudulent transfer or similar payment under any bankruptcy, insolvency or similar law.

14.04        Subrogation. The Guarantors hereby jointly and severally agree that until the payment and satisfaction in full of all Guaranteed Obligations (other than contingent indemnification obligations for which no claim has been made) and the expiration and termination of the Commitments under this Agreement, they shall not exercise any right or remedy arising by reason of any performance by them of their guarantee in Section 14.01, whether by subrogation or otherwise, against Borrower or any other guarantor of any of the Guaranteed Obligations or any security for any of the Guaranteed Obligations.

14.05        Remedies. The Guarantors jointly and severally agree that, as between the Guarantors and the Secured Parties, the obligations of Borrower under this Agreement and under the other Loan Documents may be declared to be forthwith due and payable as provided in Section 11 (and shall be deemed to have become automatically due and payable in the circumstances provided in Section 11) for purposes of Section 14.01 notwithstanding any stay, injunction or other prohibition preventing such declaration (or such obligations from becoming automatically due and payable) as against Borrower and that, in the event of such declaration (or such obligations being deemed to have become automatically due and payable), such obligations (whether or not due and payable by Borrower) shall forthwith become due and payable by the Guarantors for purposes of Section 14.01.

14.06        Instrument for the Payment of Money. Each Guarantor hereby acknowledges that the guarantee in this Section 14 constitutes an instrument for the payment of money, and consents and agrees that the Secured Parties, at their sole option, in the event of a dispute by such Guarantor in the payment of any moneys due hereunder, shall have the right to proceed by motion for summary judgment in lieu of complaint pursuant to N.Y. Civ. Prac. L&R § 3213.

14.07        Continuing Guarantee. The guarantee in this Section 14 is a continuing guarantee, and shall apply to all Guaranteed Obligations whenever arising.

14.08        Rights of Contribution. The Guarantors hereby agree, as between themselves, that if any Guarantor shall become an Excess Funding Guarantor (as defined below) by reason of the payment by such Guarantor of any Guaranteed Obligations, each other Guarantor shall, on demand of such Excess Funding Guarantor (but subject to the next sentence), pay to such Excess Funding Guarantor an amount equal to such Guarantor’s Pro Rata Share (as defined below and determined, for this purpose, without reference to the properties, debts and liabilities of such Excess Funding Guarantor) of the Excess Payment (as defined below) in respect of such Guaranteed Obligations. The payment obligation of a Guarantor to any Excess Funding Guarantor under this Section 14.08 shall be subordinate and subject in right of payment to the prior payment in full of the obligations of such Guarantor under the other provisions of this Section 14 and such Excess Funding Guarantor shall not exercise any right or remedy with respect to such excess until payment and satisfaction in full of all of such obligations.

For purposes of this Section 14.08, (a) “Excess Funding Guarantor” means, in respect of any Guaranteed Obligations, a Guarantor that has paid an amount in excess of its Pro Rata Share of such Guaranteed Obligations, (b) “Excess Payment” means, in respect of any Guaranteed Obligations, the amount paid by an Excess Funding Guarantor in excess of its Pro Rata Share of such Guaranteed Obligations and (c) “Pro Rata Share” means, for any Guarantor, the ratio (expressed as a percentage) of (x) the amount by which the aggregate present fair saleable value of all properties of such Guarantor (excluding any Equity Interests of any other Guarantor) exceeds the amount of all the debts and liabilities of such Guarantor (including contingent, subordinated, unmatured and unliquidated liabilities, but excluding the obligations of such Guarantor hereunder and any obligations of any other Guarantor that have been Guaranteed by such Guarantor) to (y) the amount by which the aggregate fair saleable value of all properties of all of the Guarantors exceeds the amount of all the debts and liabilities (including contingent, subordinated, unmatured and unliquidated liabilities, but excluding the obligations of Borrower and the Guarantors hereunder and under the other Loan Documents) of all of the Guarantors, determined (A) with respect to any Guarantor that is a party hereto on the First Amendment Effective Date, as of the First Amendment Effective Date, and (B) with respect to any other Guarantor, as of the date such Guarantor becomes a Guarantor hereunder.

14.09        General Limitation on Guarantee Obligations. In any action or proceeding involving any provincial, territorial or state corporate law, or any state or federal bankruptcy, insolvency, reorganization or other law affecting the rights of creditors generally, if the obligations of any Guarantor under Section 14.01 would otherwise, taking into account the provisions of Section 14.08, be held or determined to be void, invalid or unenforceable, or subordinated to the claims of any other creditors, on account of the amount of its liability under Section 14.01, then, notwithstanding any other provision hereof to the contrary, the amount of such liability shall, without any further action by such Guarantor, any Secured Party or any other Person, be automatically limited and reduced to the highest amount that is valid and enforceable and not subordinated to the claims of other creditors as determined in such action or proceeding.

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